As filed with the Securities and Exchange Commission on July 20, 2006

Registration No. 333-134988

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

QUANTUM CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	3572	94-2665054
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1650 Technology Drive Suite 700

San Jose, CA 95110

(408) 944-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Shawn D. Hall

Vice President, General Counsel and

Secretary

1650 Technology Drive Suite 700

San Jose, CA 95110

(408) 944-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Martin W. Korman Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Yukio Morikubo General Counsel & Corporate Secretary Advanced Digital Information Corporation P. O. Box 97057 11431 Willows Road N.E. Redmond, Washington 98073-9757 (425) 881-8004	Evelyn Cruz Sroufe Perkins Coie LLP 1201 Third Avenue Suite 4800 Seattle, WA 98101-3099 (206) 359-8000

Approximate date of commencement of proposed sale to the public:    Upon consummation of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Quantum Corporation Common stock	(1)	N/A	$95,284,652.93	$10,195.46 (4)

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares is not set forth herein. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of all the shares of Registrant’s common stock expected to be issued upon completion of the merger of Agate Acquisition Corporation, a Washington corporation, and wholly-owned subsidiary of the Registrant with and into Advanced Digital Information Corporation, a Washington corporation (“ADIC”).
(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(o) and (f) of the Securities Act of 1933, as amended, based upon (A) the product of: (i) 67,677,703, the maximum number of shares of ADIC common stock that may be exchanged in the merger (the sum of (a) 62,228,767 shares of ADIC common stock outstanding as of June 8, 2006, (b) 4,008,833 shares of ADIC common stock issuable upon the exercise of outstanding options as of June 8, 2006, (c) 1,350,103 shares of ADIC common stock issuable upon the exercise of purchaser’s rights under ADIC’s Amended and Restated Employee Stock Purchase Plan as of June 8, 2006, and (d) 90,000 shares of ADIC’s common stock that may become issuable upon the exercise of options to be issued prior to the effective time of the merger), multiplied by (ii) $11.725, the average of the high and low sale prices for shares of ADIC’s common stock as reported on the Nasdaq National Market on June 8, 2006, less (B) the minimum amount of cash to be paid by the Registrant in the merger for shares of ADIC’s common stock. The minimum amount of cash to be paid by the Registrant was estimated, based on the product obtained by multiplying (i) the result obtained by subtracting from (A) the fully diluted number of shares of ADIC common stock outstanding, (B) the result obtained by dividing the maximum number of shares of Quantum common stock issuable (the number outstanding multiplied by 0.1995) by 3.461 (the exchange ratio) and (ii) $12.25 (the price to be paid for each share not exchanged for Quantum shares.)
(3)	This fee has been calculated under Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering amount by 0.00010700. The preferred share purchase rights, which are attached to the shares of Quantum’s common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is required.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

July 20, 2006

To ADIC Stockholders:

The boards of directors of Advanced Digital Information Corporation (“ADIC”) and Quantum Corporation (“Quantum”) have each approved a merger providing for Quantum’s acquisition of ADIC. The proposed transaction consists of the merger of a wholly owned subsidiary of Quantum with and into ADIC, with ADIC continuing after the merger as the surviving corporation and wholly-owned subsidiary of Quantum.

If the proposed merger is completed, ADIC stockholders will receive $12.25 in cash, without interest, or, at each ADIC stockholder’s election, 3.461 shares of Quantum common stock, for each share of ADIC common stock they own, the latter subject to proration based on the maximum aggregate number of shares of Quantum common stock to be issued by Quantum in the merger as described beginning on page 7 of the proxy statement/prospectus in the section titled “Consideration in the Merger.” If enough ADIC stockholders elect to receive Quantum stock, Quantum will issue up to approximately 10% of the merger consideration in Quantum common stock.

Quantum common stock is traded on the New York Stock Exchange under the trading symbol “DSS.” On July 19, 2006, Quantum common stock closed at $ 2.29 per share. ADIC stockholders are urged to check the trading price of Quantum common stock prior to electing whether to receive cash or stock in the merger.

The merger cannot be completed unless ADIC stockholders approve and adopt the merger agreement and the transactions contemplated therein, including the merger (which is also referred to as the merger proposal). The obligations of Quantum and ADIC to complete the merger are also subject to the satisfaction or waiver of various other conditions to the merger, including receiving approval and/or clearance from regulatory agencies. More detailed information about Quantum, ADIC and the proposed merger is contained in this proxy statement/prospectus. We encourage you to read carefully this proxy statement/prospectus before voting, including the section entitled “ Risk Factors” on page 21.

ADIC’s board of directors considered a number of factors in evaluating the proposed merger transaction and consulted with its legal and financial advisors. Based on its review, the ADIC board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of ADIC and its stockholders and has unanimously approved the merger proposal.

The ADIC board of directors unanimously recommends that ADIC stockholders vote “FOR” the merger proposal.

The merger proposal is being presented to the stockholders of ADIC at its special meeting. The special meeting of ADIC stockholders will be held on August 18, 2006 at 10:00 a.m. local time at the following address:

11431 Willows Road N.E.

Redmond, WA 98052

(425) 881-8004

Your vote is very important. Whether or not you plan to attend ADIC’s special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card. If your shares are held in “street name,” you must instruct your broker in order to vote. Failing to vote at the special meeting, in person or by proxy, will have the effect of a vote against the merger proposal.

Sincerely,

/s/ Peter van Oppen

Peter van Oppen

Chair and Chief Executive Officer

Advanced Digital Information Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF QUANTUM TO BE ISSUED PURSUANT TO THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This document is dated July 20, 2006, and is first being mailed to stockholders of ADIC on or about July 21, 2006.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about ADIC and Quantum from documents that are not included in or delivered with this proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” on page 88.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from ADIC or Quantum, as applicable, or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from ADIC and Quantum, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain a copy of such documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

For information about Quantum:	For information about ADIC:

Quantum Corporation 1650 Technology Drive, Suite 700 San Jose, California 95110 Attn: Investor Relations Telephone Number: (408) 944-4450, or (866) 520-7787	Advanced Digital Information Corporation 11431 Willows Road NE P.O. Box 97057 Redmond, WA 98073-9757 Attn: Investor Relations Telephone Number: (800) 336-1233

In addition, you may obtain copies of some of the information relating to ADIC, without charge, by sending an e-mail request to invest@adic.com or by making a request through the investor relations section of the ADIC website at http://www.adic.com. You may obtain copies of some of the information relating to Quantum, without charge, by sending an email request to IR@quantum.com or by making a request through the investor relations sections of the Quantum website at http://www.quantum.com.

The contents of the Internet websites of the SEC, ADIC, Quantum or any other person are not being incorporated into this document. The website information provided herein is only information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites for your convenience.

In order for you to receive timely delivery of the documents in advance of the ADIC special meeting, your request must be received no later than August 11, 2006.

ADVANCED DIGITAL INFORMATION CORPORATION

P.O. Box 97057

11431 Willows Road N.E.

Redmond, Washington 98073-9757

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held August 18, 2006

Dear Stockholders of Advanced Digital Information Corporation:

You are cordially invited to a special meeting of stockholders of ADIC at 11431 Willows Road N.E., Redmond, Washington, on August 18, 2006, at 10:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal (which is also referred to as the merger proposal) to approve and adopt the Agreement and Plan of Merger, dated as of May 2, 2006, by and among Quantum Corporation, Agate Acquisition Corp., a wholly owned subsidiary of Quantum, and Advanced Digital Information Corporation or ADIC, and the transactions contemplated therein, including the merger, pursuant to which Agate Acquisition Corp. would merge with and into ADIC and each outstanding share of ADIC common stock would be converted into the right to receive $12.25 in cash or, at your election, 3.461 shares of Quantum common stock, subject to proration.

2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

The merger proposal is more fully described in the proxy statement/prospectus, which you should read carefully in its entirety before voting.

Only ADIC stockholders of record at the close of business on July 13, 2006, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of ADIC stockholders entitled to vote at the ADIC special meeting will be available for inspection at the executive offices of ADIC during regular business hours for a period of no less than ten days before the special meeting.

The board of directors of ADIC has approved the merger proposal, and unanimously recommends that you vote “FOR” the merger proposal.

Your vote is very important. Whether you plan to attend the special meeting or not, please complete, date and sign the enclosed proxy card as soon as possible and return it in the postage-prepaid envelope provided. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return or submit the proxy or vote in person at the special meeting, the effect will be the same as a vote against the merger proposal.

By Order of the Board of Directors, /s/ Yukio Morikubo YUKIO MORIKUBO General Counsel and Corporate Secretary Advanced Digital Information Corporation
Redmond, Washington July 20, 2006

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER OF QUANTUM AND ADIC

The following are some questions that you, as a stockholder of ADIC, may have regarding the merger and the other matters being considered at the special meeting of stockholders of ADIC and brief answers to those questions. ADIC urges you to read carefully the remainder of the proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and other matters being considered at the special meeting of stockholders of ADIC. Additional important information is contained in the annexes to and the documents incorporated by reference in this proxy statement/prospectus.

Q:	Why am I receiving these materials?

A:	You have been sent this proxy statement/prospectus and the enclosed proxy card because the board of directors of ADIC is soliciting your proxy to vote at a special meeting of ADIC stockholders. You may submit a proxy by completing, dating, signing and returning the enclosed proxy card. You are also invited to attend the special meeting in person, although you do not need to attend the special meeting to have your shares voted at the special meeting.

You will also be receiving, or may have already received, a stock election form/letter of transmittal (which is also referred to as the stock election form) because, if ADIC stockholders approve and adopt the merger agreement and the transactions contemplated therein, including the merger, you are entitled to elect to receive some or all of the consideration paid to you for your shares of ADIC common stock in the form of Quantum common stock, subject to proration. A form of the stock election form is attached hereto as Annex E. See “Summary of the Merger—Consideration in the Merger” on page 7 and “Agreements Related to the Merger—The Merger Agreement—Merger Consideration” on page 67.

Q:	When and where will the special meeting of ADIC stockholders be held?

A:	The special meeting of ADIC stockholders will take place at 11431 Willows Road N.E., Redmond, Washington, on August 18, 2006, at 10:00 a.m. local time.

Q:	Who can attend and vote at the special meeting?

A:	All ADIC stockholders of record as of the close of business on July 13, 2006, the record date for the ADIC special meeting, are entitled to receive notice of and to vote at the ADIC special meeting.

Q:	What am I voting on?

A:	Quantum and ADIC have agreed to Quantum’s acquisition of ADIC under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, ADIC stockholders must approve and adopt the merger agreement and the transactions contemplated therein, including the merger. Approval requires the affirmative vote of the holders of a majority of the outstanding shares of ADIC common stock entitled to vote at the special meeting.

This proxy statement/prospectus contains important information about the merger, the merger agreement and the special meeting of stockholders, which you should read carefully. The enclosed voting materials allow ADIC stockholders to vote their shares without attending the special meeting of ADIC stockholders in person.

Q:	Why is ADIC proposing the merger?

A:	ADIC believes that the merger will provide ADIC stockholders substantial financial benefits because the merger will provide the opportunity for ADIC stockholders to receive a premium for their shares and, should they elect to receive shares of Quantum common stock, the opportunity to participate in a larger, more diversified company. To review the reasons for the merger in greater detail, see “The Merger—Consideration of the Merger by the Quantum Board of Directors” on page 35 and “The Merger—Recommendation of the ADIC Board of Directors and Its Reasons for the Merger” on page 36.

Q:	What will happen in the merger?

A:	Pursuant to the terms of the merger agreement, Agate Acquisition Corp., a wholly owned subsidiary of Quantum, will merge with and into ADIC, with ADIC surviving and continuing as a wholly owned subsidiary of Quantum.

Q:	What consideration will ADIC stockholders receive in the merger?

A:	ADIC stockholders will receive $12.25 in cash, without interest, or, at each stockholder’s election, 3.461 shares of Quantum common stock for each share of ADIC common stock they own, the latter subject to proration due to an overall cap on the number of shares of Quantum common stock to be issued in the merger. An ADIC stockholder wishing to elect to receive Quantum common stock may make such election with respect to all or a portion of the shares of ADIC common stock such stockholder holds. For more information on the proration, see “Summary of the Merger—Consideration in the Merger” on page 7 and “Agreements Related to the Merger—The Merger Agreement—Merger Consideration” on page 67.

ADIC stockholders will receive cash for any fractional share of Quantum common stock that they would be entitled to receive in the merger after aggregating all fractional shares to be received by them.

Because of the proration, ADIC stockholders may not receive the specific amount of Quantum common stock that they elect to receive, and the exact amount of cash and shares of Quantum common stock to be received by each ADIC stockholder electing to receive stock in the merger in exchange for his or her shares of ADIC common stock cannot be determined until the completion of the merger.

Q:	How does the board of directors of ADIC recommend that ADIC stockholders vote?

A:	The ADIC board of directors unanimously recommends that ADIC stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated therein, including the merger (which we refer to as the merger proposal). The ADIC board of directors has determined that the merger proposal is fair to, advisable and in the best interests of ADIC and its stockholders. Accordingly, the ADIC board of directors has approved the merger proposal. For a more complete description of the recommendation of the ADIC board of directors, see “The Merger—Recommendation of the ADIC Board of Directors and Its Reasons for the Merger” on page 36.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you are an ADIC stockholder, an abstention by you or your failure to vote or to instruct your broker to vote if your shares are held in “street name” will have the same effect as voting against the merger proposal. Your failure to vote will also make it more difficult for ADIC to obtain the necessary quorum to hold the special meeting.

Q:	What if I return a proxy card but do not make any specific choices?

A:

If you send in a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the merger proposal, and “FOR” the approval of any proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the merger proposal. If any other matter is properly presented at the special meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Q:	What do I need to do now?

After you carefully read this document, mail your signed proxy card in the enclosed return envelope, as soon as possible, but in any event so that it is received no later than 10:00 am Pacific Daylight Time on August 18, 2006, so that your shares may be represented at the special meeting. In order to assure that your shares are voted, please submit your proxy as instructed on your proxy card even if you currently plan to attend the special meeting in person.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record of ADIC common stock, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering a signed written notice of revocation to:

Georgeson Shareholder

17 State Street, 10th Floor

New York, NY 10004

•	signing and delivering a new, valid proxy bearing a later date; and if it is a written proxy, it must be signed and delivered to the address listed above; or,

•	attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	How do ADIC stockholders specify if they want cash or shares of Quantum common stock?

A:	ADIC stockholders will be receiving, or may have already received, a stock election form/letter of transmittal or a stock election form with instructions for making an election to receive shares of Quantum common stock in exchange for all or a portion of his or her shares of ADIC common stock, subject to proration. To be effective, a stock election form must be properly completed and signed by ADIC stockholders making an election to receive shares of Quantum common stock, and received by the exchange agent no later than 5:00 p.m., Eastern Daylight Time, on the date that is two business days immediately preceding the closing date of the merger. ADIC and Quantum currently anticipate that the closing will occur on the same day as the ADIC special meeting. ADIC and Quantum will announce any change in the anticipated closing date (and the due date for stock elections) prior to the date of the ADIC special meeting. If ADIC and Quantum do not announce a change in the date, the closing date (and the due date for receipt of stock elections) will be the same date as the date of the ADIC special meeting. You are also asked to return your ADIC stock certificate(s) representing your shares of ADIC common stock with your stock election form. Failure to do so will not affect the effectiveness of your stock election, but it is likely to result in your receipt of the merger consideration (whether Quantum stock or cash) later (assuming the merger proposal is approved and the merger is consummated) than if you were to send in your stock certificates with your stock election form.

If the exchange agent does not receive from an ADIC stockholder a properly completed and signed stock election form with respect to shares of ADIC common stock by 5:00 p.m., Eastern Daylight Time, on the date that is two business days immediately preceding the closing date of the merger, the holder of those shares of ADIC common stock will be deemed to have made an election for cash consideration with respect to those shares of ADIC common stock.

Q:	Can ADIC stockholders change or revoke their election?

A:	Yes. ADIC stockholders can revoke their election by giving written notice of revocation or, in the case of a change, a properly completed revised election form to the exchange agent, provided the written notice is received by the exchange agent no later than 5:00 p.m., Eastern Daylight Time, on the date that is two business days immediately preceding the closing date of the merger. After this time, ADIC stockholders may not revoke their election to receive Quantum common stock in the merger, unless the exchange agent is legally required to permit revocations.

Q:	Should ADIC stockholders send in their ADIC stock certificates now?

A:	Yes. Holders of ADIC common stock should send in their stock election form and ADIC stock certificate(s) as directed in the stock election form even if they do not elect to receive Quantum common stock. However, failure to send your ADIC stock certificate will not affect the effectiveness of your stock election.

Q:	When does ADIC expect the merger to be completed?

A:	Quantum and ADIC are working to complete the merger as quickly as practicable. Although Quantum and ADIC currently anticipate completing the merger on the date of the special meeting, the exact timing of the completion of the merger cannot be predicted because it is subject to certain conditions. See “Summary of the Merger—Conditions to Completion of the Merger” on page 12. There may be a substantial period of time between the approval of the proposals by stockholders at the special meeting of ADIC stockholders and the effectiveness of the merger.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The exchange of ADIC common stock for cash, shares of Quantum common stock, or a combination of cash and shares of Quantum common stock in exchange for shares of ADIC common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Each ADIC stockholder’s gain or loss per share of ADIC common stock will be equal to the difference between the sum of the cash plus the fair market value of the shares of Quantum common stock, if any, received in the merger, and the stockholder’s adjusted tax basis in such shares.

Tax matters are complicated, and the tax consequences of the merger to each ADIC stockholder will depend on the facts of each stockholder’s situation. ADIC stockholders are urged to read carefully the discussion in the section entitled “The Merger—Material U. S. Federal Income Tax Consequences of the Merger” on page 55 and to consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Q:	Are ADIC stockholders entitled to dissenters’ rights?

A:	Holders of ADIC common stock have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of ADIC common stock. The fair value of the shares of ADIC common stock of dissenting stockholders may be more than, less than or equal to the value of the merger consideration. If you are an ADIC stockholder seeking to preserve your statutory dissenters’ rights, you must:

•	deliver to ADIC, before the vote is taken at the special meeting, written notice of your intent to demand payment of fair value for your ADIC common stock if the merger becomes effective;

•	not vote your shares of ADIC common stock in person or by proxy in favor of the merger proposal; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described in the section entitled “The Merger—Dissenters’ Rights” on page 53.

Merely voting against the approval of the merger agreement will not preserve your dissenters’ rights. Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached to this proxy statement/prospectus as Annex D. Your failure to comply precisely with all procedures required by Washington law may result in the loss of your dissenters’ rights.

Q:	What should I do if I receive more than one set of voting materials for the special meeting and/or more than one stock election form?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. You may also receive more than one stock election form. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card and stock election form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card and stock election form. Please complete, sign, date and return each proxy card and voting instruction card that you receive. Also, please complete, sign, date and return each stock election form, along with any share certificates representing ADIC common stock.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus, the enclosed proxy card, voting instructions or stock election notice you should contact:

17 State Street, 10th Floor

New York, NY 10004

(866) 695-6071 (Toll Free)

SUMMARY OF THE MERGER

The following is a summary of the information contained in this document relating to the merger of Quantum and ADIC. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to herein. In particular, you should read the annexes attached to this proxy statement/prospectus, including the merger agreement which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. In addition, Quantum and ADIC incorporate by reference into this proxy statement/prospectus important business and financial information about Quantum and ADIC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge from each of Quantum and ADIC, as applicable, by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 88.

The Companies

Quantum Corporation

1650 Technology Drive Suite 700

San Jose, California 95110

(408) 944-4000

http://www.quantum.com

Quantum has two data storage business segments: the Tape Drive business and the Storage Systems business. The Tape Drive business designs, develops, manufactures, licenses, services, and markets tape drives and media cartridges. The Storage Systems business consists of tape automation systems and services and disk-based backup systems. Quantum, headquartered in San Jose, CA, is a Delaware corporation. Quantum is listed on the New York Stock Exchange under the symbol “DSS”.

Advanced Digital Information Corporation

P. O. Box 97057

11431 Willows Road N.E.

Redmond, Washington 98073-9757

(425) 881-8004

http://www.adic.com

ADIC is a leading provider of storage solutions for the open systems marketplace. ADIC designs, markets, sells and supports hardware and software products that help a broad range of business and governmental organizations store, manage, access and protect their large-scale data more effectively. IT departments face increasingly complex data storage problems that can no longer be solved efficiently by purchasing more low-cost commodity products or adding raw capacity. Recognizing this fact, ADIC applies innovative technologies to provide management and automation leverage so that its customers can solve their data storage problems more easily and make more effective use of their digital assets and human resources. ADIC, headquartered in Redmond, WA, is a Washington corporation. ADIC is listed on the Nasdaq National Exchange under the symbol “ADIC.”

Structure of the Merger (See page 67)

Quantum and ADIC have agreed to Quantum’s acquisition of ADIC under the terms of the merger agreement that is described in this proxy statement/prospectus. Pursuant to the merger agreement, Agate Acquisition Corp., a direct wholly owned subsidiary of Quantum, will merge with and into ADIC, with ADIC surviving the merger as a wholly owned subsidiary of Quantum. The merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.

Consideration in the Merger (See page 67)

For each share of ADIC common stock they own, ADIC stockholders will receive $12.25 in cash, without interest, or, at their election, 3.461 shares of Quantum common stock, subject to proration due to an overall cap on the number of shares of Quantum common stock that may be issued in the merger. An ADIC stockholder wishing to elect to receive shares of Quantum common stock may make such election with respect to all or a portion of the shares of the ADIC stock such stockholder holds. If an ADIC stockholder does not make an election to receive shares of Quantum common stock, or such stockholder elects to receive shares of Quantum common stock for only a portion of his or her shares of ADIC common stock (subject to proration), such stockholder will receive $12.25 in cash, without interest, for each share of ADIC common stock that the stockholder owns for which an election to receive shares of Quantum common stock was not made. The stock and cash consideration to be paid to ADIC stockholders by Quantum is referred to herein as the merger consideration.

The value of the merger consideration that an ADIC stockholder receives in the merger may vary depending on whether an ADIC stockholder receives shares of Quantum common stock or cash. The value of the cash portion of the merger consideration is fixed at $12.25 for each share of ADIC common stock. The value of the stock portion of the merger consideration is not fixed and will depend upon the value of 3.461 shares of Quantum common stock upon completion of the merger. This value may be ascertained by multiplying the trading price of Quantum common stock by 3.461.

As illustrated in the table below, the value of 3.461 shares of Quantum common stock may be less than or greater than $12.25. In particular, if the closing price of Quantum common stock upon completion of the merger is greater than $3.54, then the value of 3.461 shares of Quantum common stock would be greater than the $12.25 in cash. If the closing price of Quantum common stock upon completion of the merger is less than $3.54, then the $12.25 in cash would be greater than the value of 3.461 shares of Quantum common stock.

Hypothetical Trading Price of Quantum Common Stock	Corresponding Value of 3.461 Shares of Quantum Common Stock
4.00	13.84
3.95	13.67
3.90	13.50
3.85	13.32
3.80	13.15
3.75	12.98
3.70	12.81
3.65	12.63
3.60	12.46
3.55	12.29
3.54	12.25
3.50	12.11
3.45	11.94
3.40	11.77
3.35	11.59
3.30	11.42
3.25	11.25
3.20	11.08
3.15	10.90
3.10	10.73
3.05	10.56
3.00	10.38

ADIC stockholders are urged to check the trading price of Quantum common stock prior to electing whether to receive stock in the merger. The merger agreement does not provide ADIC with a price-based termination right or other protection for ADIC or its stockholders against a decline in the market price of Quantum common stock other than the option to elect to not make a stock election and to receive all cash consideration. See “Risk Factors” on page 21.

The merger has been structured, and adjustments to the elections of ADIC stockholders will be made by the exchange agent, so that the aggregate number of shares of Quantum common stock and options to acquire shares of Quantum common stock to be issued in the merger will not exceed 19.95% of the number of shares of Quantum common stock outstanding immediately prior to the merger. Therefore, assuming that the number of outstanding shares of Quantum common stock immediately prior to the effective time of the merger is equal to 188,921,675 shares (the figure for such securities outstanding as of the record date of the ADIC special meeting), the maximum number of shares of Quantum common stock and options to acquire shares of Quantum common stock which will be issued to ADIC stockholders and optionholders will be approximately 37,689,874 shares. This number can be used to calculate the number of shares of ADIC common stock outstanding at the effective time for which a stock election may be made and not converted into a cash election, or the maximum stock election number. The stock elections by ADIC stockholders in the merger are subject to proration to preserve this maximum stock election number. As a result, even if an ADIC stockholder elects to receive shares of Quantum common stock in the merger, he or she may receive a mix of shares of Quantum common stock and cash.

If ADIC stockholders elect to receive Quantum common stock in an amount that would exceed the maximum stock election number, then the exchange agent will prorate the number of ADIC common shares eligible to receive stock consideration for each of the ADIC stockholders electing to receive the stock consideration, so that the number of shares of ADIC common stock for which a stock election is effective does not exceed the maximum stock election number. Each share of ADIC common stock for which a stock election is effective, after the proration, will be exchanged for 3.461 shares of Quantum common stock, while each share for which a stock election was made, but after proration is deemed to be a cash election, will receive $12.25 per share in cash.

If holders of a significant number of shares of ADIC common stock elect to receive shares of Quantum common stock, the proration mechanism may result in holders of a very small number of shares of ADIC common stock not receiving any shares of Quantum stock, even if they have properly elected to receive Quantum common stock. For example, if an ADIC stockholder only has two shares of ADIC common stock and 100% of ADIC’s stockholders elect to receive Quantum common stock, because Quantum is not issuing fractional shares pursuant to the merger agreement, that ADIC stockholder would receive only cash. In addition, because no fractional shares will be issued by Quantum, an ADIC stockholder who is deemed to make a stock election for all of his or her shares of ADIC common may still receive cash in lieu of any fractional shares due to him or her.

The table below illustrates some, but not all, potential outcomes and sets forth the number of shares of ADIC common stock that may make the stock election and the cash consideration that an ADIC stockholder could receive, depending on the number of ADIC stockholders that elect to receive shares of Quantum common stock in the merger, per 100 shares of ADIC common stock for which a stock election is made. The calculations in the table below are based on the assumption that there will be 62,341,519 shares of ADIC common stock and 188,921,675 shares of Quantum common stock outstanding immediately prior to the merger.1 These calculations will vary if there is a different number of shares of ADIC common stock or Quantum common stock outstanding immediately prior to the merger.

Percentage of ADIC Shares for Which There Is an Effective Stock Election	For Every 100 Shares of ADIC Common Stock for Which an Effective Stock Election is Made:
	Actual Number of Shares of ADIC Common Stock Converted into Quantum Common Stock	Actual Amount of Cash Received (not including any amount received in lieu of fractional shares)
100%	10	$1102.50
90%	11	$1090.25
80%	12	$1078.00
70%	14	$1053.50
60%	16	$1029.00
50%	20	$980.00
40%	25	$918.75
30%	33	$820.75
20%	50	$612.50
15%	67	$404.25
10%	100	$0
0%	100	$0

As a result of this proration feature, the form of merger consideration and the mix of cash and shares of Quantum common stock actually received by an ADIC stockholder who elects to receive shares of Quantum common stock may differ from the form and the mix of consideration that the ADIC stockholder has elected to receive. Because the aggregate number of shares of Quantum common stock to be issued in the merger cannot exceed 19.95% of the number of shares of Quantum common stock outstanding immediately prior to the merger, it is possible that a substantial portion of the merger consideration received by ADIC stockholders who elect to receive Quantum common stock may include cash, regardless of the ADIC stockholders’ elections.

For a full description of the proration terms and procedures, see “Agreements Related to the Merger—The Merger Agreement—Merger Consideration” on page 67.

Treatment of ADIC Options (See page 70)

At the effective date, all ADIC options, other than the non-employee options described below, shall be assumed by Quantum in accordance with the merger agreement.

At the effective time, each non-employee option for which the holder has validly exercised his or her option prior to the effective time will receive the merger consideration, including, if a stock election is timely made, shares of Quantum common stock, subject to proration. Each non-employee option for which the holder does not comply with these requirements will terminate at the effective time and entitle the holder, at the effective time, to receive cash as calculated according to the merger agreement.

[1]	The estimated number of shares of ADIC common stock and Quantum common stock outstanding are based on the best available information as of July 18, 2006, and July 13, 2006, respectively. This calculation also assumes the assumption by Quantum of 3.9 million options to purchase common stock from ADIC option holders.

Fractional Shares (See page 68)

Quantum will not issue fractional shares of Quantum common stock in the merger. As a result, an ADIC stockholder will receive cash for any fractional share of Quantum common stock that they would otherwise be entitled to receive in the merger.

Election by ADIC Stockholders (See page 67)

ADIC stockholders will be receiving, or may have already received, a stock election form/letter of transmittal (which is also referred to as the stock election form), with instructions for making an election to receive shares of Quantum common stock, a stock election, in exchange for all or a portion of his or her shares of ADIC common stock, subject to proration. To be effective, a stock election form must be properly completed and signed by the ADIC stockholders making an election to receive shares of Quantum common stock and received by the exchange agent no later than 5:00 p.m., Eastern Daylight Time, on the date that is two business days immediately preceding the closing date of the merger. ADIC and Quantum currently anticipate that the closing will occur on the same day as the ADIC special meeting. ADIC and Quantum will announce any change in the anticipated closing date (and the due date for stock elections) prior to the date of the ADIC special meeting. If ADIC and Quantum do not announce a change in the date, the closing date (and the due date for receipt of stock elections) will be the same date as the date of the ADIC special meeting. If the exchange agent does not receive from an ADIC stockholder a properly completed and signed stock election form with respect to shares of ADIC common stock by 5:00 p.m., Eastern Daylight Time, on the date that is two business days immediately preceding the closing date of the merger, the holder of those shares of ADIC common stock will be deemed to have made an election for cash consideration with respect to those shares of ADIC common stock. Following completion of the merger, ADIC stockholders who are deemed to have elected to receive cash or who have not provided their ADIC stock certificates to the exchange agent will receive a letter of transmittal and instructions as to how to surrender their ADIC stock certificates and receive the payment due under the merger agreement, whether in the form of cash, Quantum stock, or both.

ADIC Equity Awards (See page 70)

Options to purchase shares of ADIC common stock held by ADIC employees and certain other individuals specified in the merger agreement will be converted into options to purchase shares of Quantum common stock and assumed by Quantum at the effective time of the merger. The number of options to purchase Quantum common stock and the exercise prices of the new options will be determined pursuant to the merger agreement. In general, each unvested ADIC stock option held by a non-employee of ADIC outstanding under any ADIC stock option plan will be fully vested and exercisable at the effective time of the merger, and will automatically convert into the right to receive cash to the extent not exercised.

ADIC has agreed to terminate its employee stock purchase plan prior to the effective time of the merger. The rights of participants in the employee stock purchase plan under any then-current offering period will be determined by treating the last business day (or if more practicable, the last payroll date) immediately prior to the effective time of the merger as the last day of the offering period under the plan. ADIC will treat such shortened offering period as a fully effective and completed offering period for purposes of the employee stock purchase plan, and shares acquired under the plan will be converted into the right to receive the merger consideration at the effective time of the merger pursuant to the merger agreement.

Voting Requirements (See page 26)

Quantum and ADIC cannot complete the merger without a vote FOR the merger proposal by the holders of a majority of ADIC common stock outstanding and entitled to vote. ADIC directors and executive officers, who collectively held approximately 7% of ADIC’s outstanding common stock as of the record date, have agreed to vote their shares for the merger proposal.

No vote of Quantum stockholders is required in connection with the merger proposal.

Recommendation of the ADIC Board of Directors Regarding the Merger (See page 36)

The ADIC board of directors has unanimously determined the merger proposal is fair to, advisable and in the best interests of ADIC and its stockholders, and unanimously recommends that ADIC stockholders vote FOR the merger proposal.

Opinion of ADIC’s Financial Advisor (See page 38)

In connection with the merger, Credit Suisse Securities (USA) LLC, or Credit Suisse, delivered its opinion to the board of directors of ADIC to the effect that, as of May 1, 2006, and based upon and subject to the various considerations described in its written opinion, the merger consideration to be received by the holders of ADIC common stock in the merger was fair to such holders of ADIC common stock, from a financial point of view.

The full text of the written opinion of Credit Suisse, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex C to this proxy statement/prospectus. Holders of ADIC common stock are urged to, and should, read the opinion carefully and in its entirety. Credit Suisse provided its opinion for the information and assistance of ADIC’s board of directors in connection with its consideration of the merger. The Credit Suisse opinion addresses only the fairness, from a financial point of view, to the holders of ADIC common stock of the merger consideration to be received by the holders of ADIC common stock as of the date of the Credit Suisse opinion. The Credit Suisse opinion does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any holder of ADIC common stock should vote or act with respect to the merger or any other matter.

Regulatory Requirements (See page 52)

The consummation of the merger is subject to antitrust laws. Quantum and ADIC have made all required filings under applicable U.S. antitrust laws with the Antitrust Division of the United States Department of Justice, referred to as the Antitrust Division, and the United States Federal Trade Commission, referred to as the FTC. Quantum was notified on July 5, 2006 by the Antitrust Division of the early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Act of 1976. Quantum and ADIC are also required to make applicable foreign antitrust filings, and have received clearance for the merger from the antitrust authorities in Germany and Ireland. The parties are not aware of any other governmental approvals required in order to complete the merger. The reviewing agencies or governments, states, or private persons may challenge the merger at any time before or after its completion.

Dissenters’ Rights (See page 53)

Under applicable Washington law, ADIC stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of ADIC common stock. The fair value of the shares of ADIC common stock of dissenting stockholders may be more than, less than or equal to the value of the merger consideration. Each ADIC stockholder seeking to preserve statutory dissenters’ rights must:

•	deliver to ADIC before the vote is taken at the special meeting written notice of the stockholder’s intent to demand payment of fair value for such stockholder’s ADIC common stock if the merger becomes effective;

•	not vote the stockholder’s shares of ADIC common stock in person or by proxy in favor of the merger proposal; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described in the section entitled “The Merger—Dissenters’ Rights” on page 53, and included as Annex D to this proxy statement/prospectus.

Merely voting against the merger proposal will not preserve your dissenters’ rights. Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached to this proxy statement/prospectus as Annex D. Failure by an ADIC stockholder to precisely comply with all procedures required by Washington law may result in the loss of dissenters’ rights for that stockholder.

Ownership of Quantum After the Merger (See page 67)

Although the actual ownership of Quantum after the merger will be based on the number of shares outstanding as of the effective date of the merger, based on the number of shares of Quantum common stock outstanding on July 13, 2006 and the maximum number of shares of Quantum common stock that may be issuable in the merger to ADIC stockholders in the merger, and making assumptions regarding the number of options to acquire shares of ADIC common stock assumed by Quantum and the exchange ratio for conversion of such options, after completion of the merger, Quantum may issue up to 21,933,874 shares of Quantum common stock and former ADIC stockholders may own up to approximately 11.8% of the then-outstanding shares of Quantum common stock.

Share Ownership of Directors and Executive Officers of ADIC (See page 26)

At the close of business on the record date, directors and executive officers of ADIC and their affiliates beneficially owned and were entitled to vote approximately 4,164,876 shares of ADIC common stock, collectively representing 7% of the shares of the ADIC common stock outstanding on that date. All such directors and executive officers have agreed to vote their shares in favor of approval of the merger proposal.

Interests of ADIC Directors and Executive Officers in the Merger (See page 45)

Some of the ADIC directors and officers have interests in connection with the merger that are different from, or in addition to, the interests of the stockholders of ADIC. These interests may include, among others, indemnification agreements with ADIC, change of control agreements granting the individuals certain rights upon consummation of the merger and equity rights under ADIC equity plans.

The ADIC board of directors was aware of these interests and considered them, among other matters, in making its recommendation with respect to the merger proposal.

Conditions to Completion of the Merger (See page 77)

The respective obligations of Quantum, Agate Acquisition Corp. and ADIC to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, by all parties, of certain conditions before completion of the merger. These conditions include, among other things, approval by the stockholders of ADIC of the merger agreement and the merger, expiration or early termination of all waiting periods under the HSR Act and other material antitrust laws, and declaration of the effectiveness of Quantum’s registration statement by the SEC.

Termination of the Merger Agreement (See page 81)

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after adoption of the merger agreement and approval of the merger by ADIC stockholders:

•	by written consent of Quantum and ADIC;

•	by Quantum or ADIC if the merger is not completed by October 2, 2006 (subject to extension to December 2, 2006 under certain circumstances);

•	by Quantum or ADIC if an order, decree, ruling, or other governmental action restrains, enjoins, or prohibits the merger, or if the required stockholder approval is not obtained;

•	by Quantum if certain triggering events defined in the merger agreement occur, or if ADIC breaches certain of its obligations under the merger agreement; or

•	by ADIC in order to accept a superior offer if ADIC pays a termination fee and complies with other conditions specified in the merger agreement, or if Quantum breaches certain of its obligations under the merger agreement.

Payment of Termination Fee (See page 82)

Under the terms of the merger agreement, ADIC must pay a termination fee of $28,500,000 to Quantum under certain circumstances, including, but not limited to:

•	if certain triggering events with respect to ADIC, as defined in the merger agreement, occur;

•	if the merger agreement is terminated by ADIC in order to accept a superior offer prior to approval by ADIC stockholders as provided in the merger agreement; or,

•	in certain situations, if ADIC enters into an acquisition agreement with a third party within 12 months after the termination of the merger agreement.

Prohibition from Soliciting Other Offers (See page 79)

ADIC has agreed that it will not solicit or encourage the initiation of any inquiries regarding any acquisition proposals by third parties. ADIC may respond to and participate in discussions related to certain acquisition proposals. ADIC may withdraw, modify or qualify its recommendation to its stockholders regarding the merger proposal in certain situations, as described in the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (See page 55)

The exchange of shares of ADIC common stock for cash, shares of Quantum common stock, or a combination of cash and shares of Quantum common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Each ADIC stockholder’s gain or loss per share of ADIC common stock will be equal to the difference between the sum of the cash plus the fair market value of the Quantum common stock, if any, received in the merger, and the stockholder’s adjusted tax basis in such shares of ADIC common stock.

Common Stock (See page 52)

Quantum will apply to have the shares of Quantum common stock issued in the merger approved for listing on the NYSE, where Quantum common stock is currently traded under the symbol “DSS.” If the merger is completed, ADIC common stock will no longer be listed on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and ADIC will no longer file periodic reports with the SEC.

Material Differences in Rights of Quantum Stockholders and ADIC Stockholders (See page 56)

ADIC stockholders receiving merger consideration in the form of shares of Quantum common stock will have different rights once they become Quantum stockholders due to differences between the governing documents of Quantum and ADIC and between the corporate laws of Delaware, where Quantum is incorporated, and Washington, where ADIC is incorporated.

Litigation Related to the Acquisition (See page 66)

On May 18, 2006, a lawsuit was filed in King County Superior Court, Seattle, Washington, naming ADIC and its directors as defendants. It is a purported class action on behalf of an alleged class of ADIC’s stockholders. Plaintiff alleges, among other things, that the director defendants breached their fiduciary duties in approving the proposed acquisition of ADIC by Quantum. A tentative settlement of the lawsuit has been reached.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF QUANTUM

The table below presents a summary of selected historical consolidated financial data with respect to Quantum as of the dates and for the periods indicated. The selected historical consolidated financial statement of operations data presented below for fiscal years 2006, 2005 and 2004 and the selected historical consolidated balance sheet data as of March 31, 2006 and 2005 have been derived from Quantum’s audited historical consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. The selected historical consolidated statement of operations data presented below for fiscal years 2003 and 2002, and the selected historical consolidated balance sheet data as of March 31, 2004, 2003 and 2002, have been derived from Quantum’s audited historical consolidated financial statements, which are not incorporated by reference herein.

It is important that you read the following summary selected historical consolidated financial data together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, the consolidated financial statements and accompanying notes contained in Quantum’s Annual Report on Form 10-K, for its fiscal year ended March 31, 2006 as filed with the SEC on June 12, 2006, which are incorporated by reference into this proxy statement/prospectus.

QUANTUM CORPORATION

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

	For the fiscal year ended March 31,
	2006	2005	2004	2003	2002
Statement of Operations Data:
Product revenue	$705,606	$670,194	$677,259	$684,156	$820,365
Royalty revenue	128,681	123,974	131,125	186,653	209,310

Total revenue	834,287	794,168	808,384	870,809	1,029,675
Cost of revenue	601,847	558,689	556,725	603,646	652,070
Restructuring charges related to cost of revenue	512	—	—	—	—

Total cost of revenue	602,359	558,689	556,725	603,646	652,070

Gross margin	231,928	235,479	251,659	267,163	377,605
Research and development expenses	107,407	96,680	103,471	111,926	111,451
Sales and marketing, general and administrative expenses	127,367	136,813	152,668	171,720	224,274
Goodwill impairment	—	—	—	58,689	—
Restructuring charges	18,118	11,521	15,212	24,200	72,856
Purchased in-process research and development	—	—	—	7,802	13,200
Loss from operations	(20,964)	(9,535)	(19,692)	(107,174)	(44,176)
Loss from continuing operations	(41,479)	(3,496)	(63,715)	(132,088)	(49,000)
Income (loss) from discontinued operations	—	—	1,693	(37,909)	91,502
Cumulative effect of an accounting change	—	—	—	(94,298)	—
Net income (loss)	$(41,479)	$(3,496)	$(62,022)	$(264,295)	$42,502
Loss per share from continuing operations:
Basic	$(0.23)	$(0.02)	$(0.36)	$(0.81)	$(0.32)
Diluted	$(0.23)	$(0.02)	$(0.36)	$(0.81)	$(0.32)
Net income (loss) per share:
Basic	$(0.23)	$(0.02)	$(0.35)	$(1.63)	$0.27
Diluted	$(0.23)	$(0.02)	$(0.35)	$(1.63)	$0.27

	As of March 31,
	2006	2005	2004	2003	2002
Balance Sheet Data:
Property, plant and equipment, net	$38,748	$42,716	$40,377	$59,092	$76,405
Total assets	$663,344	$724,614	$705,558	$921,729	$1,193,772
Total long-term convertible debt	$160,000	$160,000	$160,000	$287,500	$287,500
Net current assets of discontinued operations	$—	$—	$—	$—	$49,605

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ADIC

The table below presents a summary of selected historical consolidated financial data with respect to ADIC as of the dates and for the periods indicated. The selected historical unaudited consolidated statements of operations data for the six months ended April 30, 2006 and 2005 and selected historical balance sheet data as of April 30, 2006 are derived from ADIC’s unaudited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. The selected historical consolidated statement of operations data presented below for fiscal years 2005, 2004 and 2003, and the selected historical consolidated balance sheet data as of October 31, 2005 and 2004 have been derived from ADIC’s audited historical consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. The selected historical statement of operations data presented below for fiscal years 2002 and 2001, and the selected historical balance sheet data as of October 31, 2003, 2002 and 2001 have been derived from ADIC’s audited historical consolidated financial statements, which are not incorporated by reference herein.

It is important that you read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in ADIC’s Quarterly Report on Form 10-Q for its fiscal quarter ended April 30, 2006 as filed with the SEC on May 31, 2006, ADIC’s Annual Report on Form 10-K for its fiscal year ended October 31, 2005 as filed with the SEC January 17, 2006 and as amended on Form 10-K/A as filed with the SEC on February 8, 2006, as well as the sections of ADIC’s Annual Report on Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are incorporated by reference into this proxy statement/prospectus.

ADIC

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts and ratios)

	Six months ended April 30,	Six months ended April 30,	For the fiscal year ended October 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)	(unaudited)
Consolidated Statement of Operations:
Revenue	$235,637	$216,991	$454,178	$454,819	$423,998	$337,599	$364,681
Cost of revenue	168,373	151,462	315,115	325,588	292,121	245,832	258,893
Pathlight acquisition costs	—	—	—	—	—	—	4,109

Gross profit	67,264	65,529	139,063	129,231	131,877	91,767	101,679
Operating expenses:
Sales and marketing	35,382	32,909	66,597	64,836	57,777	48,307	43,704
General and administrative	13,107	12,691	23,337	24,242	24,015	23,172	19,960
Research and development	18,824	21,307	42,493	37,925	40,609	32,230	27,763
Crossroads settlement costs	—	—	—	—	—	—	16,974
Acquisition expenses	—	—	—	—	—	1,475	8,837

Operating profit (loss)	(49)	(1,378)	6,636	2,228	9,476	(13,417)	(15,559)
Other income	6,710	1,894	3,481	3,365	6,035	11,864	38

Income (loss) before income taxes	6,661	516	10,117	5,593	15,511	(1,553)	(15,521)
Provision (benefit) for income taxes	1,000	53	(4,156)	(2,142)	3,020	(3,113)	(4,181)

Net income (loss)	$5,661	$463	$14,273	$7,735	$12,491	$1,560	$(11,340)

Basic net income (loss) per share	$0.09	$0.01	$0.23	$0.12	$0.20	$0.03	$(0.19)

Diluted net income (loss) per share	$0.09	$0.01	$0.23	$0.12	$0.20	$0.02	$(0.19)

	As of April 30,	As of October 31,
	2006	2005	2004	2003	2002	2001
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$261,328	$131,554	$94,695	$91,451	$96,191	$128,774
Marketable securities	$2,661	$121,025	$138,238	$109,738	$86,649	$51,402
Working capital	$297,536	$283,024	$281,361	$279,545	$231,679	$257,415
Total assets	$499,588	$496,087	$475,030	$450,157	$398,629	$398,862
Long-term debt, excluding current portion	$—	$—	$—	$967	$984	$1,170
Stockholders’ equity	$372,890	$359,898	$363,898	$354,338	$328,226	$329,968

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected pro forma condensed combined financial data was prepared using the purchase method of accounting and was based on historical data of Quantum and ADIC. Quantum and ADIC have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined statement of operations data for year ended March 31, 2006, combines the historical consolidated statement of income data of Quantum for the fiscal year ended March 31, 2006, with ADIC’s historical consolidated financial statement of income data for the twelve months ended April 30, 2006. The unaudited condensed combined statement of operations data gives effect to the merger as if it had occurred on April 1, 2005. The unaudited pro forma condensed combined balance sheet data combines Quantum’s historical balance sheet data as of March 31, 2006 with ADIC’s historical consolidated balance sheet data as of April 30, 2006, giving effect to the merger as if it had occurred as of March 31, 2006.

The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions which are preliminary. This data is presented for illustrative purposes only and should not be taken as representative of future consolidated results of operations or financial condition of Quantum.

This selected unaudited pro forma condensed combined financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed combined financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus and the separate historical consolidated financial statements and accompanying notes of Quantum and ADIC incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 88.

Quantum and ADIC

Selected Unaudited Pro Forma Condensed Combined Financial Data

(In thousands, except per share amounts)

For the Twelve Months Ended March 31, 2006
Total revenue	$1,301,110
Total cost of revenue	$955,497

Gross margin	$345,613
Loss from operations	$(70,045)
Net loss	$(137,116)

Net loss per share
Basic	$(0.74)
Diluted	$(0.74)

Weighted average common and common equivalent shares
Basic	184,063
Diluted	184,063

As of March 31, 2006
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments	$189,126
Working capital	$317,663
Total assets	$1,307,884
Long-term debt	$660,000
Total stockholders’ equity	$268,032

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

The following table presents selected unaudited comparative historical per share data regarding the net earnings, book value and dividends of each of Quantum and ADIC and unaudited combined pro forma per share data after giving effect to the merger as a purchase of ADIC by Quantum assuming the merger had been completed on April 1, 2005. The following data assumes 3.461 shares of Quantum common stock or $12.25 cash will be issued in exchange for each share of ADIC common stock in connection with the merger and also assumes all ADIC stock options vested as of the effective time of the merger are exercised prior to such time. The assumption of unvested options is based on an estimated option exchange ratio of 4.04, calculated as of May 15, 2006. This data has been derived from and should be read in conjunction with the summary selected historical financial data and unaudited pro forma condensed combined financial data of Quantum and ADIC included in this proxy statement/prospectus beginning on page 14. The unaudited pro forma per share data is presented for information purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Quantum that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of Quantum.

	Historical		Pro Forma
	For the Fiscal Year Ended March 31, 2006 Quantum	For the Twelve Months Ended April 30, 2006 ADIC	For the Fiscal Year Ended March 31, 2006 Quantum & ADIC Combined	For the Twelve Months Ended April 30, 2006 ADIC Equivalent(1)
	(Unaudited)
Net income (loss) per share:
Basic	$(0.23)	$0.31	$(0.74)	$(2.58)
Diluted	$(0.23)	$0.31	$(0.74)	$(2.58)
Book value per common share at period end(2)	$1.49	$6.01	$1.42
Shares used to compute book value per common share at period end (in thousands)	188,841	62,049	188,841

(1)	The ADIC equivalent pro forma combined per share amounts are calculated by dividing Quantum pro forma share amounts by the exchange ratio in the merger of 3.461 shares of Quantum common stock for each share of ADIC common stock.
(2)	Historical book value per share is computed by dividing stockholders’ equity by the number of shares of Quantum or ADIC common stock outstanding. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of Quantum common stock outstanding.

COMPARATIVE PER SHARE MARKET PRICE DATA

Quantum Common stock trades on the New York Stock Exchange under the symbol “DSS.” ADIC common stock trades on the Nasdaq National Market under the symbol “ADIC”.

The following table shows the high and low sales prices per share of Quantum common stock and ADIC common stock, as reported on the New York Stock Exchange and the Nasdaq National Market, respectively, on (1) May 1, 2006, the last full trading day preceding public announcement that Quantum and ADIC had entered into the merger agreement, and (2) July 19, 2006, the last full trading day for which high and low sales prices were available as of the date of this proxy statement/prospectus.

The table also includes the equivalent high and low sales prices per share of ADIC common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of the Quantum common stock that ADIC stockholders would receive upon election of the stock consideration (without any proration) in exchange for each share of ADIC common stock if the merger were completed on either side of these dates, applying the exchange ratio of 3.461 shares of Quantum common stock for each share of ADIC common stock exchanged in the merger.

	Quantum Common Stock		ADIC Common Stock		Equivalent Price Per Share
	High	Low	High	Low	High	Low
May 1, 2006	$3.45	$3.33	$8.58	$8.27	$11.94	$11.53
July 19, 2006	$2.35	$2.23	$12.15	$12.09	$8.13	$7.72

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to approve the merger proposal. Because the number of shares of Quantum common stock to be issued for each share of ADIC common stock is fixed, changes in the market price of Quantum common stock will affect the dollar value of Quantum common stock to be received by ADIC stockholders pursuant to the merger. ADIC stockholders are urged to obtain current market quotations for Quantum common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger proposal. See the section entitled “Where You Can Find More Information” on page 88.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Quantum, ADIC, or the combined company following the merger, to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and the closing relating to the merger; any statements concerning proposed new services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief and any statements of assumptions underlying any of the foregoing. In addition to risks and uncertainties described in the section entitled “Risk Factors” on page 21, and in the documents that are incorporated by reference into this proxy statement/prospectus, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the ability of Quantum to complete the merger with ADIC and to timely and cost-effectively integrate ADIC into Quantum’s operations;

•	uncertainty regarding IT spending and the corresponding uncertainty in the demand for tape drives and tape automation products;

•	changes in the rate of growth in the data storage market generally;

•	the ability of Quantum to achieve anticipated pricing, cost and gross margin levels, particularly on tape drives, given lower volumes and continuing price and cost pressures;

•	the continued trend toward centralization of data storage;

•	the ability of Quantum to achieve and capitalize on changes in market demand;

•	acceptance of, and demand for, Quantum’s products;

•	the ability of Quantum to successfully introduce new products;

•	the ability of Quantum to maintain supplier relationships;

•	Quantum’s continued receipt of media royalties from media manufacturers at or above historical levels;

•	adverse economic conditions in the United States and throughout the world economy;

•	fluctuations in the value of foreign currencies relative to the U.S. dollar; and

•	acts of war, pandemics or terrorist incidents.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of Quantum, ADIC, and/or the combined company following the merger could differ materially from the expectations in these statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Quantum nor ADIC is under any obligation to update their respective forward-looking statements and neither party intends to do so.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger agreement and the transactions contemplated therein, including the merger (which is also referred to as the merger proposal). Also, you should read and consider the risks associated with each of the standalone businesses of Quantum and ADIC because these risks will affect the combined company. These risks can be found respectively in the Quantum and ADIC Annual Reports on Form 10-K for the fiscal years ended March 31, 2006 and October 31, 2005, respectively, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus.

Risks Relating to the Merger

The price of Quantum common stock at the time of completion of the merger might be lower than the price used to determine the number of Quantum shares to be received per ADIC share, which would decrease the value of the stock portion of the merger consideration to be received by certain ADIC stockholders in the merger. Further, at the ADIC special meeting, ADIC stockholders may not know the exact value of Quantum common stock that will be issued in the merger.

The price of Quantum common stock at the effective time of the merger or thereafter might fall below $3.54 per share, the price used to determine the number of Quantum shares to be received per ADIC share in the merger agreement. Accordingly, if the price of Quantum common stock falls below $3.54 at the effective time of the merger or thereafter, the value of the stock portion of the merger consideration to be received by ADIC stockholders who elect to receive Quantum stock in the merger will decrease, and will, together with any cash to be received by such stockholder, fall below the value of the $12.25 in cash per ADIC share that would otherwise be payable to such stockholder. See “Summary of the Merger—Consideration in the Merger” on page 7. The merger agreement does not provide ADIC with a price-based termination right or other protection for ADIC or its stockholders against declines in the market price of Quantum common stock, other than the right to elect the cash consideration. Therefore, ADIC cannot terminate the merger agreement solely because of a decrease in the trading price of Quantum common stock.

Quantum and ADIC are working to complete the merger as quickly as possible. However, the time period between the stockholder vote taken at the special meeting of ADIC and the completion of the merger will depend upon the completion of certain conditions, which must be met prior to the completion of the merger. See “Summary of the Merger—Conditions to Completion of the Merger” on page 12, and “The Merger Agreement—Conditions to the Merger” on page 77. Because the date when the merger is completed may be later than the date of the ADIC special meeting, ADIC stockholders will not know the exact value of the Quantum common stock that will be issued in the merger at the time they vote on the merger proposal. As a result, if the market price of Quantum common stock at the completion of the merger is lower than the market price on the date of the ADIC special meeting, the value of the Quantum common stock received by ADIC stockholders that receive the stock portion of the merger consideration in the merger will be less than the value of such Quantum common stock on the date of the ADIC special meeting. Moreover, during such period, events, conditions or circumstances could arise that could have a material impact or effect on Quantum, ADIC or the data storage industry.

During the twelve-month period ending on July 19, 2006, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price of Quantum common stock varied from a low of $2.25 to a high of $3.95, and ended that period at $2.29. You are encouraged to obtain current market quotations for Quantum common stock before you vote your shares and before you make any election to receive shares of Quantum common stock or cash in the merger.

Stock consideration paid in the merger may be different than what ADIC stockholders elect.

ADIC stockholders may elect to receive either 3.461 shares of Quantum common stock or $12.25 in cash for each share of ADIC common stock that they own, subject to proration due to an overall cap on the number of shares of Quantum common stock to be issued in the merger as described in this proxy statement/prospectus. As a result of proration, even if an ADIC stockholder elects to receive shares of Quantum common stock in the merger, such ADIC stockholder may nonetheless receive a mix of Quantum common stock and cash. For a full description of the proration terms and procedures, see “Agreements Related to the Merger—The Merger Agreement—Merger Consideration” on page 67 and “Summary of the Merger—Consideration in the Merger” on page 7.

If the proposed merger is not completed, ADIC’s financial results and operations and the trading price of ADIC common stock may be adversely affected.

If the merger is not completed, ADIC will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. ADIC has incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants and ADIC’s financial advisors. In addition, ADIC has diverted significant management resources in an effort to complete the merger and ADIC is subject to restrictions contained in the merger agreement on the conduct of its business. Also, if the merger is not completed under certain circumstances specified in the merger agreement, ADIC is required to pay Quantum a break-up fee of $28,500,000. See “Summary of the Merger—Payment of Termination Fee” on page 13, and “Agreements Related to the Merger—The Merger Agreement—Payment of Termination Fee” on page 82.

As a result, if the merger is not completed, ADIC may experience negative reactions from the financial markets and ADIC’s customers, employees and business, distribution and technology partners. Such reactions may adversely affect ADIC’s financial results and operations and the trading price of ADIC’s common stock.

Directors of ADIC have interests in the merger that may be different from, or in addition to, the interests of ADIC stockholders.

When considering the ADIC board of directors’ recommendation that ADIC stockholders vote in favor of approval of the merger proposal, ADIC stockholders should be aware that some directors and executive officers of ADIC have interests in the merger that may be different from, or in addition to, the interests of ADIC stockholders. These interests include payments under change of control agreements, acceleration of vesting and exercisability of options as a result of the merger, and the right to continued indemnification and insurance coverage by Quantum for acts or omissions occurring prior to the merger. It is currently not known whether any of the executive officers of ADIC will remain with Quantum after the completion of the merger.

As a result of these interests, these directors and officers could be more likely to vote for approval of the merger proposal than if they did not have these interests, and may have reasons for doing so that are not the same as the interests of other ADIC stockholders. For a full description of the interests of directors and executive officers of ADIC in the merger, see “The Merger—Interests of Certain Persons in the Merger” on page 45.

If Quantum is unable to finance the merger through available cash and additional financings, the completion of the merger will be jeopardized.

Quantum believes that it can fund the ADIC acquisition with internally available cash and investments, cash generated from operations and additional borrowings. While Quantum expects to be able to borrow the necessary additional funds on the basis of commitment letters entered into with KeyBank National Association, there can be no assurance that the required funds will be available to Quantum. If Quantum has difficulty obtaining or cannot obtain the necessary funding on acceptable terms and in a timely manner, the completion of the merger could be delayed or jeopardized.

General customer uncertainty related to the merger could harm Quantum and ADIC.

Quantum’s or ADIC’s customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions or use the announcement as a basis to seek price concessions from Quantum or ADIC. If Quantum’s or ADIC’s customers delay or defer purchasing decisions or threaten to do so in order to obtain more favorable pricing, the revenues of Quantum and ADIC, respectively, and the revenues of the combined company, could materially decline or any anticipated increases in revenue could be lower than expected.

Risks Relating to Quantum’s Operations After the Consummation of the Merger

Quantum will have more indebtedness after the merger, which could adversely affect its cash flows and business.

In order to complete the merger, Quantum anticipates arranging for and incurring up to $500 million of new indebtedness. Proceeds from the indebtedness will be used to fund the cash portion of the consideration paid to ADIC stockholders. Quantum debt outstanding as of March 31, 2006 was approximately $160,000,000. Giving effect to the merger, and assuming Quantum draws the full amount allowable under a credit facility obtained specifically for the merger, Quantum pro forma total debt outstanding as of March 31, 2006 would have been approximately $660,000,000. As a result of this increase in debt, demands on Quantum cash resources will increase after the completion of the merger. The increased levels of debt could, among other things:

•	require Quantum to dedicate a portion of its cash flow from operations to make payments on its debt, thereby reducing funds available for working capital, capital expenditures, dividends, acquisitions and other purposes;

•	increase Quantum’s vulnerability to, and limit flexibility in planning for, adverse economic and industry conditions;

•	limit Quantum’s ability to obtain additional financing to fund future working capital, capital expenditures, additional acquisitions and other general corporate requirements;

•	create competitive disadvantages compared to other companies with less indebtedness; and

•	limit Quantum’s ability to apply proceeds from an offering or asset sale to purposes other than the repayment of debt.

Based on Quantum’s current level of operations and the pending acquisition of ADIC, Quantum believes its cash flow from operations, available cash and available borrowings under a credit facility it anticipates entering into as part of the financing of the merger will be adequate to meet its liquidity needs for the foreseeable future. There can be no assurances, however, that Quantum’s business will generate sufficient cash flow from operations or that future borrowings will be available to Quantum under its credit facility in an amount sufficient to enable Quantum to pay its indebtedness or to fund its other liquidity needs.

Quantum’s failure to successfully integrate ADIC could harm its business, financial condition and operating results.

If Quantum fails to successfully integrate ADIC, it could harm Quantum’s business, financial condition and operating results. Risks that Quantum may face in its efforts to integrate ADIC include, among others:

•	difficulties in assimilating and retaining employees;

•	potential incompatibility of business cultures;

•	coordinating marketing functions;

•	coordinating infrastructure operations in a rapid and efficient manner;

•	failure to realize anticipated synergies and benefits from the merger;

•	insufficient revenues to offset increased expenses associated with the merger;

•	costs and delays in implementing common systems, internal controls, procedures and costs and delays caused by communication difficulties;

•	reduction or loss of customer orders due to the potential for market confusion, hesitation and delay;

•	impairment of existing customer, supplier and strategic relationships of either company;

•	the assumption of risks of ADIC that are difficult to quantify, such as litigation; and

•	coordinating geographically separate organizations.

Quantum cannot provide assurance that it will be able to successfully integrate ADIC, or any business, products, technologies or personnel that Quantum may acquire in the future, and its failure to do so could harm its business, financial condition and operating results.

Integrating Quantum and ADIC may divert Quantum’s management’s attention away from operations.

Successful integration of Quantum’s and ADIC’s operations, products and personnel may place a significant burden on Quantum’s management and internal resources. The diversion of Quantum’s management attention and any difficulties encountered in the transition and integration process could harm Quantum’s business, financial condition and operating results.

INFORMATION ABOUT THE SPECIAL MEETING OF ADIC STOCKHOLDERS

General

This proxy statement/prospectus is being provided to ADIC stockholders as part of a solicitation of proxies by the ADIC board of directors for use at a special meeting of ADIC stockholders. This proxy statement/prospectus provides ADIC stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of ADIC stockholders.

Date, Time, Place and Purpose of the ADIC Special Meeting

The special meeting of ADIC stockholders will be held on August 18 at 10:00 a.m., local time, at 11431 Willows Road N.E., Redmond, Washington.

The ADIC special meeting is being held for the following purposes:

•	to consider and vote upon a proposal (which we refer to as the merger proposal) to approve and adopt the Agreement and Plan of Merger, dated May 2, 2006, by and among Quantum, Agate Acquisition Corp., a direct wholly owned subsidiary of Quantum, and ADIC, as well as the transactions contemplated therein, including the merger. If the merger agreement is approved and adopted and the merger and the transactions contemplated therein are completed, then each outstanding share of ADIC common stock would be converted into $12.25 in cash, without interest, or, at each ADIC stockholder’s election, 3.461 shares of Quantum common stock, subject to proration; and

•	to transact any other businesses as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of the ADIC Board of Directors

As discussed elsewhere in this proxy statement/prospectus, ADIC stockholders are considering and voting on a proposal to approve the merger proposal. For the reasons described in this proxy statement/prospectus, the ADIC board of directors has unanimously approved the merger proposal, and has determined that the merger proposal is fair to, advisable and in the best interests of ADIC and its stockholders. Accordingly, the ADIC board of directors unanimously recommends that ADIC stockholders vote “FOR” approval of the merger proposal. See “The Merger—Recommendation of the ADIC Board of Directors and Its Reasons for the Merger” on page 36. Approval of the merger proposal requires the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon.

ADIC Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of ADIC common stock at the close of business on the ADIC record date, July 13, 2006, are entitled to notice of and to vote at the ADIC special meeting. As of the ADIC record date, there were 62,334,694 shares of ADIC common stock outstanding and entitled to vote at the special meeting, held by approximately 450 holders of record. Each holder of ADIC common stock is entitled to one vote for each share of ADIC common stock owned as of the ADIC record date.

A complete list of ADIC stockholders entitled to vote at the ADIC special meeting will be available for inspection at the ADIC executive offices during regular business hours for a period of no less than ten days before the ADIC special meeting.

Quorum

A quorum of stockholders is necessary to hold a valid special meeting. A majority of the outstanding shares of ADIC common stock entitled to vote must be present at the ADIC special meeting, whether in person or by proxy, in order for a quorum to exist. With the exception of “broker non-votes,” all shares of ADIC common stock represented at the ADIC special meeting, including abstentions, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because such shares are not entitled to vote on the merger, they are not counted for purposes of establishing a quorum.

Vote Required

The approval of the merger proposal will require the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon whether or not present in person or by proxy at the ADIC special meeting.

It is expected that brokers and other nominees, in the absence of instructions from the beneficial owners of the shares, will not have discretionary voting authority to vote those shares on the merger proposal. Because approval of the merger proposal requires the affirmative vote of a specified percentage of outstanding shares of ADIC common stock, abstaining will have the same effect as a vote against the merger proposal. Also, failing to instruct your broker on how to vote shares of ADIC common stock held for you by the broker will cause those shares held for you by the broker to have the effect of a vote against the merger proposal.

Voting by ADIC Directors and Executive Officers

As of the ADIC record date for the ADIC special meeting, the directors and executive officers of ADIC as a group beneficially owned and were entitled to vote approximately 4,164,876 shares of ADIC common stock, or approximately 7% of the outstanding shares of ADIC common stock on that date. All such ADIC directors and executive officers have agreed to vote their shares in favor of approval and adoption of the merger proposal.

Voting; Proxies; Revocation

You may vote by proxy or in person at the ADIC special meeting. Votes cast by proxy or in person at the ADIC special meeting will be tabulated and certified by Georgeson Shareholder.

Voting by Proxy

A proxy card is enclosed for your use. Voting instructions are included on your proxy card. Stockholders of record on the record date for the ADIC special meeting may vote by completing and returning the enclosed proxy card prior to the ADIC special meeting, voting in person at the ADIC special meeting or submitting a signed proxy card at the ADIC special meeting. If you properly give your proxy and submit it to ADIC in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Voting in Person

If you plan to attend the ADIC special meeting and wish to vote in person, you will be given a ballot at the ADIC special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the ADIC special meeting, you must bring to the ADIC special meeting a proxy from the record holder of the shares authorizing you to vote at the ADIC special meeting.

You should vote your proxy even if you plan to attend the ADIC special meeting. You can always change your vote at the ADIC special meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the ADIC special meeting in person.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of ADIC common stock as a record holder or as a participant in ADIC’s Employee Stock Purchase Plan, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Georgeson Shareholder at the address below. If you hold your shares of ADIC common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Please see the voting instructions from your broker, bank or nominee that accompany this proxy statement/prospectus.

All properly signed proxies that are received prior to the ADIC special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, “FOR” approval of the merger proposal.

Revocation of Proxies

You may revoke your proxy at any time before your proxy is voted at the ADIC special meeting by taking any of the following actions:

•	delivering to Georgeson Shareholder a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	if you are a holder of record, attending the ADIC special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. Written notices of revocation and other communications with respect to the revocation of ADIC proxies should be addressed to Georgeson Shareholder, 17 State Street, 10th Floor, New York, NY 10004.

Proxy Solicitation

ADIC is soliciting proxies for the ADIC special meeting from ADIC stockholders. ADIC will bear the entire cost of soliciting proxies from ADIC stockholders, except that ADIC and Quantum have each agreed to share equally all expenses incurred in connection with the filing of the registration statement, of which this proxy statement/prospectus forms a part, with the SEC and the printing and mailing of this proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, ADIC will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of ADIC common stock held by them and secure their voting instructions, if necessary. ADIC will reimburse those record holders for their reasonable expenses in so doing. ADIC has also made arrangements with Georgeson Shareholder to assist it in soliciting proxies, and has agreed to pay a fee of approximately $8,500 for these services. ADIC also may use several of its regular employees, who will not be specially compensated, to solicit proxies from ADIC stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Other Business

ADIC does not expect that any matter other than the proposals presented in this proxy statement/prospectus will be brought before the ADIC special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you need assistance in completing your proxy card or have questions regarding the ADIC special meeting, please contact either:

17 State Street, 10th Floor

New York, NY 10004

(866) 695-6071 (Toll Free)

or

ADIC

11431 Willows Road N.E.

P.O. Box 97057

Redmond, WA 98073-9757

Attn: Corporate Secretary

(800) 336-1233 (Toll Free)

THE MERGER

The following is a description of the material aspects of the proposed merger and related transactions. The following description may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 21 and the other documents referred to herein, for a more complete understanding of the merger and the related transactions.

Background of the Merger

Since June of 2004, ADIC has purchased approximately $14.8 million of Quantum products, primarily tape drives.

As part of the ongoing evaluation of their businesses, the respective management and board of directors of each of Quantum and ADIC continually review the changing competitive environment for the data storage industry, consolidation in the industry, and implications for their competitive positioning. As part of this process, the ADIC board of directors has evaluated from time to time, various strategic alternatives for expanding ADIC’s business, improving ADIC’s competitive position and enhancing ADIC’s value for its stockholders, including the advisability of entering into potential business combinations or other strategic transactions. For example, ADIC management met with representatives of Overland Storage, Inc., or Overland, a publicly-held manufacturer of data storage equipment, in January 2005 regarding a possible acquisition of Overland and in October 2005, ADIC made a proposal to acquire Overland, which was not accepted by Overland. In addition, in early 2006, ADIC began discussions with Rocksoft Limited, or Rocksoft, a publicly-held Australian corporation, regarding acquiring Rocksoft in order to add new software technology and capabilities to ADIC’s existing data storage products.

The Quantum board of directors also has evaluated from time to time various strategic alternatives including a potential combination with ADIC. Quantum and ADIC were aware of each other for a number of years, but did not seriously consider or explore such a transaction until recently. In June 2005, before approaching ADIC, Quantum informally raised the possibility of a combination with Merrill Lynch & Co, or Merrill Lynch, in order to better evaluate the merits of any strategic combination with ADIC. Also, in early January 2006, in order to better evaluate Quantum’s options for financing a strategic combination with ADIC, Rick Belluzzo, Quantum Chairman and Chief Executive Officer, contacted KeyBank National Association, or KeyBank, to discuss in general terms the feasibility of Quantum receiving financing for such a strategic combination.

At a meeting of Quantum’s board of directors held on February 27, 2006, various strategic options were discussed, among them the possibility of a transaction with ADIC.

On March 11, Rick Belluzzo and Peter van Oppen, ADIC Chairman and Chief Executive Officer, had a telephone conversation during which Mr. Belluzzo raised the possibility of an acquisition of ADIC by Quantum. Mr. van Oppen confirmed that ADIC would consider a proposal from Quantum and discuss such proposal with the ADIC board of directors. Mr. Belluzzo and Mr. van Oppen subsequently agreed to meet on March 21, to discuss strategic options in person.

On March 12, the ADIC board of directors held a special telephonic meeting, primarily to consider final approval of the Rocksoft acquisition. In addition, ADIC management presented a financial review of ADIC and updated the ADIC board on ADIC’s strategic alternatives. Mr. van Oppen informed the ADIC board of his conversation with Mr. Belluzzo regarding a potential acquisition of ADIC by Quantum. Mr. van Oppen also informed the ADIC board of a planned meeting with a third party that had previously expressed interest in acquiring ADIC. At the meeting, the ADIC board approved the Rocksoft acquisition, authorized Mr. van Oppen to meet with Mr. Belluzzo regarding Quantum’s interest in acquiring ADIC, and encouraged Mr. van Oppen to meet with the third party and explore its intentions with respect to ADIC.

On March 13, Mr. van Oppen and Jon W. Gacek, Chief Financial Officer of ADIC, met with a representative of the third party, primarily on matters unrelated to a potential business combination. In the course of the discussion, the third party reiterated a prior request to Mr. van Oppen that he notify the third party if ADIC should receive a proposal from another party to acquire ADIC.

On March 14, ADIC announced an agreement to acquire all of the outstanding shares of Rocksoft Limited in a transaction expected to close during ADIC’s third fiscal quarter.

On March 15, Mr. Belluzzo communicated with the members of the Quantum board of directors regarding the substance of his phone conversation with Mr. van Oppen and a suggested approach to the agreed-upon meeting.

On March 20, Mr. Gacek and another officer of ADIC met with representatives of the third party to review aspects of ADIC’s business.

On March 21, Mr. Belluzzo, along with Ned Hayes, Quantum’s chief financial officer, and Andy Panayides, Quantum’s Vice President for Strategy and Corporate Development, met with Mr. van Oppen, Mr. Gacek, and Chuck Stonecipher, ADIC’s Executive Vice President for Strategy and Corporate Development. They were joined by a representative from Credit Suisse as an advisor to ADIC. Credit Suisse was previously engaged by ADIC in reviewing strategic alternatives from December 3, 2004 through February 13, 2006. At that meeting, Quantum proposed acquiring ADIC for $11.00 per share in an all-cash transaction, a portion of which Quantum would finance with debt.

On March 26, the ADIC board of directors held a special telephonic meeting at which Mr. van Oppen updated the ADIC board on the status of discussions with both Quantum and the third party. At the meeting:

•	Mr. van Oppen and a representative of Credit Suisse briefed the ADIC board on the proposal made by Quantum during the March 21, meeting and the subsequent discussions between the parties and their advisors, including conversations with representatives of KeyBank regarding Quantum’s prospects for financing the proposed acquisition of ADIC;

•	Mr. van Oppen also reviewed the discussions to date with the third party regarding their existing business relationships and a potential business combination with ADIC;

•	A representative of Perkins Coie LLP, or Perkins Coie, counsel to ADIC, reviewed with the ADIC board its fiduciary duties in connection with the receipt of a proposal to acquire ADIC and the timing of a possible transaction; and

•	The ADIC board discussed the preliminary proposal from Quantum, including the per share price proposed, and the possibility that the identified third party might be interested in acquiring the company at a higher price per share than that proposed by Quantum.

At the conclusion of the March 26 meeting, ADIC’s board of directors authorized ADIC management to engage a financial advisor and other advisors to advise ADIC in connection with a possible transaction. The ADIC board further authorized ADIC management to continue discussions with both Quantum and the third party regarding a potential acquisition of ADIC.

On March 27, Mr. van Oppen contacted a representative of the third party and informed the representative that ADIC had received a proposal from another party under which ADIC would be acquired in an all cash transaction. Mr. van Oppen asked the representative if the third party was interested in making a proposal, and indicated that ADIC needed a prompt response. The representative of the third party undertook to discuss the information with other members of the third party’s management.

On March 27, Credit Suisse Securities (USA) LLC, or Credit Suisse, received a draft letter from KeyBank to Quantum regarding Quantum’s prospects for financing the proposed acquisition of ADIC.

On March 28, ADIC signed an engagement letter with Credit Suisse to act as its financial advisor in connection with a possible business combination. This represented a renewed engagement with Credit Suisse. The earlier engagement of Credit Suisse by ADIC which commenced on December 3, 2004 had been terminated by ADIC as of February 13, 2006, based on ADIC’s belief at that time that the continued engagement of a financial advisor was no longer necessary. However, the commencement of discussions with Quantum on March 21, 2006 caused ADIC to consider renewing its engagement of Credit Suisse.

On March 28, ADIC provided Quantum with a non-binding preliminary term sheet in response to its initial proposal, with a proposed purchase price of $12.40 per share in cash. Subsequent conversations between Credit Suisse and Quantum and its advisors ensued.

On March 29, Mr. Belluzzo communicated with the members of the Quantum board of directors regarding the status of negotiations with ADIC including receipt of the non-binding preliminary term sheet with a proposed purchase price of $12.40 per share in cash.

On March 30, representatives of Merrill Lynch and Credit Suisse discussed the proposed combination of Quantum and ADIC, including the appropriate valuation of ADIC.

On March 31, Quantum’s board of directors met to discuss ADIC’s term sheet and the proposed transaction generally. At the meeting, the Quantum board authorized a counteroffer, made certain comments to the ADIC term sheet and authorized management to continue negotiations with ADIC. On the same day, Quantum made a proposal to acquire ADIC in an all cash transaction at $11.50 per share.

Between April 1 and April 3, Mr. van Oppen and Mr. Gacek had discussions with management of the third party regarding the third party’s interest in submitting a proposal to acquire ADIC. Mr. van Oppen subsequently received a non-binding preliminary letter of intent from the third party dated April 3, reflecting the third party’s indication of interest in acquiring ADIC in a cash merger at an anticipated acquisition price of $11.25 to $11.75 per share, assuming 61,873,701 shares of ADIC common stock outstanding, and requesting a 45-day period of exclusive negotiations beginning upon acceptance of the letter by ADIC.

On April 4, the ADIC board of directors held a special meeting at the offices of Perkins Coie in Seattle, Washington, at which the ADIC board was updated on the status of discussions, both with Quantum and with the identified third party. Prior to this meeting, the ADIC board was provided with materials, including presentation materials prepared by Credit Suisse, copies of the proposed term sheet with Quantum and copies of the proposed letter of intent from the third party. At the meeting:

•	Mr. van Oppen made a presentation and responded to questions concerning the preliminary terms of each proposal, including the respective proposed purchase prices, the request for a period of exclusive negotiations by the third party and the anticipated request for such an exclusivity period by Quantum, and reviewed and discussed with the ADIC board the benefits and risks of a business combination with each of Quantum and the third party;

•	Representatives of Credit Suisse reviewed the various discussions held by ADIC and Credit Suisse with each of Quantum and the third party, including their discussions regarding Quantum’s ability to obtain financing for an acquisition of ADIC by Quantum and reviewed the respective proposals from Quantum and the third party;

•	Representatives of Perkins Coie reviewed with the ADIC board its fiduciary duties when considering the two proposals and reviewed various legal aspects of the two proposals, including antitrust considerations;

•	Representatives of Credit Suisse discussed the strategic industry backdrop for the discussions with Quantum and the third party and certain recent transactions in the data storage industry; and

•	The ADIC board, along with ADIC’s management and legal and financial advisors, discussed the two proposals, including the ability of each party to finance an acquisition of ADIC, the respective consideration offered and other transaction terms proposed by each party and the timing and probability of completion of a transaction with each party.

At the conclusion of the April 4 meeting, ADIC’s board of directors authorized Mr. van Oppen and ADIC’s management to continue to explore possible transactions with Quantum and the third party and to explore in greater detail Quantum’s ability to finance an acquisition of ADIC.

Also on April 4, representatives of Merrill Lynch and Credit Suisse discussed the proposed transaction, and Credit Suisse informed Merrill Lynch that there was a third party bidder and that the bids of Quantum and the third party bidder were competitive.

On April 5, Mr. van Oppen called Mr. Belluzzo to discuss the status of the Quantum bid and the fact that there was a competing proposal.

On April 6, Mr. van Oppen and Mr. Belluzzo discussed, via telephone, the timing of the due diligence process and further discussed potential terms of a definitive agreement. During this conversation, Mr. Belluzzo also raised the possibility of stock consideration as part of a Quantum bid. Mr. Belluzzo and Mr. van Oppen agreed to defer any discussion regarding the involvement of ADIC board members or executives in the governance of the combined entity until after the merger agreement had been executed and announced. Mr. van Oppen confirmed that the ADIC board would not take such factors into consideration in evaluating the proposals. Subsequently, Merrill Lynch and Credit Suisse discussed the possibility of a stock election being included in Quantum’s offer as a way for the ADIC stockholders to participate in any increase in Quantum’s share price prior to the closing.

On April 6, the third party submitted a non-binding preliminary term sheet and a nondisclosure agreement, reflecting the third party’s indication of interest in acquiring ADIC in a cash merger at an anticipated acquisition price of $12.25 per share, and requesting a 30-day period of exclusive negotiations beginning upon execution of the nondisclosure agreement.

On the morning of April 7, Mr. Belluzzo communicated with the members of the Quantum board of directors regarding the status of negotiations. Mr. Belluzzo then called Mr. van Oppen to discuss the material features of a revised proposal prior to delivery of the revised proposal in writing. Merrill Lynch similarly discussed the material features of a revised proposal with Credit Suisse, and then Merrill Lynch delivered to Credit Suisse a revised term sheet putting forth a proposal of $12.00 per share with a stock election component subject to proration. After delivery of the term sheet, Mr. Belluzzo and Mr. van Oppen spoke again. Mr. van Oppen informed Mr. Belluzzo that while other aspects of Quantum’s offer were competitive, Quantum’s offer of $12.00 per share was low and that Quantum would need to increase its offer price. Mr. Belluzzo agreed to seek approval from the Quantum board of directors for an offer of $12.25 per share with a stock election component.

On April 7, the ADIC board of directors held a special telephonic meeting at which the ADIC board was updated on the status of discussions with both Quantum and the third party. At the meeting:

•	Mr. van Oppen and representatives of Credit Suisse reported on their discussions with Quantum and the third party regarding the per share price offered by each party, the consideration proposed by each party, the degree of diligence performed to date by each party, the readiness of each party to proceed expeditiously to negotiate a definitive agreement, and the likelihood of completion of each of the proposed transactions on the terms proposed;

•	A representative of Credit Suisse reviewed terms of the two proposals and discussed the ability of each party to finance a transaction;

•	A representative of Perkins Coie reviewed with the ADIC board various legal considerations presented by the two proposals, including the exclusivity requests and antitrust considerations; and

•	The ADIC board, along with ADIC’s management and legal and financial advisors, discussed the two alternative transactions, including the risks presented by each proposal and the possible timing of execution of a definitive agreement with each of Quantum and the third party.

At the conclusion of the April 7 meeting, and after extensive discussion, ADIC’s board of directors concluded that Quantum was prepared to move more quickly than the third party with respect to the negotiation of a definitive agreement and that ADIC was more likely to reach a definitive agreement with Quantum than the third party. This conclusion was based on a variety of factors including, without limitation, Quantum’s agreement to a shorter exclusivity period, Quantum’s preparedness due to preliminary due diligence conducted in advance of exclusivity and the perception of ADIC management that the transaction was of greater strategic importance to Quantum than to the third party. ADIC’s board of directors then authorized Mr. van Oppen and ADIC’s management to execute a non-solicitation agreement with Quantum providing for a period of exclusive negotiations through May 1, to execute a confidentiality agreement and exchange confidential information with Quantum and to enter into negotiations for a definitive merger agreement with Quantum.

That afternoon, Mr. Belluzzo communicated with the members of the Quantum board of directors, informing them that it had been necessary to move to a price of $12.25 per share, but otherwise the revised proposal had been accepted. Later that evening Quantum and ADIC finalized and executed the nonsolicitation and confidentiality agreements. Mr. van Oppen then called an officer of the third party and indicated that ADIC had entered into exclusive discussions with another company. Also on April 7, Quantum executed an engagement letter with Merrill Lynch, formally retaining Merrill Lynch as financial advisor for a possible business combination.

On April 8, Quantum delivered a due diligence request list to ADIC. Representatives from Quantum, ADIC, Merrill Lynch and Credit Suisse met via conference call to discuss the due diligence process and the type and amount of information that would be prepared.

On April 10, Mr. Belluzzo communicated with the members of the Quantum board of directors, informing them that the term sheet had been finalized, the nonsolicitation agreement signed and the due diligence process had commenced.

On April 11, attorneys from Quantum’s outside law firm, Wilson Sonsini Goodrich & Rosati, P.C., or Wilson Sonsini, and Perkins Coie began negotiation of terms of the definitive merger agreement. One day later, on April 12, an initial draft of the merger agreement was delivered by Wilson Sonsini to Perkins Coie. Negotiation of the merger agreement and other ancillary documents continued from this point until such documents were signed.

On April 17 and 18, due diligence meetings were conducted in Seattle at the offices of both Perkins Coie and Wilson Sonsini. Mr. Belluzzo, Mr. van Oppen, and other senior executives from Quantum and ADIC were present, as were representatives of Merrill Lynch, Credit Suisse, Perkins Coie and Wilson Sonsini. On April 17, Perkins Coie delivered its comments on the draft merger agreement to Wilson Sonsini, and on April 18, representatives of Perkins Coie and Wilson Sonsini discussed and negotiated certain terms in the draft merger agreement. From April 18 onward through the signing of the merger agreement on May 2, Mr. Belluzzo and Mr. van Oppen were in frequent contact discussing the progress of the due diligence efforts and issues regarding integration of the two businesses.

On April 25, the ADIC board of directors held a special meeting at the offices of Perkins Coie in Seattle, Washington, at which the ADIC board was updated on the status of negotiations with Quantum. Prior to this meeting, the ADIC board was provided with materials, including the current draft of the merger agreement and presentation materials prepared by Credit Suisse. At the meeting the ADIC board received additional materials prepared by Perkins Coie relating to a number of aspects of the proposed transaction. At the meeting:

•	Mr. van Oppen updated the ADIC board on the negotiations with Quantum, including discussions related to employee benefits and retention arrangements and Quantum’s request that ADIC extend the exclusivity period under the executed non-solicitation agreement to May 2, 2006;

•	Representatives of Perkins Coie reviewed the status of the negotiations and the terms of the draft merger agreement, the draft voting agreement and other ancillary documents, the principal outstanding open issues between the parties, the status of Quantum’s due diligence review of ADIC and the timing and related procedural steps of the proposed merger;

•	Representatives of Credit Suisse made a presentation concerning the financial terms of the proposed merger; and

•	Representatives of ADIC’s management and Perkins Coie reviewed the operation of the pre-existing change of control agreements in place with ADIC management, assuming the effectiveness of the merger and the occurrence of certain events following the merger.

At the conclusion of the April 25, meeting, and after extensive discussion, the ADIC board of directors authorized management to extend the nonsolicitation agreement with Quantum to 11:59 p.m. on May 2, 2006, to continue negotiations with Quantum and to attempt to resolve the remaining outstanding issues.

On April 26, ADIC delivered a notice terminating the exclusivity agreement as of 11:59 p.m. on May 2, 2006.

On April 27, Wilson Sonsini delivered a revised draft of the merger agreement to Perkins Coie.

On April 27, representatives of ADIC and Credit Suisse spoke by telephone with representatives of Quantum and Merrill Lynch to conduct a due diligence review of Quantum.

On April 29, Mr. Belluzzo, senior executives of Quantum and representatives of Merrill Lynch and Wilson Sonsini briefed three members of Quantum’s board of directors, providing a detailed analysis of the transaction and its potential effect on Quantum. Prior to this briefing, the attendees were provided with materials related to the proposed transaction, including the current draft of the merger agreement and related documents. At the briefing, the board members considered the materials provided and managements recommendation of the proposed transaction. As part of the briefing, a representative from Wilson Sonsini reviewed with members their fiduciary duties when considering the proposed transaction. At the conclusion of the briefing, and after a discussion among the participants, the board members present informally authorized Mr. Belluzzo and senior management to continue negotiations with ADIC and to attempt to resolve the remaining outstanding issues.

On May 1, the ADIC board of directors held a special telephonic meeting to receive an update and to consider and, if appropriate, act on the proposed merger agreement with Quantum. Prior to this meeting, the ADIC board was provided with materials related to the proposed transaction, including the current draft of the merger agreement, a copy of a commitment letter and term sheet from KeyBank to Quantum to provide financing for the proposed acquisition by Quantum, presentation materials prepared by Credit Suisse, as well as materials prepared by Perkins Coie. At the meeting,

•	Representatives of Perkins Coie reviewed with the ADIC board its fiduciary duties when considering the proposed transaction and reviewed the developments in the negotiations with Quantum, including reviewing in detail the terms of the merger agreement, the changes that had been effected to the draft merger agreement and draft voting agreement since the last ADIC board of directors meeting, the remaining open issues, and the proposed resolution of those issues to be finally negotiated with Quantum;

•	Representatives of Credit Suisse, Perkins Coie and ADIC management reviewed with the ADIC board the results of financial due diligence performed by ADIC and Credit Suisse on Quantum;

•	Representatives of Credit Suisse reviewed the terms of the commitment letter and term sheet provided to Quantum by KeyBank to provide financing for the acquisition of ADIC by Quantum;

•	Representatives of Perkins Coie reviewed the antitrust approval processes and SEC timing, and answered various questions related to antitrust matters; and

•	Representatives of Credit Suisse made a financial presentation and rendered to the ADIC board the oral opinion of Credit Suisse, which opinion was subsequently confirmed by delivery of a written opinion dated May 1, 2006, that, as of May 1, 2006, and based upon and subject to the various considerations described in the Credit Suisse opinion, the merger consideration to be received by the holders of ADIC common stock in the merger was fair to such holders of ADIC common stock, from a financial point of view. Such opinion is attached to this proxy statement/prospectus as Annex C. See “Opinion of ADIC’s Financial Advisor” on page 38.

Following a careful consideration of the proposed merger agreement, and after extensive discussion, including discussions with ADIC’s financial and legal advisors, the ADIC board of directors unanimously determined that the terms and provisions of the merger agreement negotiated with Quantum, including the proposed revisions discussed with the ADIC board, were fair to, advisable and in the best interests of ADIC and its stockholders. The ADIC board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously resolved to recommend that ADIC stockholders vote for approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

During the evening of May 1, the Quantum board of directors held a special meeting to receive an update and to consider the proposed merger agreement with ADIC. Prior to this meeting, the Quantum board was provided with materials related to the proposed transaction, including the current draft of the merger agreement and related documents. At the meeting, the board members considered the materials provided and management’s recommendation of the proposed transaction. As part of the meeting, a representative from Wilson Sonsini reviewed with members their fiduciary duties when considering the proposed transaction. At the conclusion of the May 1 meeting, and after extensive discussion, Quantum’s board of directors authorized Mr. Belluzzo and senior management to finalize negotiations with ADIC and to attempt to resolve the remaining outstanding issues.

On May 1 and May 2, representatives of ADIC, Quantum, Wilson Sonsini and Perkins Coie held discussions in which they resolved the final outstanding issues relating to the merger agreement in a manner consistent with the proposed revisions discussed with the ADIC board at its May 1 meeting.

During the morning of May 2, the Quantum board of directors held a special telephonic meeting to receive an update on the proposed merger and to consider and, if appropriate, act on the proposed merger agreement with ADIC. At the meeting, the Quantum board was updated on the status of the final negotiations with ADIC and the final changes to the merger agreement agreed by the parties. Following a careful consideration of the proposed merger agreement, and after discussion, including discussions with Quantum’s financial and legal advisors, the Quantum board of directors approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The signing of the merger agreement was publicly announced by ADIC and Quantum on May 2, 2006, following the closing of trading on The NASDAQ National Market on that date.

Consideration of the Merger by the Quantum Board of Directors

The Quantum board of directors has approved the merger agreement, the merger, the issuance of Quantum shares to be issued in the merger, the payment of the cash consideration to be paid in the merger and the other transactions contemplated by the merger agreement. The Quantum board of directors believes that the following are reasons the merger is expected to be beneficial to Quantum and its stockholders:

•	The merger is expected to provide the combined company with a stronger, more diversified revenue base and market presence, through a broadened base of original equipment manufacturer, channel and direct customers and a significantly larger sales force;

•	Quantum and ADIC have complementary products and service capabilities and, in particular, the transaction creates opportunity through the combination of Quantum’s strength in high volume solutions and ADIC’s strength in enterprise sales;

•	The merger is expected to provide the combined company with greater opportunity for future growth by allowing increased investment in higher growth opportunities and enhancing avenues for collaboration and innovation across research and development functions to address emerging customer needs;

•	The merger is expected to provide the combined company with the opportunity for greater cash generation and profitability through an expanded revenue base, an increased proportion of channel and service business, greater scale, and cost synergies; and

•	The merger is expected to create a stronger, independent storage competitor that can compete more effectively with the major storage companies than either company alone.

Recommendation of the ADIC Board of Directors and Its Reasons for the Merger

The ADIC board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of ADIC and its stockholders. Accordingly, the ADIC board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that ADIC stockholders vote for approval and adoption of the merger agreement and the transactions contemplated therein, including the merger.

The ADIC board of directors, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, consulted with ADIC executive officers and ADIC’s financial and legal advisors and considered a variety of factors weighing positively in favor of the merger, including, without limitation, the following:

•	the value to be received by holders of ADIC common stock in the merger, including the fact that the $12.25 per share cash election consideration represented:

•	a premium of approximately 44% over the closing price of ADIC common stock on the Nasdaq National Market on April 28, 2006;

•	a premium of approximately 44%, 37% and 31%, respectively, over the average price of ADIC common stock on the Nasdaq National Market for the thirty-day, sixty-day and 180-day trading periods ended April 28, 2006; and

•	a premium of approximately 76% over ADIC’s fully diluted aggregate value (fully diluted equity value less cash and marketable securities plus net debt) as of April 28, 2006;

•	the fact that ADIC received an offer from another bidder at a price per share in cash equal to the cash election consideration;

•	the financial analyses reviewed with ADIC’s board of directors by Credit Suisse, and the oral opinion of Credit Suisse delivered on May 1, 2006 to ADIC’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion dated May 1, 2006, that, as of May 1, 2006, and based upon and subject to the various considerations, assumptions and qualifications described in the Credit Suisse opinion, the merger consideration to be received by the holders of ADIC common stock in the merger was fair to such holders of ADIC common stock, from a financial point of view;

•	the fact that the stock election feature of the merger consideration offers ADIC stockholders both the opportunity to realize cash for the value of their shares through the cash election consideration and/or, subject to proration, to participate in the growth and opportunities of the combined company by electing to receive Quantum common stock as merger consideration;

•	the ADIC board’s determination, after consultation with ADIC’s management and financial advisors who reviewed with Quantum its financial ability to consummate the merger, that Quantum had secured commitments for financing, which, together with Quantum’s cash and cash equivalents, will be sufficient to pay the merger consideration and all related fees and expenses on the Closing Date;

•	the conditions in the data storage industry generally and the business, operations, financial performance, financial condition, earnings and prospects of ADIC on a stand-alone basis, taking into account the planned acquisition of Rocksoft Limited;

•	the recent and historical stock price performance of ADIC common stock and Quantum common stock;

•	the strategic nature of the transaction, which will combine ADIC’s and Quantum’s respective businesses to create one of the leading data storage companies in the world, which will be well positioned to compete in the data storage industry and to achieve significant synergies, providing ADIC stockholders who elect the stock election consideration the opportunity to participate in the prospects of the combined company after the merger;

•	the terms and conditions of the merger agreement, including:

•	the fact that the merger agreement provides that, under certain circumstances, and subject to certain conditions more fully described in the section entitled “Agreements Related to the Merger—The Merger Agreement—Acquisition Proposals” on page 79, ADIC can furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of ADIC that the board of directors determines is reasonably likely to lead to a superior proposal, the ADIC board of directors can change its recommendation prior to stockholder approval and adoption of the merger agreement and the merger, and, seven days after the later of the mailing of the proxy statement to the ADIC stockholders and the date the registration statement is declared effective, the ADIC board of directors can terminate the merger agreement to accept a superior proposal prior to stockholder approval and adoption of the merger agreement and the merger;

•	the fact that the completion of the merger is not conditioned on Quantum obtaining financing;

•	the fact that the definition of a material adverse effect in the merger agreement contains exceptions that provide greater assurance to ADIC that the merger will close, for example, by excluding effects primarily resulting from the announcement of the merger, such as suspension or delay (or the threat of suspension) of customer orders, a slowdown in the rate of new orders from existing channels or the suspension of supplier relationships; and

•	the limited conditions required to be satisfied prior to completion of the merger.

In addition to these factors, the ADIC board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including, without limitation, the following:

•	the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed, including the effect that the pendency of the merger and any such failure to be completed may have on:

•	the trading price of ADIC common stock;

•	ADIC’s operating results, including the costs incurred in connection with the transaction; and

•	ADIC’s ability to attract and retain customers and key personnel;

•	the requirement that ADIC pay to Quantum a termination fee of $28,500,000 if the merger agreement is terminated under circumstances specified in the merger agreement, which may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, ADIC, as described in the section entitled “Agreements Related to the Merger—The Merger Agreement—Payment of Termination Fee” on page 82;

•	the limitations imposed in the merger agreement on the solicitation by ADIC of alternative business combinations prior to the completion of the merger;

•	the terms of the merger agreement restricting the conduct of ADIC’s business during the period between the signing of the merger agreement and the completion of the merger;

•	the amount of time it could take to complete the merger, including the fact that completion of the transaction depends on factors outside of ADIC’s control;

•	the possibility of significant costs and delays resulting from seeking regulatory approvals necessary for completion of the proposed merger;

•	the proration limitations on the amount of stock available to ADIC stockholders which will result in ADIC stockholders not being assured that they will fully receive the form of merger consideration they prefer;

•	the fact that gains arising from both the cash election consideration and the stock election consideration would be taxable to ADIC stockholders for U.S. federal income tax purposes, as described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” on page 55; and

•	the risks described in the section entitled “Risk Factors” on page 21.

The ADIC board of directors also considered the interests that certain executive officers and directors of ADIC may have with respect to the merger in addition to their interests as stockholders of ADIC generally, as described in the Section entitled “The Merger—Interests of Certain Persons in the Merger” on page 45, which the ADIC board of directors considered as being neutral in its evaluation of the proposed transaction.

The ADIC board of directors concluded that the positive factors significantly outweighed the negative and neutral factors described above. This discussion of the information and factors considered by the ADIC board of directors includes all the material positive, negative and neutral factors considered by the ADIC board of directors, but it is not intended to be exhaustive and may not include all of the factors considered by the ADIC board of directors. In reaching its determination to approve and recommend the merger agreement and the transactions contemplated by the merger agreement, including the merger, the ADIC board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of ADIC and its stockholders. Rather, the ADIC board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by the board. In addition, in considering the factors described above, individual members of the ADIC board of directors may have given differing weights to different factors. After considering this information, the members of the ADIC board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended that ADIC stockholders approve and adopt the merger agreement and the transactions contemplated therein, including the merger.

Opinion of ADIC’s Financial Advisor

ADIC retained Credit Suisse Securities (USA) LLC, or Credit Suisse, to act as its exclusive financial advisor in connection with the proposed merger. In connection with Credit Suisse’s engagement, ADIC requested that Credit Suisse evaluate the fairness, from a financial point of view, to the holders of ADIC’s common stock of the merger consideration to be received by the holders of ADIC’s common stock in the merger. On April 25, 2006 and May 1, 2006, ADIC’s board of directors met to review the proposed merger. During these meetings, Credit Suisse reviewed with the board of directors certain financial analyses, as described below, and on May 1, 2006 Credit Suisse rendered its oral opinion to the board of directors, which opinion was subsequently confirmed by delivery of a written opinion dated May 1, 2006, that, as of that date and based on and subject to the various considerations described in the Credit Suisse opinion, the merger consideration to be received by the holders of ADIC’s common stock in the merger was fair to such holders of ADIC’s common stock, from a financial point of view.

The full text of the Credit Suisse opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety. Holders of ADIC’s common stock are urged to, and should, read this opinion carefully and in its entirety. The Credit Suisse opinion addresses only the fairness, from a financial point of view, to the holders of ADIC’s common stock of the merger consideration to be received by such holders of ADIC’s common stock as of the date of the Credit Suisse opinion. The Credit Suisse opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any other matter relating to the merger. The summary of the Credit Suisse opinion in this proxy statement is qualified in its entirety by reference to the full text of the Credit Suisse opinion.

In connection with its opinion, Credit Suisse, among other things,

•	reviewed a draft of the merger agreement dated April 28, 2006 and certain related draft documents;

•	reviewed certain publicly available business and financial information relating to ADIC and Quantum;

•	reviewed certain other information relating to ADIC, including financial forecasts, provided to or discussed with Credit Suisse by ADIC, and met with the management of ADIC to discuss the business and prospects of ADIC;

•	considered certain financial and stock market data of ADIC and Quantum, and compared that data with similar data for other publicly-held companies in businesses Credit Suisse deemed similar to ADIC and Quantum;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to ADIC’s financial forecasts that Credit Suisse reviewed, ADIC’s management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting reasonable good faith estimates and judgments of ADIC’s management as to its future financial performance. Credit Suisse also assumed, with ADIC’s consent, that in the course of obtaining any necessary regulatory or third party consents, approvals and agreements for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on ADIC, on Quantum, or the merger and that the merger would be consummated in accordance with the terms of the draft merger agreement dated April 28, 2006, without waiver, modification or amendment of any material term, condition or agreement therein. ADIC also advised Credit Suisse, and Credit Suisse assumed, that the final terms of the merger agreement and related documents conformed to the drafts reviewed by Credit Suisse in all respects material to Credit Suisse’s analysis. In addition, Credit Suisse assumed, with ADIC’s consent, that ADIC’s acquisition of Rocksoft Limited, or Rocksoft, will be consummated in accordance with the terms of the agreement executed on March 14, 2006, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of ADIC’s assets or liabilities (contingent or otherwise) and Credit Suisse was not furnished with any such evaluations or appraisals. The Credit Suisse opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to ADIC, nor did it address ADIC’s underlying business decision to proceed with the merger. The Credit Suisse opinion addressed only the fairness, from a financial point of view, to the holders of ADIC’s common stock of the merger consideration to be received by such holders in the merger, and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The Credit Suisse opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not express any opinion as to what the value of Quantum common stock actually will be when issued pursuant to the merger or the prices at which ADIC common stock or Quantum common stock will trade at any time. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of ADIC.

In preparing its opinion to ADIC’s board, Credit Suisse performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond ADIC’s control. No company, transaction or business used by Credit Suisse in its analyses as a comparison is identical to ADIC’s company or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses performed by Credit Suisse and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses performed by Credit Suisse are inherently subject to substantial uncertainty.

The opinion of Credit Suisse and its financial analyses were only one of many factors considered by ADIC’s board in its evaluation of the proposed merger and should not be viewed as determinative of the views of ADIC’s board or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by Credit Suisse in connection with the preparation of its opinion and reviewed with ADIC’s board of directors at meetings of its board of directors on April 25, 2006 and May 1, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Credit Suisse, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Credit Suisse.

Selected Companies Analysis

Credit Suisse compared certain financial information of ADIC and other publicly held companies in the tape storage, storage networking, storage components and enterprise systems industries, including:

Tape Storage	Storage Networking	Storage Components	Enterprise Systems
ADIC	Brocade Communications Systems, Inc.	QLogic Corporation	Network Appliance Inc.

Quantum	McDATA Corporation	Emulex Corporation	EMC Corporation

Overland Storage	Dot Hill Systems Corp.	Adaptec, Inc.	Sun Microsystems, Inc.

Imation Corp.			International Business Machines Corporation

Hewlett-Packard Company

Dell Inc.

Such information included, among other things, observed trading multiples of (i) fully diluted aggregate value (calculated as fully diluted equity value plus net debt) as a multiple of estimated net operating profits after taxes, or NOPAT, for each of calendar years 2006 and 2007 and (ii) price per share as a multiple of estimated earnings per share for each of calendar years 2006 and 2007. Financial data for the selected publicly held companies was based on publicly available information and research analyst estimates. All multiples were based on closing stock prices on April 21, 2006. From the observed trading multiples for the selected companies, Credit Suisse derived (i) a reference range of multiples of fully diluted aggregate value to estimated NOPAT for calendar year 2006 of 12.0x to 20.0x and for calendar year 2007 of 12.0x to 18.0x and (ii) a reference range of multiples of price per share to estimated earnings per share for calendar year 2006 of 14.0x to 24.0x and for calendar year 2007 of 14.0x to 20.0x. Credit Suisse then used these derived reference ranges of multiples to calculate ranges of implied prices per share of ADIC’s common stock using the following two sets of estimates for ADIC’s NOPAT and earnings per share for calendar years 2006 and 2007: (1) publicly available research analyst estimates, which do not give pro forma effect for the pending Rocksoft acquisition (“Street Case”), and (2) ADIC’s management’s estimates, which do give pro forma effect for the pending Rocksoft acquisition (“Management Case”). As such, for the selected companies analysis and the other analyses performed by Credit Suisse, multiples derived utilizing the fully diluted aggregate value of ADIC assume, with respect to the Street Case, a net debt balance for ADIC that is not adjusted for the cash expected to be paid by ADIC for Rocksoft and, with respect to the Management Case, a net debt balance for ADIC that is adjusted to reflect the approximately $63 million in cash ADIC expects to pay for Rocksoft. The following table summarizes the ranges of prices per share of ADIC’s common stock that were implied by this analysis:

	Reference Multiple Range	Implied Price per ADIC Share
Prices Implied using Management Case Estimates

Fully Diluted Aggregate Value as a multiple of estimated CY2006 NOPAT	12.0x–20.0x	$6.18–$8.07

Price Per Share as a multiple of estimated CY2006 Earnings Per Share	14.0x–24.0x	$3.57–$6.12

Fully Diluted Aggregate Value as a multiple of estimated CY2007 NOPAT	12.0x–18.0x	$8.37–$10.80

Price Per Share as a multiple of estimated CY2007 Earnings Per Share	14.0x–20.0x	$5.95–$8.49

Prices Implied using Street Case Estimates

Fully Diluted Aggregate Value as a multiple of estimated CY2006 NOPAT	12.0x–20.0x	$6.38–$7.72

Price Per Share as a multiple of estimated CY2006 Earnings Per Share	14.0x–24.0x	$3.67–$6.30

Fully Diluted Aggregate Value as a multiple of estimated CY2007 NOPAT	12.0x–18.0x	$7.72–$9.39

Price Per Share as a multiple of estimated CY2007 Earnings Per Share	14.0x–20.0x	$5.07–$7.24

You should be aware that no company used as a comparison in the comparable companies analysis is identical to ADIC. In addition, mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable company or market trading data.

Selected Acquisitions Analysis

Credit Suisse reviewed several financial metrics from the following 14 selected acquisitions in the hardware and storage industry:

Acquiror	Target
Micron Systems Inc.	Lexar Media, Inc.

Imation Corp.	Memorex Products, Inc.

Seagate Technology	Maxtor Corporation

Sun Microsystems, Inc.	Storage Technology Corporation (StorageTek)

McDATA Corporation	Computer Network Technology Corporation

Quantum	Certance Holdings

Adaptec, Inc.	Snap Appliances, Inc.

Dot Hill Systems Corp.	Chaparral Network Storage, Inc.

Emulex Corporation	Vixel Corporation

Western Digital Corporation	Read-Rite Corporation

Computer Network Technology Corporation	Inrange Technologies Corporation

Hitachi, Ltd.	International Business Machines Corporation (Disk Business)

ADIC	Pathlight Technology, Inc.

Maxtor Corporation	Quantum Corporation (hard disk drive)

For those selected precedent transactions for which sufficient financial information was publicly available, Credit Suisse calculated (i) the implied fully diluted aggregate value (calculated as fully diluted equity value plus net debt) paid by the acquiror for the target company at announcement as a multiple of the target company’s estimated next twelve months, or NTM, earnings before interest, taxes, depreciation and amortization expenses, or EBITDA, and (ii) the price per share paid by the acquiror as a multiple of the target company’s estimated NTM earnings per share. Multiples for the selected acquisitions were based on publicly available information at the time of announcement of the relevant transaction. From the observed multiples for (i) the Sun Microsystems/StorageTek transaction and (ii) the median of the 14 selected acquisitions listed above for which sufficient financial information was publicly available, Credit Suisse derived (i) a reference range of multiples of fully-diluted aggregate value to estimated NTM EBITDA of 9.1x to 9.8x and (ii) a reference range of multiples of price per share to estimated NTM earnings per share of 19.9x to 28.1x. Credit Suisse specifically selected the Sun Microsystems/StorageTek transaction because StorageTek was most directly comparable to ADIC among the target companies in the selected acquisitions. Credit Suisse then used these derived reference ranges of multiples to calculate ranges of implied prices per share of ADIC’s common stock using the Street Case estimates and the Management Case estimates. The following table summarizes the ranges of prices per share of ADIC’s common stock that were implied by this analysis:

	Reference Multiple Range	Implied Price Per ADIC Share
Prices Implied using Management Case Estimates

Fully Diluted Aggregate Value as a multiple of estimated NTM EBITDA	9.1x–9.8x	$10.32–$10.87

Price Per Share as a multiple of estimated NTM Earnings Per Share	19.9x–28.1x	$ 5.07–$7.16

Prices Implied using Street Case Estimates

Fully Diluted Aggregate Value as a multiple of estimated NTM EBITDA	9.1x–9.8x	$10.05–$10.50

Price Per Share as a multiple of estimated NTM Earnings Per Share	19.9x–28.1x	$ 5.22–$7.37

No company or transaction utilized as a comparison in this analysis is identical to ADIC or the contemplated merger. Mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable market trading data.

Discounted Cash Flow Analysis

Credit Suisse calculated the estimated present value of the standalone, unlevered, after-tax free cash flows that ADIC could generate over calendar years 2006 through 2009, based on the Management Case. Credit Suisse then calculated a range of estimated terminal values for ADIC by multiplying its calendar year 2010 estimated NOPAT, as reflected in the Management Case, by selected terminal NOPAT multiples ranging from 12.0x to 18.0x. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates ranging from 14% to 18%. This analysis indicated the following range of implied prices per share of ADIC’s common stock:

Implied Price Per ADIC Share	$9.96–$ 13.41

Credit Suisse also conducted a discounted cash flow sensitivity analysis to calculate the price per ADIC share implied by selected changes to the Management Case forecasts that were used in the analysis. The sensitivity analysis was based on a 16% discount rate and a 15.0x terminal NTM NOPAT multiple. The following table summarizes the implied ADIC share prices that would result from the following assumptions: (i) a 0% revenue compound annual growth rate (or CAGR), and earnings before interest and taxes (or EBIT) margins increasing ratably from 1% in calendar 2005 to 8% in the terminal year, (ii) a 0% revenue CAGR and EBIT margins increasing ratably from 1% in calendar 2005 to 13% in the terminal year, (iii) a 10% revenue CAGR and EBIT margins increasing ratably from 1% in calendar 2005 to 8% in the terminal year, and (iv) a 10% revenue CAGR and EBIT margins increasing ratably from 1% in calendar 2005 to 8% in the terminal year:

Revenue CAGR	Terminal EBIT Margin	Implied Price Per ADIC Share
0.0%	8%	$7.73
0.0%	13%	$10.09
10.0%	8%	$9.98
10.0%	13%	$13.54

Other Factors

In rendering its opinion, Credit Suisse also reviewed other factors, including:

•	historical trading prices and trading volumes of ADIC’s common stock;

•	publicly available research analysts’ price targets and financial projections for ADIC; and

•	the average premiums paid in all-cash acquisitions of technology companies with transaction values of $500 million to $2.0 billion announced since January 1, 2003 and the premiums implied in the merger based on the merger consideration and the closing prices of ADIC’s common stock over various periods.

Miscellaneous

ADIC selected Credit Suisse based on Credit Suisse’s qualifications, expertise and reputation, and its familiarity with ADIC and its business. Credit Suisse is an internationally recognized investment banking and advisory firm. Credit Suisse, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Pursuant to an engagement letter dated as of March 28, 2006, ADIC engaged Credit Suisse to provide financial advisory services to ADIC’s board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Credit Suisse will receive a customary fee for its services, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse will receive a fee of $1.7 million for rendering its opinion on May 1, 2006. If the merger is completed, Credit Suisse will be paid an additional amount equal to approximately $4.1 million. In addition, regardless of whether the merger is completed, ADIC has agreed to reimburse Credit Suisse for its out-of-pocket expenses, including the reasonable fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Prospective Financial Information

ADIC does not, as a matter of course, publicly disclose detailed forecasts or internal projections of future revenues, earnings or financial condition. However, in connection with the preparation by Credit Suisse of the financial analyses described above under “Opinion of ADIC’s Financial Advisor”, ADIC prepared and made available to Credit Suisse financial data concerning projected future performance that ADIC believes was not publicly available. Such forecasts consisted of ADIC’s management’s estimates which give effect to the Rocksoft acquisition. With respect to the financial forecasts for ADIC that Credit Suisse reviewed, ADIC’s management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting reasonable good faith estimates and judgments of ADIC management as to ADIC’s future financial performance. In connection with such review Credit Suisse did not assume any responsibility for independent verification of such financial forecasts. Such estimates are identified as the “management case estimates” in the description of the Credit Suisse selected companies analysis, selected acquisitions analysis, and discounted cash flow analysis in the immediately preceding section.

While these projections were prepared in good faith by ADIC’s management, no assurance can be made regarding future events. The estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of ADIC and will be beyond the control of Quantum. Specifically, items or events which could have affected or may affect the prospective financial information include, without limitation, the ability of ADIC to achieve anticipated pricing, cost and gross margin levels, the ability of ADIC to achieve and capitalize on changes in market demand, acceptance of and demand for ADIC’s products, the ability of ADIC to successfully introduce new products, and the ability of ADIC to maintain supplier relationships. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the prospective financial information. Such prospective financial information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. This prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, published guidelines of the SEC regarding forward-looking statements, or U.S. generally accepted accounting principles or U.S. GAAP. In the view of ADIC’s management, the prospective financial information was prepared on reasonable bases and reflect reasonable good faith estimates and judgments of ADIC’s management as to its future financial performance. However, this information is not a guaranty of future performance and should not necessarily be relied upon by readers of this proxy statement/prospectus as being indicative of future results.

See “Cautionary Statement Regarding Forward-Looking Statements” on page 20.

The ADIC prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, ADIC’s management. PricewaterhouseCoopers LLP has not examined or compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP expresses no opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relates to ADIC’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

The prospective financial information was developed in a manner consistent with ADIC’s management’s annual internal budgeting and forecasting process, is generally consistent with ADIC’s existing accounting policies (with the exception, among others, of the application of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (FAS 123(R)), an amendment of FAS No. 123, “Accounting for Stock-Based Compensation,” which is effective for the fiscal year beginning November 1, 2005), and were based upon certain assumptions, the principal ones of which are set forth below.

The prospective financial information assumed that ADIC continues as a separate public company and would make independent decisions. The assumptions underlying this information were based on such factors as historical trends and performance, industry expectations, and significant input from ADIC’s operations management. No assurance can be given that such projected results will actually be achieved. See “Risk Factors” on page 21.

ADIC’s management made the following principal assumptions in developing the prospective financial information, which are summarized below.

•	ADIC will acquire Rocksoft for approximately $63 million in cash and will amortize the full purchase price over ten years.

•	Revenue is projected to increase by 5% and 11% for 2006 and 2007, respectively.

•	Gross profit is projected to increase by 11% and 19% for 2006 and 2007, respectively.

•	Operating expense is projected to increase by 3% and 6% for 2006 and 2007, respectively.

•	Revenue, gross profit and operating expense are projected to increase by specified percentages for years 2008 through 2011.

ADIC does not intend to update or otherwise revise the prospective financial information provided to Credit Suisse to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, or to reflect changes in general financial, economic, market or other industry conditions.

Interests of Certain Persons in the Merger

When ADIC stockholders consider the recommendation of the board of directors of ADIC with respect to the merger, they should be aware that some of the executive officers and directors of ADIC have interests in connection with the merger that are different from, or in addition to, the interests of ADIC stockholders, as summarized below. In making their decision to recommend the merger, the board of directors of ADIC was aware of these interests and considered them among the other matters described under the sections entitled “The Merger—Consideration of the Merger by the Quantum Board of Directors” on page 35 and “The Merger—Recommendation of the ADIC Board of Directors and Its Reasons for the Merger” on page 36.

Indemnification; Directors’ and Officers’ Insurance; Indemnification Agreements

Pursuant to the merger agreement, Quantum will, and will cause ADIC to, indemnify ADIC’s directors and executive officers as described in the section entitled “Agreements Related to the Merger—The Merger Agreement—Additional Agreements—Indemnification; Insurance” on page 76.

ADIC’s restated articles of incorporation provide that, to the full extent permitted by the Washington Business Corporation Act, a director of ADIC will not be liable for monetary damages to ADIC or its stockholders for conduct as a director. In addition, ADIC’s directors and officers are entitled to indemnification under ADIC’s restated bylaws. The indemnification provisions in ADIC’s bylaws require ADIC to hold harmless and indemnify its directors and executive officers in connection with any proceeding. For purposes of the bylaws, a proceeding includes any threatened, pending or completed action, suit or proceeding in which the director or executive officer becomes involved because he or she is or was a director or officer of ADIC. No indemnification will be provided by ADIC to a director or executive officer under the bylaws (i) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (ii) for conduct of the director or executive officer finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act, (iii) for any transaction with respect to which it is finally adjudged that such director or executive officer personally received a benefit in money, property, or services to which he or she was not legally entitled, or (iv) if ADIC is otherwise prohibited by applicable law from paying such indemnification. The directors’ and executive officers’ right to indemnification includes the right to have ADIC pay the directors’ and executive officers’ expenses in connection with a proceeding in advance of the final disposition of such proceeding, subject to the director or executive officer, as applicable, providing ADIC with an undertaking to repay advances if a court finally determines that the director or executive officer is not entitled to be indemnified for such advances under ADIC’s bylaws.

ADIC’s directors and executive officers are also entitled to indemnification pursuant to the terms of indemnification agreements entered into with ADIC. These indemnification agreements require ADIC to hold harmless and indemnify its directors and executive officers to the full extent permitted by law in connection with any proceeding. For purposes of the indemnification agreements, a proceeding includes any actual, pending or threatened action, suit, claim or proceeding in which the director or executive officer is, was or becomes involved because of the fact that he or she is or was a director, officer, employee or agent of ADIC. The directors’ and executive officers’ right to indemnification includes the right to have ADIC pay the directors’ and executive officers’ expenses in connection with a proceeding in advance of the final disposition of such proceeding, subject to the director or executive officer, as applicable: (i) providing ADIC with an undertaking to repay advances if a court finally determines that the director or executive officer is not entitled to be indemnified for such advances under the indemnification agreement, (ii) giving ADIC such information and cooperation as is reasonably requested, and (iii) furnishing, if requested by ADIC and required by applicable law, a written affirmation of the director’s or executive officer’s good faith belief that he or she met any applicable standards of conduct. Even if the indemnification agreements are terminated following the merger, ADIC’s obligations in connection with these agreements will continue with respect to the directors’ and executive officers’ periods of service preceding the effective time of the merger.

Share Ownership

The following table sets forth information as of July 18, 2006, unless otherwise noted below, with respect to the beneficial ownership of shares of ADIC common stock by each director of ADIC, each of ADIC’s current executive officers and the total beneficial ownership of all directors and current executive officers. Except as noted, ADIC believes, based on information furnished by the individuals listed below, that they have sole voting and investment power with respect to such shares.

Name	Shares Beneficially Owned
	Number	Percent
Tom A. Alberg(1)	200,675	*
Christopher T. Bayley(2)	79,000	*
Frank M. (“Pete”) Higgins	—	*
John W. Stanton(3)	3,096,656	4.97
Peter H. van Oppen(4)	386,616	*
Walter F. Walker	202,000	*
Charles H. Stonecipher	126,068	*
William C. Britts(5)	67,904	*
Jon W. Gacek	457	*
Lisa A. Clarke	5,500	*
All directors and current executive officers as a group	4,164,876	6.68

*	Represents holdings of less than 1%.
(1)	Includes 71,200 shares owned by Raven Trust, a charitable trust of which Mr. Alberg and his spouse are the sole trustees. Includes 12,000 shares held for the children of Mr. Alberg under the Uniform Transfer to Minors Act.
(2)	Includes 4,000 shares owned by Mr. Bayley’s spouse.
(3)	Includes 75,000 shares owned by a family trust. Does not include 50,000 shares owned by Aven Foundation, a foundation controlled by Mr. Stanton and his spouse. Mr. Stanton and his spouse disclaim beneficial ownership over the shares held by Aven Foundation.
(4)	Includes 8,528 shares owned by Mr. van Oppen’s spouse. Does not include 5,600 shares that are held in trust for Mr. van Oppen’s children or 3,000 shares held in a trust (of which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims beneficial ownership. As previously contemplated, Mr. van Oppen disposed of 50,000 shares by charitable gift during May 2006.
(5)	Includes 1,672 shares acquired under the employee stock purchase plan not currently filed with the SEC.

ADIC Change of Control Agreements

The following directors and executive officers of ADIC are parties to change of control agreements with ADIC: Peter H. van Oppen, Jon W. Gacek, Charles H. Stonecipher, William C. Britts and Lisa A. Clarke.

Peter H. van Oppen. Mr. van Oppen’s change of control agreement, dated May 14, 1999, entitles him to receive, upon termination of his employment within three years following a change of control by ADIC, other than for cause, death or disability: (i) a lump-sum payment equal to unpaid compensation, previously deferred compensation and accrued vacation; (ii) a lump-sum termination payment equal to three times the sum of (a) Mr. van Oppen’s base salary for the fiscal year in which the termination occurs, and (b) an amount equal to 75% of the highest annual bonus paid or payable to Mr. van Oppen for the three fiscal years preceding the year in which the change of control occurs; and (iii) immediate vesting and exercisability of all options to purchase securities of ADIC or its successors held by Mr. van Oppen. The foregoing payments are subject to reduction to the extent that they would constitute excess parachute payments under applicable law; provided, however, that they will not be reduced below two times Mr. van Oppen’s base salary; and provided further, that to the extent such payments would otherwise have been reduced below two times Mr. van Oppen’s base salary for the fiscal year in which the termination occurs, Mr. van Oppen will be entitled to a “gross-up” payment to compensate him for any excise tax and income tax on such excess parachute payments. For purposes of Mr. van Oppen’s change of control agreement, “cause” includes any of the following acts by Mr. van Oppen: (i) a clear refusal to carry out his material lawful duties after having received notice and opportunity to cure; (ii) violation of a state or federal criminal law involving the commission of a crime against ADIC or any of its subsidiaries; (iii) deception, fraud, misrepresentation or dishonesty, or any incident materially compromising his reputation or ability to represent ADIC with investors, customers or the public; or (iv) unauthorized use or disclosure of confidential information or trade secrets.

Mr. van Oppen’s change of control agreement also entitles him to receive the payments described in the immediately preceding paragraph if Mr. van Oppen terminates his employment for good reason within three years following a change of control by ADIC. For purposes of Mr. van Oppen’s change of control agreement, “good reason” includes, generally: (i) assignment of duties materially inconsistent with his title, position, authority, duties or responsibilities, or material diminution in such title, position, authority, duties or responsibilities; (ii) failure of ADIC to pay his compensation, benefits or reasonable expenses; (iii) relocation further than 35 miles from Redmond, Washington; (iv) failure to require a successor to assume the agreement; and (v) any other material violation of the agreement by ADIC.

As an example, based on the compensation levels as of the record date of the ADIC special meeting, if following the completion of the merger Mr. van Oppen were terminated by Quantum without cause prior to September 30, 2006, or if he terminated his employment with good reason before such date, he would be entitled under his change of control agreement to a lump sum payment of up to $1,665,000 (subject to reduction and gross up as described in the immediately preceding paragraphs and excluding any ongoing base compensation and any annual bonus for the current fiscal year under ADIC’s existing bonus plan) as well as immediate vesting and exercisability of all of his options to purchase securities of Quantum, including options to acquire ADIC stock that are being assumed by Quantum in connection with the merger and new options (if any) to acquire Quantum stock granted following the merger.

Completion of the merger will constitute a change of control under Mr. van Oppen’s change of control agreement.

Jon W. Gacek. Mr. Gacek’s change of control agreement, dated November 5, 1999, entitles him to receive, upon termination of his employment within two years following a change of control by ADIC, other than for cause, death or disability: (i) a lump-sum payment equal to unpaid compensation, previously deferred compensation and accrued vacation; and (ii) a lump-sum termination payment equal to two times the sum of (a) Mr. Gacek’s base salary for the fiscal year in which the termination occurs, and (b) an amount equal to 75% of the highest annual bonus paid or payable to Mr. Gacek for the three fiscal years preceding the year in which the change of control occurs; and (iii) immediate vesting and exercisability of all options to purchase securities of ADIC or its successors held by Mr. Gacek. The foregoing payments are subject to reduction to the extent that they would constitute excess parachute payments under applicable law; provided, however, that they will not be reduced below 1.5 times Mr. Gacek’s base salary; and provided further, that to the extent such payments would otherwise have been reduced below 1.5 times Mr. Gacek’s base salary for the fiscal year in which the termination occurs, Mr. Gacek will be entitled to a “gross-up” payment to compensate him for any excise tax and income tax on such excess parachute payments. For purposes of Mr. Gacek’s change of control agreement, “cause” includes any of the following acts by Mr. Gacek: (i) a clear refusal to carry out his material lawful duties after having received notice and opportunity to cure; (ii) violation of a state or federal criminal law involving the commission of a crime against ADIC or any of its subsidiaries; (iii) deception, fraud, misrepresentation or dishonesty, or any incident materially compromising his reputation or ability to represent ADIC with investors, customers or the public; or (iv) unauthorized use or disclosure of confidential information or trade secrets.

Mr. Gacek’s change of control agreement also entitles him to receive the payments described in the immediately preceding paragraph if Mr. Gacek terminates his employment for good reason within two years following a change of control by ADIC. For purposes of Mr. Gacek’s change of control agreement, “good reason” includes, generally: (i) assignment of duties materially inconsistent with his title, position, authority, duties or responsibilities, or material diminution in such title, position, authority, duties or responsibilities; (ii) failure of ADIC to pay his compensation, benefits or reasonable expenses; (iii) relocation further than 35 miles from Redmond, Washington; (iv) failure to require a successor to assume the agreement; and (v) any other material violation of the agreement by ADIC.

As an example, based on the compensation levels as of the record date of the ADIC special meeting, if following the completion of the merger Mr. Gacek were terminated by Quantum without cause prior to

September 30, 2006, or if he terminated his employment with good reason before such date, he would be entitled under his change of control agreement to a lump sum payment of up to $795,000 (subject to reduction and gross up as described in the immediately preceding paragraphs and excluding any ongoing base compensation and any annual bonus for the current fiscal year under ADIC’s existing bonus plan) as well as immediate vesting and exercisability of all of his options to purchase securities of Quantum, including options to acquire ADIC stock that are being assumed by Quantum in connection with the merger and new options (if any) to acquire Quantum stock granted following the merger.

Completion of the merger will constitute a change of control under Mr. Gacek’s change of control agreement.

Charles H. Stonecipher. Mr. Stonecipher’s change of control agreement, dated May 14, 1999, entitles him to receive, upon termination of his employment within three years following a change of control by ADIC, other than for cause, death or disability: (i) a lump-sum payment equal to unpaid compensation, previously deferred compensation and accrued vacation; and (ii) a lump-sum termination payment equal to three times the sum of (a) Mr. Stonecipher’s base salary for the fiscal year in which the termination occurs, and (b) an amount equal to 75% of the highest annual bonus paid or payable to Mr. Stonecipher for the three fiscal years preceding the year in which the change of control occurs; and (iii) immediate vesting and exercisability of all options to purchase securities of ADIC or its successors held by Mr. Stonecipher. The foregoing payments are subject to reduction to the extent that they would constitute excess parachute payments under applicable law; provided, however, that they will not be reduced below two times Mr. Stonecipher’s base salary; and provided further, that to the extent such payments would otherwise have been reduced below two times Mr. Stonecipher’s base salary for the fiscal year in which the termination occurs, Mr. Stonecipher will be entitled to a “gross-up” payment to compensate him for any excise tax and income tax on such excess parachute payments. For purposes of Mr. Stonecipher’s change of control agreement, “cause” includes any of the following acts by Mr. Stonecipher: (i) a clear refusal to carry out his material lawful duties after having received notice and opportunity to cure; (ii) violation of a state or federal criminal law involving the commission of a crime against ADIC or any of its subsidiaries; (iii) deception, fraud, misrepresentation or dishonesty, or any incident materially compromising his reputation or ability to represent ADIC with investors, customers or the public; or (iv) unauthorized use or disclosure of confidential information or trade secrets.

Mr. Stonecipher’s change of control agreement also entitles him to receive the payments described in the immediately preceding paragraph if Mr. Stonecipher terminates his employment for good reason within three years following a change of control by ADIC. For purposes of Mr. Stonecipher’s change of control agreement, “good reason” includes, generally: (i) assignment of duties materially inconsistent with his title, position, authority, duties or responsibilities, or material diminution in such title, position, authority, duties or responsibilities; (ii) failure of ADIC to pay his compensation, benefits or reasonable expenses; (iii) relocation further than 35 miles from Redmond, Washington; (iv) failure to require a successor to assume the agreement; and (v) any other material violation of the agreement by ADIC.

As an example, based on the compensation levels as of the record date of the ADIC special meeting, if following the completion of the merger Mr. Stonecipher were terminated by Quantum without cause prior to September 30, 2006, or if he terminated his employment with good reason before such date, he would be entitled under his change of control agreement to a lump sum payment of up to $1,166,250 (subject to reduction and gross up as described in the immediately preceding paragraphs and excluding any ongoing base compensation and any annual bonus for the current fiscal year under ADIC’s existing bonus plan) as well as immediate vesting and exercisability of all of his options to purchase securities of Quantum, including options to acquire ADIC stock that are being assumed by Quantum in connection with the merger and new options (if any) to acquire Quantum stock granted following the merger.

Completion of the merger will constitute a change of control under Mr. Stonecipher’s change of control agreement.

William C. Britts. Mr. Britts’ change of control agreement, dated May 14, 1999, entitles him to receive, upon termination of his employment within two years following a change of control by ADIC, other than for cause, death or disability: (i) a lump-sum payment equal to unpaid compensation, previously deferred compensation and accrued vacation; and (ii) a lump-sum termination payment equal to two times the sum of (a) Mr. Britts’ base salary for the fiscal year in which the termination occurs, and (b) an amount equal to 75% of the highest annual bonus paid or payable to Mr. Britts for the three fiscal years preceding the year in which the change of control occurs; and (iii) immediate vesting and exercisability of all options to purchase securities of ADIC or its successors held by Mr. Britts. The foregoing payments are subject to reduction to the extent that they would constitute excess parachute payments under applicable law; provided, however, that they will not be reduced below 1.5 times Mr. Britts’ base salary; and provided further, that to the extent such payments would otherwise have been reduced below 1.5 times Mr. Britts’ base salary for the fiscal year in which the termination occurs, Mr. Britts will be entitled to a “gross-up” payment to compensate him for any excise tax and income tax on such excess parachute payments. For purposes of Mr. Britts’ change of control agreement, “cause” includes any of the following acts by Mr. Britts: (i) a clear refusal to carry out his material lawful duties after having received notice and opportunity to cure; (ii) violation of a state or federal criminal law involving the commission of a crime against ADIC or any of its subsidiaries; (iii) deception, fraud, misrepresentation or dishonesty, or any incident materially compromising his reputation or ability to represent ADIC with investors, customers or the public; or (iv) unauthorized use or disclosure of confidential information or trade secrets.

Mr. Britts’ change of control agreement also entitles him to receive the payments described in the immediately preceding paragraph if Mr. Britts terminates his employment for good reason within two years following a change of control by ADIC. For purposes of Mr. Britts’ change of control agreement, “good reason” includes, generally: (i) assignment of duties materially inconsistent with his title, position, authority, duties or responsibilities, or material diminution in such title, position, authority, duties or responsibilities; (ii) failure of ADIC to pay his compensation, benefits or reasonable expenses; (iii) relocation further than 35 miles from Redmond, Washington; (iv) failure to require a successor to assume the agreement; and (v) any other material violation of the agreement by ADIC.

As an example, based on the compensation levels as of the record date of the ADIC special meeting, if following the completion of the merger Mr. Britts were terminated by Quantum without cause prior to September 30, 2006, or if he terminated his employment with good reason before such date, he would be entitled under his change of control agreement to a lump sum payment of up to $843,337.50 (subject to reduction and gross up as described in the immediately preceding paragraphs and excluding any ongoing base compensation and any annual bonus for the current fiscal year under ADIC’s existing bonus plan) as well as immediate vesting and exercisability of all of his options to purchase securities of Quantum, including options to acquire ADIC stock that are being assumed by Quantum in connection with the merger and new options (if any) to acquire Quantum stock granted following the merger.

Completion of the merger will constitute a change of control under Mr. Britts’ change of control agreement.

Lisa A. Clarke. Ms. Clarke’s change of control agreement, dated February 11, 2001, as amended on August 12, 2004, entitles her to receive, upon termination of her employment within two years following a change of control by ADIC, other than for cause, death or disability: (i) a lump-sum payment equal to unpaid compensation, previously deferred compensation and accrued vacation; and (ii) a lump-sum termination payment equal to two times the sum of (a) Ms. Clarke’s base salary for the fiscal year in which the termination occurs, and (b) an amount equal to 75% of the highest annual bonus paid or payable to Ms. Clarke for the three fiscal years preceding the year in which the change of control occurs; and (iii) immediate vesting and exercisability of all options to purchase securities of ADIC or its successors held by Ms. Clarke. The foregoing payments are subject to reduction to the extent that they would constitute excess parachute payments under applicable law; provided, however, that they will not be reduced below 1.5 times Ms. Clarke’s base salary; and provided further, that to the extent such payments would otherwise have been reduced below 1.5 times Ms. Clarke’s base salary for the fiscal year in which the termination occurs, Ms. Clarke will be entitled to a “gross-up” payment to compensate her for any excise tax and income tax on such excess parachute payments. For purposes of Ms. Clarke’s change of control agreement, “cause” includes any of the following acts by Ms. Clarke: (i) a clear refusal to carry out her material lawful duties after having received notice and opportunity to cure, (ii) violation of a state or federal criminal law involving the commission of a crime against ADIC or any of its subsidiaries; (iii) deception, fraud, misrepresentation or dishonesty, or any incident materially compromising her reputation or ability to represent ADIC with investors, customers or the public; or (iv) unauthorized use or disclosure of confidential information or trade secrets.

Ms. Clarke’s change of control agreement also entitles her to receive the payments described in the immediately preceding paragraph if Ms. Clarke terminates her employment for good reason within two years following a change of control by ADIC. For purposes of Ms. Clarke’s change of control agreement, “good reason” includes, generally: (i) assignment of duties materially inconsistent with her title, position, authority, duties or responsibilities, or material diminution in such title, position, authority, duties or responsibilities; (ii) failure of ADIC to pay her compensation, benefits or reasonable expenses; (iii) relocation further than 35 miles from Redmond, Washington; (iv) failure to require a successor to assume the agreement; and (v) any other material violation of the agreement by ADIC.

As an example, based on the compensation levels as of the record date of the ADIC special meeting, if following the completion of the merger Ms. Clarke were terminated by Quantum without cause prior to September 30, 2006, or if she terminated her employment with good reason before such date, she would be entitled under her change of control agreement to a lump sum payment of up to $617,500 (subject to reduction and gross up as described in the immediately preceding paragraphs and excluding any ongoing base compensation and any annual bonus for the current fiscal year under ADIC’s existing bonus plan) as well as immediate vesting and exercisability of all of her options to purchase securities of Quantum, including options to acquire ADIC stock that are being assumed by Quantum in connection with the merger and new options (if any) to acquire Quantum stock granted following the merger.

Completion of the merger will constitute a change of control under Ms. Clarke’s change of control agreement.

Equity Based Awards

Under ADIC’s equity plans, all options held by directors of ADIC other than Peter H. van Oppen will vest and become exercisable at the effective time of the merger. Based on options outstanding as of July 13, 2006, the number of unvested options to acquire shares of ADIC common stock held by non-employee directors that will become fully vested and exercisable at the effective time of the merger is 6,000 each for Tom A. Alberg, Christopher T. Bayley, John W. Stanton and Walter F. Walker and 12,000 for Frank M. Higgins. To the extent that such options are not exercised prior to the effective time of the merger, each director holding such options will be entitled to receive cash in an amount equal to the number of applicable options multiplied by the “spread.” The “spread” in each case with respect to the unvested director options of Messrs. Alberg, Bayley, Stanton and Walker is equal to $3.405, representing the $12.25 per share transaction price minus the exercise price per share of $8.845 for such options. The “spread” with respect to unvested director options of Mr. Higgins is equal to $3.405 with respect to 6,000 of his 12,000 options, representing the $12.25 per share transaction price minus the exercise price per share of $8.845 for such options, and is $5.42 with respect to Mr. Higgins remaining 6,000 options, representing the $12.25 per share transaction price minus the exercise price of $6.83 per share for such options.

In connection with the merger, each ADIC option that is held by ADIC’s executive officers and employee directors outstanding immediately prior to the effective time of the merger will remain outstanding following the effective time of the merger, will not vest on a different schedule as a result of the completion of the merger and the transactions contemplated thereby, and will be converted into the right to acquire shares of Quantum common stock as described in the section entitled “Agreements Related to the Merger—The Merger Agreement—Treatment of ADIC Stock Options and Rights Under the ADIC Employee Stock Purchase Plan” on page 70. Assuming an effective date of the merger of August 18, 2006, the following number of unvested ADIC options held by ADIC’s executive officers and employee directors will be so converted and will remain outstanding and continue to vest according to their terms: Peter H. van Oppen, 75,000; Jon W. Gacek, 60,000; Charles H. Stonecipher, 42,500; William C. Britts, 57,500; and Lisa A. Clarke, 43,750, based on the estimated number of unvested options as of August 16, 2006. In addition, any vested options held by ADIC’s executive officers and employee directors outstanding as of the effective date will also be so converted.

As further described in the section entitled “The Merger—Interests of Certain Persons in the Merger” on page 45, ADIC options held by ADIC’s executive officers that are converted into the right to acquire shares of Quantum common stock at the effective time of the merger may vest and become exercisable upon termination of such executive officers’ employment under certain circumstances as provided in their respective change of control agreements.

Management Following the Merger

At the time the merger agreement was negotiated with Quantum and approved by ADIC’s board of directors, no substantive discussions occurred with, and no commitments were made to, ADIC directors or executive officers with respect to the possibility of continuing as directors or officers of Quantum following the merger. Subsequently, in the course of planning the management of the combined company, discussions have occurred with certain executive officers of ADIC. On July 19, 2006, Quantum announced that Quantum’s executive team following the effective time of the merger will include Jon Gacek, ADIC’s CFO and executive vice president of Finance and Operations, who is expected to serve as executive vice president and CFO of Quantum, and William Britts, ADIC’s co-executive vice president, Products, Sales and Service, who is expected to serve as Quantum’s executive vice president, Sales, Marketing and Service. As of the date of this proxy statement/prospectus Quantum has neither offered nor agreed to retain any member of ADIC’s current board of directors as a director following the effective time of the merger.

Continued Benefits

As of and following the merger, Quantum will either (i) continue any ADIC benefit plans, (ii) permit employees of ADIC and its subsidiaries who continue employment with Quantum, ADIC or their subsidiaries following the merger to participate in the employee welfare benefit and fringe benefit plans of Quantum and any Quantum plans intended to qualify under Section 401(a) of the Code on terms no less favorable than those provided to similarly situated employees of Quantum, or (iii) a combination of the immediately preceding clauses (i) and (ii). All of the executive officers of ADIC currently participate in ADIC’s benefit plans, which include medical, dental, vision and prescription drug coverage, life insurance, accidental death and dismemberment insurance, short term and long term disability insurance, employee assistance plan, flexible spending accounts, 401(k) plan, bonus plan, stock option plans, employee stock purchase plan and other welfare fringe benefit plans.

Regulatory Approvals

Quantum and ADIC have made the required filings with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act, and the applicable waiting period has terminated. In addition, Quantum and ADIC have made foreign antitrust filings in Germany and Ireland and have received clearance from the German and Irish authorities for the merger.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may still challenge the merger on antitrust grounds after expiration of the waiting period or consummation of the transaction. Accordingly, at any time before or after the completion of the merger, either of these entities could take action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons also could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Quantum and ADIC will prevail. If the merger is challenged, the merger may be delayed or not happen at all.

Quantum and ADIC believe that the completion of the merger will not violate any antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

Listing on the New York Stock Exchange of Quantum Shares Issued Pursuant to the Merger

Quantum will use all commercially reasonable efforts to cause the shares of Quantum common stock to be issued in connection with the merger to be authorized for listing on the New York Stock Exchange before the completion of the merger, subject to official notice of issuance. This authorization for listing is a condition to the completion of the merger.

Delisting and Deregistration of ADIC Common Stock After the Merger

When the merger is completed, ADIC common stock will be delisted from the Nasdaq National Market and deregistered under the Exchange Act.

Dissenters’ Rights

The following is a brief summary of the rights under Washington law of holders of ADIC common stock to dissent from the merger and receive cash payment of the “fair value” of their shares. This summary is not a complete discussion of the law pertaining to dissenters’ rights and you should carefully read all of Chapter 23B.13 of the Washington Business Corporation Act, or WBCA, which sets forth dissenters’ rights under Washington law and is attached to this proxy statement/prospectus as Annex D.

If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights.

The following summary of dissenters’ rights is qualified in its entirety by the full text of Annex D. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that ADIC stockholders exercise their dissenters’ rights under WBCA Chapter 23B.13.

Requirements for Exercising Dissenters’ Rights

To exercise dissenters’ rights, you must:

•	deliver to ADIC before the vote is taken at the special meeting written notice of your intent to demand payment for your ADIC common stock if the merger becomes effective;

•	not vote your shares of ADIC common stock in person or by proxy in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated therein, including the merger; and

•	comply with the dissenters’ rights procedures described below under “Dissenters’ Rights—Procedures to Exercise Dissenters’ Rights.”

If you do not satisfy each of these requirements, and the merger agreement and the merger is approved and adopted at the special meeting, you will be entitled only to receive the merger consideration provided in the merger agreement.

If you are the record holder of your shares, submitting a proxy card that does not direct how the ADIC common stock represented by that proxy is to be voted will result in such shares being voted in favor of the approval and adoption of the merger agreement and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve and adopt the merger agreement will not satisfy the notice requirement referred to above with respect to dissenters’ rights. You must deliver the written notice of the intent to exercise dissenters’ rights to ADIC at: Advanced Digital Information Corporation, P.O. Box 97057, Redmond, WA 98073-9757, Attn: Investor Relations.

Procedures to Exercise Dissenters’ Rights

Within ten days after the effective time of the merger, ADIC will deliver written notice to all stockholders who have delivered written notice under the dissenters’ rights provisions and have not voted in favor of the approval and adoption of the merger agreement as described above. The notice will contain:

•	the address where the demand for payment and certificates representing shares of ADIC common stock must be sent and the date by which the certificates must be deposited;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•	a form for demanding payment that states the date of the first announcement to the news media or to stockholders of the terms of the merger and requires certification of the date the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired beneficial ownership of the ADIC common stock;

•	the date by which ADIC must receive the payment demand; and

•	a copy of Chapter 23B.13 of the WBCA, which is also attached to this proxy statement/prospectus as Annex D.

If you wish to assert dissenters’ rights, you must demand payment by returning the form that ADIC will supply to you, certify that you acquired beneficial ownership of the shares before the first announcement of the terms of the merger to the news media or stockholders, and deposit your ADIC common stock certificates by the date set forth in the notice. ADIC may restrict the transfer of uncertificated shares as of the date demand for payment is received. If you fail to make a demand for payment and deposit your ADIC common stock certificates by the required date, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

If ADIC does not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, ADIC will return all deposited certificates and release any transfer restrictions on uncertificated shares. If ADIC does not return the deposited common stock certificates and release any transfer restrictions on uncertificated shares within 60 days after the date set, you may notify ADIC in writing of your estimate of the fair value of your ADIC common stock plus the amount of interest due and demand payment of your estimated amount.

Except as provided below, within 30 days of the later of the effective time of the merger or ADIC’s receipt of a valid demand for payment, ADIC will remit to each dissenting stockholder who complied with the requirements of the WBCA the amount ADIC estimates to be the fair value of the stockholder’s ADIC common stock, plus accrued interest. ADIC will include the following information with the payment:

•	annual and interim period financial statements relating to ADIC;

•	ADIC’s estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

•	an explanation of how the interest was calculated;

•	a copy of Chapter 23B.13 of the WBCA; and

•	a brief description of the procedures to be followed by a dissenting stockholder if that stockholder is dissatisfied with ADIC’s estimate of the fair value of the dissenting shares.

For dissenting stockholders who were not the beneficial owners of the shares of ADIC common stock before May 2, 2006, the date of the first announcement to news media or ADIC stockholders of the terms of the merger, ADIC may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting stockholder’s demand for payment. The offer will be accompanied by an explanation of how ADIC estimated fair value and calculated interest and a statement of the stockholder’s rights if dissatisfied with the payment offer.

If ADIC fails to make payment or consummate the merger and return deposited certificates and release transfer restrictions on uncertificated shares within 60 days after the date set for demanding payment or if you are dissatisfied with your payment or offer for payment, you may, within 30 days of the payment or offer, notify ADIC in writing of your estimate of fair value of your shares and the amount of interest due and demand payment of your estimate. If any dissenting stockholder’s demand for payment is not settled within 60 days after receipt by ADIC of his or her payment demand, Section 23B.13.300 of the WBCA requires that ADIC commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting stockholders whose demands remain unsettled as parties to the proceeding.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. If the court determines that the fair value of the shares is in excess of any amount remitted by ADIC, then the court will enter a judgment for cash in favor of the dissenting stockholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

The court will determine the costs and expenses of the court proceeding and assess them against ADIC, except that the court may assess part or all of the costs against any dissenting stockholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that ADIC did not substantially comply with the relevant provisions of Sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against ADIC any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting stockholders out of the amount awarded to the stockholders, if it finds the services of the attorney were of substantial benefit to the other dissenting stockholders and that those fees should not be assessed against ADIC.

A stockholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the stockholder’s name only if the stockholder dissents with respect to all shares beneficially owned by any one person and notifies ADIC in writing of the name and address of each person on whose behalf the stockholder asserts dissenters’ rights. The rights of the partial dissenting stockholder are determined as if the shares as to which the stockholder dissents and the stockholder’s other shares were registered in the names of different stockholders. Beneficial owners of ADIC common stock who desire to exercise dissenters’ rights themselves must dissent with respect to all the shares they beneficially own or have the power to direct the vote and must obtain and submit the record stockholder’s written consent to the dissent at or before the time they file the notice of intent to demand fair value.

For purposes of the WBCA, “fair value” means the value of ADIC common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 23B.13.020 of the WBCA, an ADIC stockholder has no right, at law or in equity, to set aside the approval and adoption of the merger agreement and or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, ADIC’s articles of incorporation or ADIC’s bylaws, or was fraudulent with respect to that stockholder or ADIC.

Accounting Treatment of the Merger

Quantum will account for the merger using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” with Quantum treated as the acquiring entity. Accordingly, consideration paid by Quantum will be allocated to ADIC’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The results of operations of ADIC will be included in Quantum’s results of operations from the date of the closing of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion sets forth the material U.S. federal income tax consequences of the merger to ADIC stockholders. This discussion is based on the Internal Revenue Code, U.S. Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, and other applicable authorities, all as currently in effect and all of which are subject to change, possibly with retroactive effect. It does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s particular circumstances (such as a stockholder that acquired shares of ADIC common stock in connection with certain stock option or stock purchase plans or in certain other compensatory transactions, that holds shares of ADIC common stock as part of a hedge, appreciated financial position, straddle or conversion transaction or that is subject to the alternative minimum tax) or to a person that may be subject to special treatment under the Internal Revenue Code (such as a stockholder that is a tax-exempt entity, a financial institution or insurance company, a dealer or broker in securities, a non-U.S. person or entity, or a partnership or other entity treated as a partnership for U.S. federal income tax purposes). This summary is addressed only to stockholders that are citizens or residents of the United States, corporations or other entities treated as corporations created or organized in the United States or any political subdivision of the United States, or persons otherwise treated as U.S. persons for U.S. federal income tax purposes. This summary does not discuss any tax considerations under state or local laws or non-U.S. laws, or under estate, gift, excise or other non-income tax laws. It does not discuss the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not in connection with the merger). This summary does not discuss the tax consequences of the merger to holders of debt, options, warrants or other securities of ADIC other than stock. This summary assumes that the shares of ADIC common stock are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, assets held for investment purposes).

ACCORDINGLY, ADIC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING APPLICABLE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND NON-U.S. TAX CONSEQUENCES.

The receipt of cash, shares of Quantum common stock, or a combination of cash and shares of Quantum common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Each ADIC stockholder’s gain or loss per share of ADIC common stock will be equal to the difference between the sum of the cash plus the fair market value of the Quantum common stock, if any, received in the merger, and the stockholder’s adjusted tax basis in such shares. ADIC stockholders who do not sell their shares of ADIC common stock pursuant to the merger and who exercise and perfect their dissenters’ rights under Washington law will recognize gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights equal to the difference between the amount of such payment and the stockholder’s adjusted tax basis in such shares. Gain or loss must be calculated separately for each block of ADIC shares (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the merger or the exercise of dissenters’ rights. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder’s holding period is more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15 percent U.S. federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

In order to avoid “backup withholding” of federal income tax on payments to ADIC stockholders, unless an exception applies, each ADIC stockholder must provide the payor with such stockholder’s correct taxpayer identification number (or TIN) on IRS Form W-9 (or, if appropriate, another withholding form) and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. A Form W-9 or substitute Form W-9 will be provided to you. If an ADIC stockholder fails to provide the correct TIN or certification, payments received may be subject to backup withholding at a 28% rate. Certain stockholders, including all corporations, are not subject to backup withholding. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Material Differences in the Rights of Stockholders

This section of the proxy statement/prospectus describes some differences between the rights of holders of ADIC common stock and the rights of holders of Quantum common stock. While the description covers material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of ADIC common stock and your rights as a holder of Quantum common stock. The identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences of equal importance do not exist.

The rights of stockholders of ADIC, a Washington corporation, are governed by Washington law, ADIC’s amended and restated articles of incorporation, as currently in effect, ADIC’s amended and restated bylaws, as currently in effect, and the Rights Agreement, dated as of August 12, 1996, as amended, by and between ADIC and Mellon Investor Services, L.L.C. as rights agent, pursuant to which ADIC granted preferred stock purchase rights to holders of its common stock.

Upon completion of the merger, stockholders of ADIC who elect to receive Quantum common stock in the merger, subject to proration (as described under the section titled “Agreements Related to the Merger—The Merger Agreement—Merger Consideration” on page 67) will exchange all or a portion of their shares of ADIC common stock for shares of Quantum common stock. Quantum’s common stock is listed on the New York Stock Exchange under the symbol “DSS.” Upon completion of the merger, the rights of ADIC stockholders who become stockholders of Quantum in the merger will be governed by Delaware law, Quantum’s amended and restated certificate of incorporation, as amended, and Quantum’s amended and restated bylaws. The rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of stockholders of a Washington corporation, though there are also differences.

If your shares are held by a broker or other financial intermediary in “street name” rather than directly by you as a person whose name is entered on the share register of either Quantum or ADIC, you must rely on procedures established by that broker or financial intermediary in order to assert your rights as a stockholder of either Quantum or ADIC, as applicable.

Authorized Capital Stock

Quantum’s amended and restated certificate of incorporation authorizes the issuance of 1,020,000,000 shares of capital stock, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share and 20,000,000 shares of preferred stock, including 1,000,000 shares of Series B Junior Participating Preferred Stock, par value of $0.01 per share. At the close of business on July 13, 2006, there were 188,921,675 shares of Quantum common stock issued and outstanding and no shares of preferred stock issued or outstanding. All outstanding shares of Quantum common stock are non-assessable.

The total authorized capital stock of ADIC consists of 160,000,000 shares of common stock, no par value, and 4,000,000 shares of undesignated preferred stock, no par value. At the close of business on July 18, 2006, there were 62,341,519 shares of ADIC common stock issued and outstanding and no shares of preferred stock issued or outstanding. All outstanding shares of ADIC common stock are non-assessable.

Board of Directors

Delaware law states that the board of directors must consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made in accordance with the certificate by amendment of the certificate. Quantum’s bylaws provide that the number of directors comprising the Quantum board of directors shall be fixed, and may be changed by a duly adopted amendment to the certificate of incorporation or by an amendment to the bylaws adopted by the vote or written consent of the holders of the shares of capital stock entitled to cast a majority of the votes entitled to be cast by holders of all outstanding shares of capital stock entitled to vote or by resolution of a majority of the board of directors, provided that no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. As of the date of this proxy statement/prospectus, the Quantum board of directors comprises 8 members.

Washington law provides that the board of directors of a Washington corporation must consist of one or more directors as fixed by the articles of incorporation or bylaws. ADIC’s bylaws provide that the ADIC board of directors shall consist of not less than two and not more than eight directors, with the exact number to be set from time to time by resolution of the board of directors. ADIC’s board of directors currently comprises six directors. ADIC’s bylaws and articles of incorporation classify the board of directors into three separate classes, consisting as nearly equal in number as may be possible of one-third of the total number of directors constituting the board of directors, with the term of office of one class expiring each year.

Election of Directors

Quantum’s certificate of incorporation and bylaws provide that, excepted as provided in “Filling Vacancies on the Board of Directors” below, directors shall be elected at each annual meeting of stockholders and shall hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

Delaware law allows for a corporation’s certificate of incorporation or bylaws to permit stockholders to cumulate their votes. Quantum’s bylaws provide that stockholders may cumulate their votes in the election of directors subject to certain conditions.

For ADIC, under Washington law, directors must be elected at each annual meeting unless the board of directors operates with staggered terms or directors are elected by stockholder consent. ADIC’s bylaws and articles of incorporation provide for staggered terms. Under Washington law, the articles of incorporation or bylaws may prescribe qualifications for directors. ADIC’s bylaws provide that in order to be eligible for election to the board of directors, a director nominee must be nominated by (a) the board of directors or (b) by a stockholder of record entitled to vote in the election of directors if the stockholder provides written notice of intent to nominate a director. Where the nomination does not comply with the applicable notice procedures provided in the bylaws, it may be deemed defective and disregarded.

Under Washington law, unless a corporation’s articles of incorporation provide otherwise, stockholders are permitted to cumulate their votes for directors. The articles of incorporation of ADIC provide that stockholders may not cumulate their votes in the election of directors.

Removal of Directors

Quantum’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of the shares of capital stock of the corporation entitled to cast a majority of the votes entitled to be cast by holders of all outstanding shares of capital stock entitled to vote in an election of directors; provided, however, that, so long as stockholders of the corporation are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

For ADIC, Washington law provides that stockholders may remove directors with or without cause unless the articles of incorporation provide that directors may only be removed for cause. The ADIC articles of incorporation provide that directors of ADIC may be removed only for cause. Under Washington law, a director may be removed by the stockholders only at a special meeting called for the purpose of removing the director and only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. The ADIC articles of incorporation establish that removal of a director must be approved by the holders of two-thirds of the shares entitled to elect the director whose removal is sought.

Filling Vacancies on the Board of Directors

For Quantum, vacancies and newly created directorships resulting from any increase in the authorized number of directors, elected by all of the stockholders having the right to vote as a single class, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

For ADIC, under Washington law, unless a corporation’s articles of incorporation provide otherwise, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the stockholders, by the board of directors, or if the directors in office constitute fewer than a quorum, by the affirmative vote of a majority of all the directors in office. ADIC’s bylaws further specify that a director elected to fill a vacancy shall serve only until the next election of directors by stockholders.

Dividends

For Quantum, Delaware law generally provides that a corporation may declare and pay dividends out of “surplus” (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the net assets of the corporation are less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Quantum’s certificate of incorporation provides that Series B Junior Participating Preferred Stock is entitled to a preference over common stock in the distribution of dividends or assets, as determined by the board of directors.

For ADIC, under Washington law, a corporation may make a distribution to its stockholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution, (1) the corporation would be unable to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution. The ADIC articles of incorporation permit the board of directors to declare distributions, subject to the preferential rights granted for any series of preferred stock.

Ability of Stockholders to Act by Written Consent

Quantum’s certificate of incorporation provides that any action by the Quantum stockholders must be effected at a duly called annual or special meeting, and may not be effected by written consent.

Under Washington law and ADIC’s bylaws, any action required or permitted to be taken at a stockholder meeting may be taken without a meeting if all stockholders entitled to vote execute a written consent approving the action.

Notice of Stockholder Meetings

Quantum’s bylaws provide that notice of all meetings of Quantum stockholders must be provided not less than 10 days and not more than 60 days before such meeting to all stockholders entitled to notice of or entitled to vote at the meeting.

ADIC’s bylaws provide that written notice of any stockholders meeting must be given to each stockholder entitled to vote not less than 10 or more than 60 days before the meeting date, except that notice of not less than 20 nor more than 60 days before the meeting date must be given in the case of a meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets or the dissolution of the corporation.

Ability to Call Special Meetings of Stockholders

In accordance with Delaware law, Quantum’s bylaws provide that special meetings of the stockholders may be called by the board of directors of the corporation, the chairman of the board of directors or the president of the corporation for any lawful purpose.

In accordance with Washington law, the bylaws of ADIC provide that special meetings can be called by (a) the chairman of the board, (b) the president, (c) the board of directors, or (d) the holders of 50% of the voting shares of the corporation.

Mergers and Consolidations

Delaware law requires certain mergers and share exchanges to be approved by the holders of a majority of the outstanding shares entitled to vote thereon. Delaware law also permits a corporation to include supermajority provisions in its certificate of incorporation and by-laws with respect to the approval of various issues including mergers and consolidations. However, Quantum’s certificate of incorporation and bylaws do not contain a supermajority provision.

Washington law provides that a plan of merger must be adopted by the board of directors, recommended by the board to the stockholders and approved by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group. Washington law permits the articles of incorporation to provide for lower voting requirements, provided that the minimum vote requirement may not be less than a majority of all votes entitled to be cast by the voting group. The ADIC articles of incorporation provide that the adoption of a merger agreement, share exchange, consolidation or certain other business combinations require approval by two-thirds of the outstanding shares entitled to vote, unless a majority of continuing directors, as defined in the articles of incorporation, approves the business transaction, in which case adoption of the plan of merger only requires the affirmative vote of a majority of the outstanding shares entitled to vote to adopt or authorize the merger.

Amendment of Certificate of Incorporation & Bylaws

Under Delaware law, unless a higher vote is required by the certificate of incorporation of a corporation, an amendment to such certificate of incorporation may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation’s certificate of incorporation to the contrary, under Delaware law, holders of a class of a corporation’s stock are entitled to vote as a class on the approval and adoption of any amendment to the corporation’s certificate of incorporation which would:

•	increase or decrease the aggregate number of authorized shares of such class (subject to certain exceptions);

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or rights of such class so as to affect them adversely.

Quantum’s certificate of incorporation may be amended as provided by Delaware law.

Quantum’s bylaws provide that the bylaws may be adopted, amended or repealed by the stockholders entitled to vote except that the certificate of incorporation may confer such powers upon the board of directors. Quantum’s certificate of incorporation authorizes the board of directors to make, repeal, alter, amend and rescind any or all of the bylaws of the corporation.

For ADIC, under Washington law, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without stockholder action, including changes to the corporate name and, if the corporation has only one class of shares outstanding, changes to the number of shares in order to effectuate a stock split or stock dividend, or changes to, or the elimination of, provisions with respect to the par value of a corporation’s stock. Other amendments to the articles of incorporation must be recommended to the stockholders by the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment unless another percentage is specified (i) in the articles of incorporation, (ii) by the board of directors as a condition to its recommendation or (iii) by the provisions of the Washington Business Corporation Act. The articles of incorporation of ADIC limit the corporation’s ability to amend Articles 7, 9, 10, 12, and 13 of the articles of incorporation, titled Bylaws, Directors, Amendments to the Articles of Incorporation, Special Meetings of Stockholders, and Special Voting Requirements, respectively, by requiring the affirmative vote of the holders of two-thirds of the corporation’s outstanding shares to amend the foregoing.

The ADIC bylaws provide that the board of directors has the power to alter, amend or repeal the bylaws and adopt new bylaws. ADIC stockholders may also alter, amend, or repeal the bylaws and adopt new bylaws by the affirmative vote of the holders of two-thirds of the outstanding shares.

Indemnification of Officers and Directors

Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for reasonable expenses incurred thereby.

Quantum’s bylaws provide that the corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director or officer or agent of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, no indemnification will be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Additionally, the merger agreement provides that, as of the effective time of the merger, Quantum will be deemed to assume, to the fullest extent permitted by applicable law, the obligations of ADIC to indemnify former officers or directors of ADIC pursuant to indemnification agreements in effect on the date of the merger agreement and, for a period of six years after the effective time of the merger, in accordance with the terms of ADIC’s articles of incorporation and bylaws in effect immediately prior to the effective time of the merger. The merger agreement also provides that, as of the effective time of the merger, and subject to certain limitations, Quantum will cause the surviving corporation to use reasonable efforts to maintain directors’ and officers’ liability insurance for a period of six years after completion of the merger.

For ADIC, Washington law sets forth conditions under which a corporation may indemnify its directors, officers and employees. Specifically, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Indemnification is permissive under Washington law, except that a corporation must indemnify a present or former director or officer who is wholly successful on the merits or otherwise in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Although indemnification is permissive in Washington, a corporation may, through its articles of incorporation, bylaws or other intracorporate agreements, make indemnification mandatory. ADIC’s bylaws provide that any officer or director who was, is, or is threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit, or other proceeding, by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving in another specific capacity at the request of the corporation, shall be indemnified and held harmless by the corporation against all expense, liability and loss actually and reasonably incurred or suffered in connection therewith. However, the corporation may not indemnify any director or officer from or on account of:

•	any act or omission of the director or officer finally adjudged to be intentional misconduct or a knowing violation of law;

•	any conduct of the director finally adjudged to be in violation of the Section 23B.08.310 of the Washington Business Corporation Act pertaining to unlawful distributions;

•	any transaction with respect to which it is finally adjudged that the director or officer personally received a benefit in money, property or services, to which the director or officer was not legally entitled.

Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, ADIC, Quantum and the indemnified parties have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Limitation on Director Liability

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that the certificate of incorporation of a corporation may contain a provision limiting the liability of a director for monetary damages for breach of fiduciary duty except in the following circumstances:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Quantum’s certificate of incorporation provides that a director will not be liable for monetary damages for breach of fiduciary duty to the fullest extent provided by Delaware Law as the same exists or as may hereafter be amended.

For ADIC, under Washington law, a director’s personal liability to the corporation or its stockholders for monetary damages for conduct as a director may be eliminated or limited in the articles except that the articles cannot limit the liability of a director:

•	for acts or omissions by a director that involve intentional misconduct or a knowing violation of the law;

•	for conduct violating Section 23B.08.310 of the Washington Business Corporation Act pertaining to unlawful distributions; or

•	for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

ADIC’s articles of incorporation provide that directors of ADIC will not be liable to ADIC or its stockholders for conduct as a director, to the fullest extent permitted under the Washington Business Corporation Act as existing or subsequently amended.

Rights Plans

The following description of the Quantum rights plan, as amended, and the ADIC rights plan, as amended, is subject in its entirety to the terms and conditions of each company’s respective rights agreements. You should read each company’s respective rights agreement carefully. See section “Where You Can Find More Information” on page 87.

Quantum Rights Plan. On April 30, 1998, Quantum adopted a rights plan pursuant to a preferred shares rights agreement between Quantum and Computershare, Inc. (successor to Harris Trust and Savings Bank), as rights agent.

Under Quantum’s shareholder rights plan, each share of Quantum common stock has “attached” to it one preferred share purchase right. Rights certificates will be issued and the rights will become tradable separately and exercisable upon the earlier of the tenth day (or such later date as may be determined by Quantum board of directors) after a person or group of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of 20% or more of Quantum then-outstanding common stock (other than Private Capital Management, Inc. and its affiliates), or the tenth business day (or such later date as may be determined by Quantum’s board of directors) after a person or group announce a tender or exchange offer, the consummation of which would result in ownership by such person or group of 20% or more of Quantum then-outstanding common stock (other than Private Capital Management, Inc. and its affiliates). The earlier of such dates is referred to as the “distribution date.”

The rights will become tradable separately from Quantum common stock only when and if there is a distribution date. The rights will expire on the earliest of August 4, 2008, or redemption or exchange of the rights as described below.

Following the distribution date and until one of the further events described below, holders of the rights will be entitled to receive, upon exercise and the payment of the purchase price, one one-thousandth of a share of the Series B preferred stock.

Unless the rights are redeemed by the Company prior to such time (if at all) as an acquiring person obtains 20% or more of Quantum then-outstanding common stock, then each holder of a right that has not theretofore been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of Quantum common stock having a value equal to two times the purchase price. Following the occurrence of an event as described above until such time as Quantum may no longer redeem such rights (as set forth below), the rights are not exercisable.

Unless the rights are earlier redeemed, in the event that, after an acquiring person obtains 20% or more of Quantum then-outstanding common stock, Quantum is involved in a merger, consolidation or other business combination transaction or 50% or more of Quantum consolidated assets or earning power are transferred (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a right that has not yet been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price.

At any time after an acquiring person obtains 20% or more of Quantum then outstanding shares of common stock and prior to the acquisition by such acquiring person of 50% or more of Quantum then outstanding shares of common stock, the Quantum board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of Quantum common stock per right.

At any time on or prior to the close of business on the earlier of the tenth day following the attainment of 20% or more of Quantum then outstanding shares of common stock by an acquiring person (or such later date as may be determined by action of Quantum’s board of directors and publicly announced by Quantum) or August 4, 2008, Quantum may redeem the rights in whole, but not in part, at a price of $0.01 per right.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Quantum solely by virtue of the rights (other than any rights resulting from such holder’s ownership of Quantum common stock), including, without limitation, the right to vote or to receive dividends.

ADIC Rights Plan. Under ADIC’s stockholder rights plan, each share of ADIC common stock has “attached” to it one preferred share purchase right. Upon the occurrence of the earlier of the following events, each right will entitle the holder to purchase, at half its market value, additional shares of ADIC common stock:

•	ten days after a public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of ADIC common stock; or

•	such date as may be determined by ADIC’s board of directors, following the commencement of, or the public disclosure of an intent to commence, a tender or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of ADIC common stock.

The rights may be redeemed by ADIC’s board of directors for $0.01 per right. The terms of the rights plan may be supplemented or amended by ADIC without the approval of any holders of ADIC common stock or holders of the rights. The ADIC stockholder rights plan will expire on August 12, 2006. The rights agreement was amended on May 2, 2006, prior to execution of the merger agreement. The amendment provides that neither the execution, delivery and performance of the merger agreement nor the voting agreements nor the consummation of the merger nor any other transactions contemplated by the merger agreement will cause any person to become an “acquiring person” or give rise to any event that, through the passage of time or otherwise, would result in the occurrence of a “shares acquisition date” or a “distribution date”, as those terms are defined in the rights agreement.

Dissenters’ Rights

Section 262 of the DGCL provides to stockholders who dissent from a merger or consolidation of the corporation the right to demand and receive payment of the fair value of their shares as appraised by the Delaware Chancery Court. However, stockholders do not have appraisal rights if they are holders of shares of the constituent corporation surviving a merger if the merger did not require approval of the stockholders of the surviving corporation, or if the shares they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are:

•	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•	held of record by more than 2,000 stockholders.

Those stockholders, however, will have appraisal rights if the merger agreement requires that they receive for their shares anything other than:

•	shares of the surviving corporation;

•	shares of another corporation which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

•	cash in lieu of fractional shares; or

•	some combination of the above.

With respect to ADIC, under Washington law, a stockholder is entitled to dissent from, and obtain the fair value of his or her shares in connection with certain corporate actions including some mergers, share exchanges, and sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business.

Dissenters’ rights are also available under Washington law to the extent permitted by the articles of incorporation, bylaws or resolutions of the board of directors with respect to any corporate action taken pursuant to a stockholder vote. Neither the articles of incorporation nor the bylaws of ADIC extend dissenters’ rights to these corporate actions.

For more information regarding dissenters’ rights please see Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is attached to this proxy statement/prospectus as Annex D.

Interested Stockholder Transactions

Section 203 of the DGCL provides that, subject to certain exceptions, a corporation may not enter into any business combination with an interested stockholder (i.e., a person owning 15% or more of the outstanding voting stock of the corporation) for a period of three years following the date they became an interested stockholder, unless:

•	the board of directors gave prior approval to either the business combination or the transaction making the stockholder an interested stockholder;

•	on completion of the transaction making the stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation; or

•	after completion of the transaction making the stockholder an interested stockholder, the business combination is approved by 66 2/3% of the outstanding stock voted at a special meeting, excluding stock owned by the interested stockholder.

Section 203 allows a corporation to except itself from this provision through an amendment to its certificate of incorporation, but Quantum has not done so.

For ADIC, under Washington law, public companies in Washington (or those that have significant contacts with the state) are prohibited, with specific exceptions, from engaging in significant business transactions with any person or group of persons who beneficially own 10% or more of the voting shares of the target corporation for a period of five years after such share acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the board of directors of the target corporation prior to the time of the initial acquisition of shares by the acquiring person. These significant business transactions include:

•	a merger, share exchange or consolidation with, dispositions of assets with an aggregate market value over 5% of the total market value of all of the target’s assets, all of the target’s outstanding shares, or net income to, or issuance or redemption of shares to or from, the acquiring person or its affiliates or associates;

•	termination of 5% or more of the Washington-based employees of the target corporation over the course of the five-year period following the acquiring person’s acquisition of 10% or more of the shares of the target corporation, if such termination is the result of the acquiring person’s acquisition;

•	the liquidation or dissolution of the target corporation pursuant to an arrangement with an acquiring person;

•	a reclassification of securities of the target corporation pursuant to an arrangement with the acquiring person that has the effect of increasing the proportionate share of voting securities owned by the acquiring person;

•	an issuance to the acquiring person, or a transfer or redemption in favor of the acquiring person, by the target corporation of shares, options, warrants or other rights to acquire shares of the target corporation if the issuance, transfer or redemption is not made to all stockholders of the target corporation on the same proportional basis; or

•	the receipt by an acquiring person of the benefit of loans, advances, guarantees, pledges, or other financial assistance or tax advantages if not proportionately received as a stockholder of the target corporation.

After the five-year period, certain significant business transactions may still not occur unless they comply with certain fair price provisions of the statute or are approved by disinterested stockholders. The ADIC board of directors has expressly approved the merger agreement and the voting agreement so that the restrictions set forth above with respect to business combinations do not apply to the merger agreement or the voting agreement or the transactions contemplated thereby.

The foregoing discussion of certain similarities and material differences between the rights of ADIC stockholders and the rights of Quantum stockholders under ADIC’s articles of incorporation and bylaws and Quantum’s’ certificate of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of the same, and is qualified in its entirety by reference to Washington law and Delaware law, the common law thereunder and the full text of the articles of incorporation and bylaws of ADIC and the certificate of incorporation and bylaws of Quantum.

Litigation Related to the Acquisition

On May 18, 2006, a lawsuit was filed against ADIC and all of the members of ADIC’s board of directors (Peter H. van Oppen, Christopher T. Bayley, Frank M. Higgins, Tom A. Alberg, John W. Stanton, and Walter F. Walker) in Superior Court in King County, Washington. The case is entitled, Carrigan v. Advanced Digital Information Corporation, et al., Case No. 06-2-16887-9 SEA. The suit is denominated as a class action purportedly on behalf of a class of ADIC’s stockholders. The complaint alleges that ADIC’s board of directors breached fiduciary duties owed to ADIC’s stockholders in pursuing and approving the acquisition of ADIC by Quantum. The complaint alleges that the directors favored their own interests and the interests of company insiders in the proposed transaction and that by doing so, they breached their duties of loyalty, due care, independence, candor, good faith and fair dealing. The complaint requests the following relief:

•	an order declaring that the action is properly maintainable as a class action;

•	an order declaring and decreeing that the proposed transaction was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

•	an order enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the transaction, unless and until ADIC adopts and implements a procedure or process to obtain the highest possible price for stockholders;

•	an order directing the members of ADIC’s board of directors to exercise their fiduciary duties to obtain a transaction which is in the best interests of the company’s stockholders;

•	an order rescinding, to the extent already implemented, the proposed transaction or any of the terms thereof;

•	an order imposing a constructive trust in favor of plaintiff upon any benefits improperly received by defendants as a result of their wrongful conduct;

•	an award of costs and disbursements, including reasonable attorneys’ fees and experts’ fees; and

•	such other and further equitable relief as the court may deem just and proper.

On July 19, 2006, the parties agreed, subject to completion of appropriate documentation, confirmatory discovery, and court approval, to settle the lawsuit. The settlement is based on ADIC’s agreement to include certain additional disclosures in this proxy statement/prospectus. As a result of the settlement, plaintiff will not seek to enjoin the transaction. The settlement, if completed and approved by the court, will result in dismissal with prejudice of all claims of the plaintiff and the purported class of ADIC shareholders and a release of such claims by the plaintiff and the purported class of ADIC shareholders. In connection with such settlement, the plaintiff will receive a court-approved award of attorneys’ fees to be paid by ADIC.

AGREEMENTS RELATED TO THE MERGER

I. THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The provisions of the merger agreement are complicated and are not easily summarized. You are encouraged to read the merger agreement in its entirety for a more complete understanding.

Structure of the Merger

The merger agreement provides for the merger of Agate Acquisition Corp., or Agate, a direct wholly owned subsidiary of Quantum, with and into ADIC. Following the merger, ADIC will continue as the surviving corporation and as a wholly owned subsidiary of Quantum, and the separate corporate existence of Agate will cease.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger contained in the merger agreement, as further described in the section entitled “Agreements Related to the Merger—The Merger Agreement—Conditions to the Merger” beginning on page 77 of this proxy statement/prospectus, are satisfied or waived, including the approval and adoption of the merger agreement and the merger by the stockholders of ADIC, which we refer to as the merger proposal.

The closing of the merger will take place no later than the second business day after all conditions to the merger have been satisfied or waived, other than those that by their terms are to be satisfied at the closing, or on the date as Quantum and ADIC may agree. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Washington or at such other time as may be agreed in writing by Quantum and ADIC.

Quantum and ADIC are working to complete the merger as quickly as possible. Because completion of the merger is subject to governmental and regulatory approvals and other conditions, the exact timing of the merger cannot be predicted, but it is expected that the merger will be completed in the third quarter of calendar year 2006.

Merger Consideration

Upon completion of the merger, each share of ADIC common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive either (1) $12.25 in cash without interest, or (2) upon proper completion and delivery of a stock election form/letter of transmittal, also referred to as a stock election form, 3.461 shares of Quantum common stock, subject to proration. In each case (1) and (2), payment is subject to surrender of the certificate representing the share of ADIC common stock and the exchange procedures set forth in the manner summarized in the section entitled “Agreements Related to the Merger—The Merger Agreement—Exchange of ADIC Stock Certificates for Quantum Stock Certificates” beginning on page 68 of this prospectus/proxy statement.

The merger agreement has been structured, and adjustments to the elections of ADIC stockholders will be made by the exchange agent, so that the aggregate number of shares of Quantum common stock and options to acquire shares of Quantum common stock to be issued in the merger, referred to as the maximum stock election number, will not exceed 19.95% of the number of shares of Quantum common stock outstanding immediately prior to the merger. If ADIC stockholders elect to receive Quantum common stock in an amount that, together with all ADIC options assumed in the merger and resulting in options to acquire Quantum common stock, would exceed the maximum stock election number, then the exchange agent will allocate, pro rata to those ADIC stockholders electing to receive such stock consideration, a sufficient amount of cash consideration instead of stock consideration so that the Quantum common stock to be issued does not exceed the maximum stock election number. As a result, even if an ADIC stockholder elects to receive shares of Quantum common stock in the merger, he or she may receive a mix of Quantum common stock and cash.

The consideration to be paid (i.e., 3.461 shares of Quantum common stock or $12.25 in cash for each share of ADIC common stock) in the merger will be equitably adjusted to reflect the effect of any reclassification, recapitalization, stock split, reverse stock split, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, or other like change with respect to Quantum common stock or ADIC common stock effected on or after the date of the merger agreement and prior to completion of the merger. Employee options and options held by a limited number of non-employees to purchase shares of ADIC common stock will be treated in the manner summarized in the section entitled “Agreements Related to the Merger—The Merger Agreement—Treatment of ADIC Stock Options and Rights Under the ADIC Employee Stock Purchase Plan” on page 70 of this prospectus/ proxy statement. Non-employee options to purchase shares of ADIC common stock will be treated in the manner summarized in the section entitled “Agreements Related to the Merger—The Merger Agreement—Treatment of Non-Employee Options” on page 70 of this prospectus/ proxy statement. ADIC restricted common stock will be treated in the manner summarized in the section entitled “Agreements Related to the Merger—The Merger Agreement—Repurchase Rights” on page 71 of this prospectus/ proxy statement.

Each share of ADIC common stock held by ADIC or owned by Quantum or any of their direct or indirect wholly-owned subsidiaries immediately prior to the merger will automatically be cancelled and extinguished and none of ADIC, Quantum or any of their direct or indirect wholly-owned subsidiaries will receive any securities of Quantum or other consideration in exchange for those shares.

Dissenting Shares

Any shares of ADIC common stock held by a holder who has demanded and perfected dissenters’ rights for the shares in accordance with the provisions of Section 23B.13 of the Washington Business Corporation Act and who, as of the effective time of the merger, has not effectively withdrawn or lost the dissenters’ rights, will not be converted into or represent a right to receive the applicable consideration for ADIC common stock set forth in the merger agreement, but instead will be converted into the right to receive only the consideration determined to be due with respect to the dissenting shares under the Washington Business Corporation Act. From and after the effective time of the merger, a holder of dissenting shares will not be entitled to exercise any of the voting rights or other rights of a stockholder of the surviving corporation nor of a stockholder of Quantum. Any shares of ADIC common stock held by a holder who has demanded dissenters’ rights but withdraws or loses such rights after the effective time of the merger shall be automatically converted into the right to receive the consideration per share otherwise payable to ADIC stockholders pursuant to the merger agreement.

Fractional Shares

No fractional shares of Quantum common stock will be issued in the merger. All fractional shares of Quantum common stock that a holder of shares of ADIC common stock would otherwise be entitled to receive as a result of the merger will be aggregated and if a fractional share results from the aggregation, the holder will be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fractional share by the closing price of Quantum common stock on the trading day immediately preceding the closing date.

Exchange of ADIC Stock Certificates for Quantum Stock Certificates

Each record holder of ADIC common stock will be provided with a stock election form and instructions for surrendering the record holder’s ADIC stock certificates or book entry shares in exchange for the payment due under the merger agreement. Holders of ADIC common stock who wish to elect to receive Quantum common stock must return to the exchange agent the completed stock election form on or before the second business day prior to the closing of the merger, in accordance with the instructions in such stock election form. In addition, whether a holder of ADIC common stock elects to receive cash or shares of Quantum common stock for his or her shares of ADIC common stock, such holder should complete the stock election form in accordance with the instructions in such stock election form. The stock election form should then be returned to the exchange agent together with such holder’s share certificate(s) as soon as possible. Following completion of the merger, holders of ADIC common stock who have properly surrendered their ADIC stock certificates or book-entry shares in accordance with the exchange agent’s instructions, or who otherwise comply with the exchange agent’s instructions for lost, stolen or destroyed certificates, will receive:

•	the merger consideration;

•	a cash payment in lieu of any fractional share of Quantum common stock; and

•	dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement.

The certificates and book-entry shares representing ADIC common stock will be canceled at the effective time of the merger. After the effective time of the merger, each certificate or book-entry share representing shares of ADIC common stock that has not been surrendered will represent only the right to receive each of the items, as the case may be, enumerated above, or rights to receive consideration as a holder of dissenting shares in accordance with the provisions of Section 23B.13 of the Washington Business Corporation Act, as applicable.

Distributions with Respect to Unexchanged Shares

Holders of ADIC common stock are not entitled to receive any dividends or other distributions on Quantum common stock until the merger is completed. After the merger is completed, holders of ADIC common stock certificates who have properly elected to receive Quantum common stock will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Quantum common stock which they are entitled to receive upon exchange of their ADIC stock certificates. Such holders will not be paid any dividends or other distributions on the Quantum common stock until they surrender their ADIC stock certificates to the exchange agent in accordance with the exchange agent’s instructions, or otherwise comply with the exchange agent’s instructions for lost, stolen or destroyed certificates.

Required Withholding

With respect to any payment otherwise due under the merger agreement, Quantum, ADIC and the exchange agent will be entitled to deduct and withhold any amounts that may be required to be deducted and withheld pursuant to applicable law, including but not limited to applicable taxes.

Exchange Fund; No Liability

Any unpaid cash amounts payable by Quantum pursuant to the merger agreement will be invested by the exchange agent in an exchange fund, provided that no loss by the exchange fund will reduce Quantum’s obligation to pay amounts due under the merger agreement. Any amounts in the exchange fund that are unclaimed three years after the effective time of the merger, or immediately prior to such earlier date as such funds would otherwise escheat to or become the property of any governmental entity, will become the property of Quantum. Neither Quantum, ADIC nor the exchange agent will be liable for any amount otherwise payable to a holder of ADIC common stock that has been paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfers of Ownership and Lost, Stolen or Destroyed Stock Certificates

With respect to surrendered ADIC certificates, no payments will be made to a person other than the person to whom the certificate is registered unless the certificate is properly endorsed and otherwise in proper form for transfer and the person to be paid pays to the exchange agent any taxes required as a result of such payment to a person other than the registered holder, or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not payable.

If an ADIC stock certificate is lost, stolen or destroyed, the holder of the certificate will be required to deliver an affidavit of such fact before receiving payment, and may be required to deliver a bond with respect to such certificate prior to receiving any payment under the merger agreement.

Treatment of Non-Employee Options

At the effective time of the merger, each company option held by any person other than an employee of ADIC or any of its subsidiaries or any person who is listed in the merger agreement schedules as not having a non-employee option, for which the person has (1) validly exercised the non-employee option prior to the election deadline and (2) made a stock election in compliance with the merger agreement, will be entitled to receive payment pursuant to the merger agreement. Any non-employee option held by a person who has not fulfilled the conditions set forth in the merger agreement, including any non-employee option that is unexpired, unexercised and outstanding immediately prior to the effective time of the merger, will terminate in its entirety and the holder of the terminated non-employee option will be entitled to receive an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of ADIC common stock as to which the non-employee option was vested and exercisable immediately prior to the effective time (giving effect to any acceleration of vesting resulting from the merger), multiplied by (ii) the excess, if any, of $12.25 over the per share exercise price of the non-employee option immediately prior to the effective time of the merger

Treatment of ADIC Stock Options and Rights Under the ADIC Employee Stock Purchase Plan

At the effective time of the merger, all ADIC options, other than non-employee options, outstanding under each ADIC stock option plan will be assumed by Quantum in accordance with the merger agreement. Each such assumed option will continue to have and be subject to the same terms and conditions existing immediately prior to the effective time of the merger, except that each such option will be exercisable or will become exercisable for shares of Quantum common stock. The number of shares for which the assumed option is or will be exercisable will be equal to:

•	the number of ADIC shares that were issuable upon the exercise of such option immediately prior to the effective time of the merger, multiplied by

•	a number equal to $12.25 divided by the average of the closing prices for a share of Quantum common stock on the New York Stock Exchange for the ten trading days ending one trading day immediately prior to the closing date, rounded down to the nearest whole number of shares of Quantum common stock.

The per share exercise price for such assumed options will be equal to:

•	the exercise price per share of ADIC common stock at which such option was exercisable immediately prior to the effective time of the merger, divided by

•	a number equal to $12.25 divided by the average of the closing prices for a share of Quantum common stock on the New York Stock Exchange for the ten trading days ending one trading day immediately prior to the closing date, rounded up to the nearest whole cent.

Prior to the effective time, the ADIC employee stock purchase plan will be terminated. The rights of participants in each ADIC purchase plan with respect to any offering period then underway will be determined by treating the last business day prior to, or the last payroll date of ADIC immediately prior to, the effective time of the merger, as the last day of the offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating the shortened offering period as a fully effective and completed offering period for all purposes under the ADIC purchase plan.

Repurchase Rights

If any shares of company common stock outstanding immediately prior to the effective time of the merger are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with ADIC, then the merger consideration otherwise payable with respect to those shares of ADIC unvested common stock pursuant to the provisions of the merger agreement will be withheld and retained by Quantum and will be subject to permanent retention by Quantum (i.e., forfeiture by the former holder of such shares) on the same terms that governed the unvested common stock prior to the effective time of the merger. Quantum will hold the merger consideration until it is no longer subject to the possibility of permanent retention by Quantum, at which time the withheld merger consideration will be paid to the former holders of the applicable ADIC unvested common stock on a monthly basis, as reasonably determined by Quantum.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Quantum and ADIC regarding aspects of their respective businesses. The assertions embodied in the representations and warranties contained in the merger agreement are qualified by information in confidential disclosure schedules provided by Quantum and ADIC to each other in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Quantum and ADIC rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Quantum or ADIC. In addition, certain representations and warranties are qualified by the likelihood of a material adverse effect. See the section entitled “Agreements Related to the Merger—The Merger Agreement—Material Adverse Effect” on page 78 of this prospectus/ proxy statement.

ADIC made representations and warranties regarding:

•	corporate organization, corporate standing and corporate power, and subsidiaries;

•	absence of violation of corporate charter documents and similar documents of subsidiaries;

•	capital structure;

•	corporate authorization to enter into and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	lack of conflict of the merger agreement with other material agreements of ADIC;

•	governmental and regulatory approvals required to complete the merger;

•	filings and reports with the SEC;

•	financial statements and internal controls and procedures;

•	the absence of certain changes in ADIC’s business from January 31, 2006, through May 2, 2006, the date of the merger agreement;

•	taxes;

•	title to properties;

•	intellectual property;

•	restrictions on business activities;

•	governmental authorizations;

•	litigation;

•	compliance with applicable laws;

•	environmental matters;

•	payment, if any, required to be made to brokers and agents on account of the merger;

•	transactions with affiliates;

•	employee benefit plans and labor relations and employment matters;

•	material contracts and the absence of breaches thereof;

•	insurance;

•	accounts receivable;

•	product warranties;

•	inventory, customers and suppliers;

•	compliance with applicable export control laws;

•	compliance with applicable foreign corrupt practices laws;

•	truthfulness of information supplied for purposes of Quantum’s registration statement and ADIC’s proxy statement with the SEC;

•	delivery of a copy of the Credit Suisse fairness opinion;

•	government contracts;

•	the inapplicability of Washington takeover statutes and ADIC’s rights plan to the merger;

Quantum and Agate made representations and warranties regarding:

•	corporate organization, corporate standing and corporate power;

•	absence of violation of corporate charter documents, and similar documents of subsidiaries;

•	capital structure;

•	corporate authorization to enter into and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	lack of conflict of the merger agreement with certain material agreements of Quantum which would materially adversely affect the ability of the parties to consummate the merger;

•	financing commitment for the merger and sufficiency of capital resources to pay the merger consideration and related fees and expenses;

•	filings and reports with the SEC;

•	financial statements;

•	the absence of any material adverse change in business from December 31, 2005 through May 2, 2006, the date of the merger agreement;

•	truthfulness of information supplied for purposes of Quantum’s registration statement and ADIC’s proxy statement with the SEC;

•	absence of acquiring person status with respect to ADIC as defined in Section 23B.19.020 of the Washington Business Corporation Act.

The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of certain conditions to Quantum’s and ADIC’s obligations to complete the merger.

Conduct by ADIC Prior to the Effective Time

ADIC has agreed that, until completion of the merger or termination of the merger agreement, except as (i) contemplated by the merger agreement, (ii) may be required by applicable law, or (iii) may be agreed to by Quantum, ADIC and each of its subsidiaries will, (a) conduct its business in the ordinary course of business and (b) pay its debts and taxes when due and pay and perform other material obligations when due, and (c) use reasonable efforts to preserve substantially intact its present business organization, keep available the services of its present executive officers and employees, and preserve its relationships with significant customers, suppliers, licensors, licensees and others with which it has significant business dealings.

Under the merger agreement, ADIC also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Quantum consents in writing (which consent may not be unreasonably withheld or delayed), ADIC will not, and will not permit any of its subsidiaries to undertake certain actions, including the following:

•	enter into any new line of business material to it and its subsidiaries taken as a whole;

•	declare, set aside or pay any dividends or any other distributions in respect of any capital stock, or split, combine or reclassify any capital stock or issue any other securities in respect of any capital stock, except the transactions made by its directly or indirectly wholly-owned subsidiaries in the ordinary course of business consistent with past practice;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its subsidiaries, except certain repurchases of employee stock in connection with the termination of employment;

•	with certain exceptions, issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, voting debt or any securities convertible into shares of capital stock or voting debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or voting debt or any securities convertible into shares of capital stock or voting debt, or enter into other agreements or commitments of any character obligating it to issue any securities or rights;

•	cause, permit or propose any amendments to the charter documents of ADIC or its subsidiaries;

•	adopt or implement any stockholder rights plan, anti-takeover plan or other similar plan that is applicable to Quantum or the transactions contemplated by the merger agreement, or amend, waive or terminate ADIC’s existing rights agreement (other than as contemplated by the merger agreement);

•	acquire or agree to acquire any business or any person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of ADIC;

•	enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets except with respect to property or assets which are not material and in the ordinary course of business and in a manner consistent with past practice;

•	effect any material restructuring activities by ADIC or any of its subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than loans or investments by ADIC or a wholly owned subsidiary of ADIC to or in ADIC or any wholly owned subsidiary of ADIC certain loans to employees made in the ordinary course of business consistent with past practices;

•	except as required by concurrent changes in GAAP or the SEC as concurred in by ADIC’s independent auditors, make any change in its methods or principles of accounting or revalue any of ADIC’s assets;

•	make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement or settle or compromise any material claim or assessment in respect of taxes, file any material amended tax return or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, or obligations which either (a) may not be canceled without penalty by upon notice of 30 days or less and with a penalty in excess of $250,000 in any one year or (b) which involve any binding exclusive terms;

•	cancel or terminate without reasonable substitute policy therefor, or amend in any material respect, any material insurance policy without notice to Quantum;

•	commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation other than settlements with prejudice entered into in the ordinary course of business with monetary damages not exceeding $250,000;

•	with certain exceptions, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any employee or director of ADIC or any subsidiary of ADIC, (2) adopt or amend any ADIC employee plan or make any contribution, other than as regularly scheduled, to any ADIC employee plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of ADIC options or ADIC unvested common stock, or reprice any ADIC options or authorize cash payments in exchange for any ADIC options, (4) enter into any employee agreement or indemnification agreement with any employee or enter into any collectively bargained agreement, (5) forgive any loans to any employees, officers or directors of ADIC or any of its subsidiaries, or any of their respective affiliates, (6) enter into, amend, or extend any collective bargaining agreement, or (7) allocate bonus awards under an ADIC employee plan in a manner or amount not consistent with past practice;

•	with certain exceptions, enter into any contracts containing, or otherwise subject the surviving corporation or Quantum to, any non-competition, exclusivity, “most favored nations” or other preferential pricing or other material restrictions on ADIC or the surviving corporation or Quantum, or any of their respective businesses, following the closing;

•	provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

•	hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;

•	incur any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or options, warrants other than in connection with the financing of ordinary course trade payables consistent with past practice;

•	enter into, modify or amend certain material contracts in a manner adverse in any material respect except in the ordinary course of business consistent with past practice; or

•	agree, in writing or otherwise, to take any of the foregoing actions or other actions that would prevent ADIC from performing its obligations under the merger agreement.

Additional Agreements

The merger agreement contains a number of other agreements by Quantum and ADIC, including the following:

•	Preparation of Registration Statement and Proxy Statement. Quantum and ADIC agreed to promptly prepare and file this proxy statement/prospectus included as part of Quantum’s registration statement. Both parties also agreed to use reasonable best efforts to have the registration statement declared effective by the SEC as promptly as practicable.

•	Meeting of ADIC Stockholders and Board Recommendation. ADIC agreed to take all actions necessary to hold the ADIC stockholders meeting to consider and vote upon the approval and adoption of the merger agreement and the merger, and, except as permitted by the merger agreement, the ADIC board of directors agreed to recommend that the ADIC stockholders vote in favor of adoption and approval of the merger agreement and the merger to ADIC’s stockholders.

•	Confidentiality and Access to Information. The parties acknowledged the continued effectiveness of the prior confidentiality agreement among the parties, and ADIC agreed to provide the accountants, legal counsel, and other representatives of Quantum with reasonable access to the employees and properties, books, contracts, commitments and records of ADIC and its subsidiaries and any other relevant information of ADIC during the period prior to the effective time of the merger.

•	Public Disclosure. Quantum and ADIC agreed to consult with one another before issuing any press release or otherwise making any public statements about the merger or related transactions, unless otherwise required by any applicable laws or regulations.

•	Regulatory Filings, Reasonable Best Efforts. The parties agreed to comply with all legal requirements and to promptly make all filings and submissions required by any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement. The parties agreed to coordinate and cooperate with one another, including exchanging information and, except where prohibited by applicable legal requirements, promptly notifying each other of communications in connection with the approval of the merger by any governmental entities. The parties agreed to use reasonable best efforts to comply with any filing or application requirements and to satisfy the other conditions to closing the merger. The parties will use reasonable best efforts to comply with any antitrust laws and related proceedings, if any, except that no party is required to divest itself of rights or properties or be restricted in its business operations in a manner that would be reasonably likely to materially and adversely affect the party and its subsidiaries or the expected benefits of the merger.

•	Notification of Certain Matters. The parties agreed to give each other prompt notice of material untruthfulness or inaccuracy of any representation or warranty or any material breach of the merger agreement, as well as any actions that seek to prohibit or materially impair the consummation of the merger and related transactions.

•	Third Party Consents. ADIC agreed to use reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties which are required to be obtained in connection with the consummation of the merger.

•	Equity Awards and Employee Matters.

•	Quantum agreed to assume, at the effective time of the merger, each outstanding ADIC option, other than non-employee options. Such assumed options will continue to have and be subject to the same terms and conditions existing immediately prior to the effective time of the merger, except that each such option will be exercisable or will become exercisable for shares of Quantum common stock. The number of shares for which the assumed option is or will be exercisable will be equal to:

•	the number of ADIC shares that were issuable upon the exercise of such option immediately prior to the effective time of the merger, multiplied by

•	a number equal to $12.25 divided by the average of the closing prices for a share of Quantum common stock on the New York Stock Exchange for the ten trading days ending one trading day immediately prior to the closing date, rounded down to the nearest whole number of shares of Quantum common stock.

•	The per share exercise price for ADIC options assumed by Quantum will be equal to:

•	the exercise price per share of ADIC common stock at which such option was exercisable immediately prior to the effective time of the merger, divided by

•	a number equal to $12.25 divided by the average of the closing prices for a share of Quantum common stock on the New York Stock Exchange for the ten trading days ending one trading day immediately prior to the closing date, rounded up to the nearest whole cent.

•	The parties agreed to negotiate in good faith on a plan pursuant to which Quantum will assume ADIC’s obligation to create a retention pool for specific employees of Rocksoft Limited, subject to certain conditions.

•	Prior to the effective time, each ADIC employee stock purchase plan will be terminated and the rights of participants thereunder will be determined pursuant to the merger agreement.

•	Effective as of no later than the day immediately preceding the closing date, ADIC and all of its subsidiaries will terminate their 401(k) plans, unless Quantum provides written notice otherwise.

•	As of and following the closing date, Quantum, in its sole and absolute discretion, will either (i) continue ADIC’s employee plans, (ii) permit continuing former employees of ADIC or its subsidiaries to participate in Quantum’s employee plans, or (iii) a combination of (i) and (ii).

•	Form S-8. Quantum agreed to file a registration statement on Form S-8, to the extent available, with respect to the shares of Quantum common stock issuable with respect to assumed ADIC options promptly after the effective time of the merger. Quantum agreed to use reasonable efforts to maintain the effectiveness of such registration statement for so long as the assumed options remain outstanding.

•	Employee Information. ADIC agreed to provide Quantum, prior to the effective time of the merger, a current schedule of holders of options and unvested common stock and related information.

•	Indemnification; Insurance.

•	As of the effective time of the merger, Quantum agreed to assume, to the fullest extent permitted by applicable law, the obligations of ADIC to indemnify former officers or directors of ADIC pursuant to indemnification agreements in effect on the date of the merger agreement and, for a period of six years after the effective time of the merger, in accordance with the terms of ADIC’s articles of incorporation and bylaws in effect immediately prior to the effective time of the merger.

•	Subject to certain limitations, Quantum agreed, for a period of six years after the effective time of the merger, to use all reasonable efforts to cause the surviving corporation to maintain directors’ and officers’ liability insurance for ADIC’s directors and officers as provided in the merger agreement. Subject to the limitations in the merger agreement, including but not limited to a maximum annual premium, such liability insurance will cover those persons covered by, and will be in an amount and scope at least as favorable as, ADIC’s existing directors’ and officers’ liability policy on the date of the merger agreement.

•	To the extent that any director or officer is entitled to indemnity or insurance coverage pursuant to the agreements, charter documents or insurance specified in the two paragraphs above, such persons are third-party beneficiaries of the merger agreement. If Quantum or ADIC consolidates or merges with another entity and is not the surviving entity in such transaction, or transfers all or substantially all of its properties and assets to any other person, then Quantum or ADIC, as applicable, will provide in such transaction that the surviving entity or successor will honor the obligation to provide such indemnity and insurance coverage.

•	Section 16 Matters. ADIC agreed to take all steps required prior to the effective time of the merger to cause any dispositions of ADIC common stock resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Affiliates. ADIC agreed to use all reasonable efforts to obtain a letter agreement from each ADIC stockholder who may be an affiliate of ADIC under Rule 145 of the Securities Act of 1933, as amended, and who elects to receive Quantum common stock in connection with the merger. Pursuant to such letter, those stockholders would, among other things, agree not to transfer shares of Quantum common stock received pursuant to the merger in violation of the Securities Act and related rules and regulations.

•	Insurance Approval. ADIC will deliver to Quantum at least 15 days prior to the closing a letter validly executed by an officer of ADIC, which authorizes Quantum’s insurance broker to act as ADIC’s insurance broker of record with respect to all insurance policies held by ADIC.

•	NYSE Listing. Quantum agreed to use reasonable efforts to cause the shares of its common stock to be issued in the merger, and to be reserved for issuance upon exercise of options to purchase Quantum common stock, to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the merger.

•	Financing. Quantum agreed to use its reasonable best efforts to take all actions and to do all things necessary to maintain the financing commitments obtained by Quantum in connection with the planned acquisition of ADIC and to enter into definitive financial agreements and consummate the financing at or prior to the closing. Quantum agreed to provide ADIC with copies of all financing documents and to keep ADIC informed of the status of such financing. ADIC agreed to provide reasonable cooperation in connection with the financing. If the financing commitments or financing agreements obtained by Quantum expire or terminate prior to the closing of the merger, Quantum will notify ADIC of such expiration or termination and use its reasonable best efforts to promptly arrange for alternative debt financing as provided in the merger agreement to permit Quantum to consummate the merger.

•	Retention Plan. Quantum and ADIC agreed to work together in good faith to design and develop a cash compensation program, not to exceed $5,000,000, to be adopted by ADIC for the purpose of retaining its employees through and following the effective time of the merger. Quantum agreed to assume the retention plan after closing of the merger, not to terminate, amend or otherwise modify such plan and to make all payments provided for under such plan as they become due.

Conditions to the Merger

The respective obligations of Quantum, Agate and ADIC to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, by all parties, of each of the following conditions:

•	the merger agreement and the merger will have been duly approved and adopted by the stockholders of ADIC;

•	no law, regulation, injunction or order will have been enacted or issued by a governmental entity of competent jurisdiction which is in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	all waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated in the merger agreement will have expired or terminated early, and all other material non-U.S. antitrust approvals required to be obtained prior to the merger in connection with the transactions contemplated in the merger agreement will have been obtained;

•	the SEC will have declared Quantum’s registration statement, of which this proxy statement/prospectus is a part, effective, and no stop order suspending its effectiveness will have been issued and no proceedings for suspension of the registration statement’s effectiveness, will have been initiated.

In addition, the obligations of Quantum and Agate to consummate the merger are subject to the satisfaction or waiver of the following conditions at or prior to the closing date:

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disregarding any materiality or material adverse effect qualifications contained therein, the representations and warranties of ADIC will be true and correct as of the date of the merger agreement and as of the closing date as though made at and as of the closing date (except those which address matters as of a particular date, which will have been true and correct only on such date), except, in each case or in the aggregate, as does not constitute a material adverse effect on ADIC (except for certain representations regarding ADIC’s capitalization, authority and authorization to enter into and consummate the transactions contemplated by the merger agreement and the inapplicability of the anti-takeover provisions of Chapter 23B.19 of the Washington Business Corporation Act, which will be true and correct in all material respects);

•	ADIC will have performed or complied in all material respects with all agreements and covenants required by the merger agreement;

•	no material adverse effect on ADIC will have occurred since the date of the merger agreement and be continuing;

•	ADIC will have delivered to Quantum all necessary consents, waivers and approvals of parties to certain contracts set forth in the exhibits to the merger agreement;

•	there will not be any pending or threatened suit, action or proceeding by any government authority challenging the consummation of the merger or any transactions contemplated by the merger agreement or seeking to require any party or its affiliate to divest itself of rights or properties or be restricted in its business operations in a manner that would be reasonably likely to materially and adversely affects the party and its subsidiaries or the expected benefits of the merger;

•	Quantum will have received an opinion from Perkins Coie LLP, dated as of the effective time of the merger substantially in the form prescribed in the merger agreement.

In addition, the obligations of ADIC to consummate the merger will be subject to the satisfaction or waiver of the following conditions at or prior to the closing date:

•	disregarding any materiality or material adverse effect qualifications contained therein, the representations and warranties of Quantum and Agate will be true and correct as of the date of the merger agreement and as of the closing date as though made at and as of the closing date (except those which address matters as of a particular date, which will have been true and correct only on such date); except, in each case or in the aggregate, as does not materially impede the authority of Quantum or Agate to consummate the merger or constitute a material adverse effect on Quantum on the closing date;

•	Quantum and Agate will have performed or complied in all material respects with all agreements and covenants required by the merger agreement;

•	Quantum common stock to be issued and to be reserved in connection with the merger will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either Quantum or ADIC is defined to mean any change, event, violation, inaccuracy, circumstance or effect, individually or when taken together, that is reasonably likely to materially impede the authority of the entity to consummate the transactions contemplated by the merger agreement or be materially adverse to the business, assets, liabilities, capitalization, financial condition or results of operations of the entity. However, under the terms of the merger agreement, a material adverse effect does not include effects:

•	primarily resulting from changes affecting the United States or world economy generally which changes do not disproportionately affect the entity,

•	primarily resulting from changes affecting the industry in which the entity operates generally that do not disproportionately affect the entity,

•	primarily resulting from a change in the entity’s stock price or the trading volume in its stock; provided that this exception shall not exclude any underlying effect which may have caused the change in stock price or trading volume,

•	primarily resulting from acts of terrorism or war that do not disproportionately affect the entity

•	primarily resulting from suspension or delay of customer orders, the threat of suspension of future customer orders, a slowdown in the rate of new orders from existing channels or the suspension of supplier relationships, in each case, resulting from the announcement of the merger agreement,

•	primarily resulting from a failure to meet securities analysts’ published revenue or earnings predictions for ADIC for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement; provided that this exception does not exclude the revenues or earnings of ADIC themselves or any effect which may have affected ADIC’s revenues or earnings,

•	primarily resulting from changes in GAAP first publicly disclosed after the date of the merger agreement, or

•	primarily resulting from any divesture that would not reasonably be likely to adversely and materially impact Quantum, ADIC or the benefits Quantum expects to derive from the merger.

Acquisition Proposals

Subject to certain limitations described below under “Superior Offers,” ADIC has agreed that it, its subsidiaries and their respective officers and directors will not directly or indirectly (and will use their reasonable best efforts to cause their agents and representatives not to):

•	solicit, initiate, encourage or knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal (as defined below);

•	participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquires or the making of any proposal that constitutes or could reasonably be expected to lead to, any acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal except to notify the person as to the existence of the no solicitation provisions of the merger agreement;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent similar document or any contract, agreement or commitment contemplating any acquisition proposal (except for certain confidentiality agreements as discussed below).

For purposes of the merger agreement, an “acquisition proposal” means any offer, proposal or any third party indication of interest or intent relating to any transaction or series of related transactions involving: (a) any purchase by such party or acquisition by any person or group of more than a 10% interest in the total outstanding voting securities of ADIC or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of the total outstanding voting securities of ADIC or any of its subsidiaries; (b) any merger, consolidation, business combination or similar transaction involving ADIC or any of its subsidiaries; (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of ADIC (including its subsidiaries, taken as a whole) or (d) any liquidation or dissolution of ADIC, provided that the transactions between Quantum and ADIC contemplated by the merger agreement shall not be deemed an acquisition proposal.

ADIC and its subsidiaries also agreed to cease and cause to be terminated all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal, and to use reasonable best efforts to cause any such third party to return or destroy all confidential information about ADIC received in connection with an acquisition proposal.

ADIC agreed to provide notice to Quantum upon receipt of any acquisition proposal or any request for nonpublic information which could reasonably be expected to lead to an acquisition proposal, and to provide Quantum with the material terms of the acquisition proposal, request or inquiry. ADIC agreed to provide

Quantum with all such information as is reasonably necessary to keep Quantum currently informed in all material respects with respect to any material current developments regarding any acquisition proposal, request or inquiry.

Superior Offers

ADIC may consider and participate in discussions with respect to an unsolicited, bona fide acquisition proposal from a third party that the ADIC board of directors determines in good faith is, or is reasonably expected to result in, a superior offer.

As used in the merger agreement, “superior offer” means an unsolicited bona fide written offer made by a third party to acquire, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of ADIC or all of the outstanding voting securities of ADIC as a result of which the ADIC stockholders immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the ADIC board of directors has in good faith concluded, following the receipt of advice of its outside legal counsel and its financial adviser, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, including without limitation any proposed conditions to consummation, to be more favorable, from a financial point of view, to ADIC’s stockholders than the terms of the merger, is reasonably likely to be consummated and for which financing, to the extent required, is fully committed or reasonably determined by ADIC’s board of directors to be available.

In circumstances where ADIC has received an unsolicited, bona fide acquisition proposal from a third party that the ADIC board of directors determines is, or is reasonably likely to lead to, a superior offer, then ADIC may take the following actions, but only if and to the extent that the ADIC board of directors, by majority vote, concludes in good faith following the receipt of advice from ADIC’s outside legal counsel, that such action is necessary and required to comply with the Board’s fiduciary obligations to ADIC stockholders under applicable law:

•	furnish nonpublic information to the third party making the acquisition proposal, if, and only if, prior to doing so, ADIC provides Quantum with written notice of ADIC’s intention to furnish such nonpublic information and receives from the third party an executed confidentiality agreement on terms at least as restrictive as the terms of ADIC’s confidentiality agreement with Quantum, and contemporaneously provides Quantum with any nonpublic information being provided to such third party; and

•	engage in negotiations with the third party with respect to the acquisition proposal, provided that concurrently with entering into negotiations with such third party, ADIC gives Quantum written notice of ADIC’s intention to enter into negotiations with such third party.

In response to the receipt of a superior offer, ADIC may, terminate the merger agreement upon payment to Quantum of the termination fee of $28,500,000 if all the conditions below are met, or may withdraw, modify or qualify its recommendation to its stockholders regarding the merger and the merger agreement if all but the last condition below are met:

•	a superior offer has been made and has not been withdrawn;

•	the stockholder’s meeting to approve the merger agreement and the merger has not occurred;

•	ADIC has delivered to Quantum proper written notice of the termination and/or change of recommendation, provided to Quantum all written materials delivered to such person or group making the superior offer and a summary of all material oral communications between ADIC and the person or group making the superior offer, and made available to Quantum all materials and information provided to the person or group making the superior offer;

•	after delivering the above notice, ADIC has provided Quantum a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement during a three business day period, and negotiate in good faith with respect thereto during such three business day period, so as to enable ADIC to proceed with its recommendation to ADIC stockholders in favor of approval of the agreement and plan of merger and the merger with Quantum;

•	after considering any adjustments as described above, the ADIC board of directors has concluded in good faith, after receipt of advice from its outside counsel, that the termination and/or change of recommendation is necessary to comply with its fiduciary obligations to ADIC stockholders under applicable law;

•	ADIC has not breached any of the provisions set forth in the merger agreement with regard to the ADIC stockholder meeting, the ADIC board recommendations and third-party acquisition proposals; and

•	seven (7) full calendar days have passed after the later of the date of the mailing of the proxy statement to the stockholders of ADIC and the date on with the registration statement is declared effective in accordance with the provisions of the Securities Act.

Specific Performance

The parties agreed that the terms of the merger agreement relating to acquisition proposals, including but not limited to the restrictions on ADIC’s ability to solicit proposals, ADIC’s obligation to notify Quantum of acquisition proposals, ADIC’s obligations with respect to superior offers, and ADIC’s ability to terminate the merger agreement or change its recommendation to its stockholders, are subject to specific performance and claims for injunctive relief by Quantum.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after approval of the merger agreement and the merger by ADIC stockholders:

•	by mutual written consent of Quantum and ADIC;

•	by Quantum or ADIC if the merger is not completed by an “end date” of October 2, 2006, except that this right to terminate the merger agreement is not available to any party who has breached its obligations under the merger agreement in any manner and such breach has been a principal cause of or resulted in the failure of the merger to occur on or before that date; provided that if all conditions to the merger have been satisfied other than (a) approval under the HSR Act and similar foreign antitrust approvals, (b) the registration statement registering Quantum shares to be issued in connection with the merger has been declared effective and is not subject to an order or action to suspend such effectiveness, and (c) those conditions that by their terms are to be satisfied or waived at closing, then either ADIC or Quantum may unilaterally extend the end date to December 2, 2006 upon written notice to the other by October 2, 2006;

•	by Quantum or ADIC if a governmental entity has issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

•	by Quantum or ADIC if the required approval of the stockholders of ADIC contemplated by the merger agreement has not been obtained by reason of the failure to obtain the required vote at a meeting of the ADIC stockholders duly convened therefor or at any adjournment thereof;

•	by Quantum (at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of the stockholders of ADIC) if a “triggering event” (defined below) with respect to ADIC has occurred;

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by ADIC upon a breach of any representation, warranty, covenant or agreement on the part of Quantum set forth in the merger agreement, or if any representation or warranty of Quantum shall have become untrue, in either case such that the breach or failure of the representation or warranty to be true would materially impede Quantum’s ability to consummate the transactions contemplated by the merger agreement, would constitute a material adverse effect with respect to Quantum on the closing date, or would cause Quantum to be unable to perform or comply in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the closing date, provided that the breach or failure of the representation or warranty to be true is not curable by Quantum within 20 days of receiving notice of the breach and prior to the end date of the merger agreement through the exercise of reasonable efforts;

•	by ADIC prior to approval by the ADIC stockholders of the merger and the merger agreement provided ADIC has met other requirements for termination and change of recommendation to stockholders of ADIC; or

•	by Quantum upon a breach of any representation, warranty, covenant or agreement on the part of ADIC set forth in the merger agreement, or if any representation or warranty of ADIC shall have become untrue, in either case such that the breach or failure of the representation or warranty to be true would constitute a material adverse effect with respect to ADIC on the closing date, provided that the breach is not curable by ADIC within 20 days of receiving notice of the breach and prior to the end date of the merger agreement through the exercise of reasonable efforts.

For purposes of the merger agreement, a “triggering event” with respect to ADIC shall be deemed to have occurred if:

•	ADIC’s board of directors or any committee thereof shall for any reason have effected a change of recommendation with respect to the merger;

•	ADIC shall have failed to include in its proxy statement the recommendation of ADIC’s board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

•	ADIC’s board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within 10 business days after Quantum requests in writing that such recommendation be reaffirmed, or in any event not less than two days prior to the ADIC stockholder meeting;

•	ADIC’s board of directors or any committee thereof shall have approved or recommended any acquisition proposal;

•	ADIC shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal; or

•	a tender or exchange offer relating to ADIC’s securities shall have been commenced by a person unaffiliated with Quantum (and shall not have been withdrawn prior to the earlier of (i) 10 business days after such tender or exchange offer is first published and (ii) the time at which ADIC shall have first sent or given to its security holders a position on such tender or exchange offer) and ADIC shall not have sent or given to its stockholders within 10 business days after such tender or exchange offer is first published, a statement disclosing that ADIC’s board of directors recommends rejection of such tender or exchange offer.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Quantum nor ADIC will have any liability under the merger agreement, except that:

•	both Quantum and ADIC will remain liable for fraud or willful breach of the merger agreement; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the termination fee described below and the confidential treatment of information, will survive termination.

Payment of Termination Fee

Under the terms of the merger agreement, ADIC must pay a termination fee of $28,500,000 in cash to Quantum in the following circumstances:

1. in the cases where the merger is not completed by an “end date” of October 2, 2006 (or December 2, 2006, if the “end date” has been extended in accordance with the terms of the merger agreement) or the required approval of the stockholders of ADIC contemplated by the merger agreement is not obtained by reason of the failure to obtain the required vote at a meeting of the ADIC stockholders; and

(a) prior to the termination of the merger agreement, there has been disclosure publicly of either an acquisition proposal with respect to ADIC or a non-unanimous board recommendation in favor of adopting the merger agreement and the merger; and

(b) within 12 months after the termination, an acquisition of ADIC is consummated or ADIC enters into a definitive agreement providing for an acquisition of the ADIC;

2. if the merger agreement is terminated by Quantum when a triggering event, as defined in the merger agreement, with respect to ADIC has occurred; or

3. if the merger agreement is terminated by ADIC prior to approval by ADIC stockholders of the merger and the merger agreement, in connection with ADIC’s board of directors changing its recommendation to its stockholders regarding the merger and the merger agreement in compliance with the provisions set forth in the merger agreement.

The payment is to be made, in the case of termination described in (1) above, no later than two business days after the consummation of the acquisition of ADIC, or in the case of termination described in (2) and (3) above, no later than two business days after the date of the termination.

Payment of a termination fee is not in lieu of damages incurred in the event of a breach of the merger agreement. If Quantum has to make a claim against ADIC to obtain payment of the termination fee and the claim results in a judgment against ADIC, then ADIC will also have to pay Quantum’s reasonable costs and expenses, including reasonable attorneys’ fees and expenses, in connection with the suit together with interest on the unpaid termination fee at the prime rate of Citibank, N.A. in effect on the date the payment was required to be made.

Fees and Expenses

In general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement and this proxy statement/prospectus and all fees paid in respect of any Hart-Scott-Rodino Act or other regulatory filing will be borne equally by Quantum and ADIC.

Amendment of the Merger Agreement

Subject to applicable law, the merger agreement may be amended by the parties thereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger by the stockholders of ADIC, provided, after approval of the merger by the stockholders of ADIC, no amendment will be made which by law or in accordance with the rules of Nasdaq requires further approval by the stockholders of ADIC without the further stockholder approval. The merger agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Quantum, Agate and ADIC.

Extension and Waiver

At any time prior to the effective time of the merger any party to the merger agreement, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties made to the party contained therein or in any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of the party contained therein. Any agreement on the part of a party thereto to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the party. Delay in exercising any right under the merger agreement will not constitute a waiver of the right.

II. VOTING AGREEMENTS

In connection with the merger, Quantum entered into voting agreements, dated May 2, 2006, with each of John W. Stanton, Christopher T. Bayley, Peter H. van Oppen, Charles H. Stonecipher, Frank M. Higgins, Jon W. Gacek, Lisa A. Clarke, William C. Britts, Tom A. Alberg and Walter F. Walker, in their capacities as stockholders of ADIC. The following summary describes the material provisions of the voting agreements. This summary is qualified in its entirety by reference to the form of voting agreement which is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Provisions of the voting agreement are complicated and are not easily summarized. You are encouraged to read the form voting agreement in its entirety for a more complete understanding.

Pursuant to these voting agreements, each stockholder agreed:

•	not to cause or permit the transfer of any of the shares of ADIC common stock that they beneficially own or enter into any agreements relating to their shares, except:

•	using already-owned shares either to pay the exercise price upon exercise of a stock option or to satisfy the option holder’s tax withholding obligation upon exercise of a stock option, or

•	transferring their shares to affiliates, immediate family members or charitable organizations, provided that the recipient agrees to be bound by the voting agreement and the related proxy;

•	not to deposit, or permit the deposit of, any of their shares of ADIC common stock in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of their obligations under the voting agreement;

•	at every meeting of the stockholders of ADIC or every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of ADIC, to vote their shares as follows:

•	in favor of the adoption of the merger agreement and each of other transactions contemplated therein;

•	against approval of any proposal made in opposition to, or in competition with, consummation of the merger or any other transactions contemplated by the merger agreement; and

•	against any action that is intended to, or could reasonably be expected to, impede, interfere with, delay, or adversely affect the merger including, but not limited to: any other merger; any sale, lease or transfer of significant assets; any reorganization, recapitalization, dissolution, liquidation or winding up; and any material change in the capitalization of ADIC or its subsidiaries;

•	to cause their shares to be counted as present for purposes of establishing a quorum (it being understood, however, that no stockholder will be liable for any failure to take any of the preceding actions if any such action may be taken by any persons appointed by the proxy described below);

•	not to enter into any inconsistent voting agreement or understanding;

•	not to exercise their dissenters’ rights or demand appraisal of any of their shares of ADIC; and

•	to deliver an irrevocable proxy to Quantum with respect to their shares of ADIC.

Notwithstanding any provision of the voting agreement, nothing therein will limit or restrict a stockholder who is a director or officer of ADIC from acting in such capacity or voting, in his or her capacity as a director of ADIC.

The voting agreements terminate on the earlier to occur of (i) such date and time as the merger agreement has been terminated according to its terms, (ii) such date and time as the merger shall become effective, or (iii) May 2, 2007.

STOCKHOLDER PROPOSALS FOR ADIC’S FISCAL YEAR 2006 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act and in accordance with ADIC’s Restated Bylaws, a stockholder proposing to transact business at the ADIC’s annual meeting of stockholders must provide notice of such proposal, in the manner required by ADIC’s Restated Bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if ADIC provides less than 60 days’ notice of such meeting, no later than 10 days after the date of ADIC’s notice). ADIC will hold an annual meeting in the year 2007 only if the merger has not already been completed. Stockholder proposals to be considered for inclusion in ADIC’s proxy statement and form of proxy relating to its annual meeting of stockholders to be held in March 2007 must be received by ADIC no later than October 13, 2006.

LEGAL OPINIONS

The validity of the shares of Quantum common stock offered by this proxy statement/prospectus will be passed upon for Quantum by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Quantum Corporation included in its Annual Report on Form 10-K for the year ended March 31, 2006, and management’s assessment of the effectiveness of its internal control over financial reporting as of March 31, 2006, as set forth in their reports, which are incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. The financial statements and schedule of Quantum Corporation and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on the Internal Controls over Financial Reporting) of ADIC and its subsidiaries incorporated in this proxy statement/prospectus by reference to ADIC’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

This proxy statement/prospectus incorporates documents by reference that are not included in or delivered with this document. The SEC allows Quantum and ADIC to “incorporate by reference” the information that it files with it, which means that Quantum and ADIC can disclose important information to you by referring you to those documents. Documents that are incorporated by reference contain important information about Quantum and ADIC and their respective finances.

All documents filed by Quantum and ADIC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the date of the special meeting of ADIC stockholders are incorporated by reference into and are a part of this proxy statement/prospectus from the date of filing of each such document.

You should rely only on the information contained in this document or that Quantum or ADIC has referred to you. Neither Quantum nor ADIC has authorized anyone to provide you with information that is different.

The following documents, which were filed by Quantum with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed with the SEC on June 12, 2006;

•	Current Reports on Form 8-K filed with the SEC on May 2, 2006; May 5, 2006; May 9, 2006 and July 6, 2006, respectively;

•	The description of Quantum’s common stock and preferred share purchase rights contained in the Registration Statement on Form 8-A filed with the SEC on July 21, 1999 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating any such description;

The following documents, which were filed by ADIC with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2005, filed with the SEC on January 17, 2006 and Form 10-K/A for the fiscal year ended October 31, 2005, filed with the SEC on February 8, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended January 31, 2006, and April 30, 2006, filed with the SEC on March 13, 2006, and May 31, 2006, respectively;

•	Current Reports on Form 8-K filed with the SEC on December 15, 2005; March 15, 2006, as amended on Form 8-K/A filed June 12, 2006; May 5, 2006; May 18, 2006; June 9, 2006; July 6, 2006; July 11, 2006, and July 12, 2006, respectively;

•	The description of ADIC’s common stock contained in the Registration Statement on Form 10 filed on July 29, 1996 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

The documents incorporated by reference into this proxy statement/prospectus are available from Quantum and ADIC upon request. Quantum and ADIC will provide a copy of any and all of the information about themselves that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request. Any request for documents should be made by August 11, 2006, to ensure timely delivery of the documents.

Quantum has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Quantum, and ADIC has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to ADIC.

WHERE YOU CAN FIND MORE INFORMATION

Quantum has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Quantum Common stock to be issued to ADIC stockholders pursuant to the merger. This proxy statement/prospectus constitutes the prospectus of Quantum filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

In addition, Quantum and ADIC file annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act of 1934. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Public Records Room

100 F Street, N.E.

Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the SEC web site is http://www.sec.gov.

You may also obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

Requests for documents relating to Quantum should be directed to:	Requests for documents relating to ADIC should be directed to:

QUANTUM CORPORATION 1650 Technology Drive Suite 700 San Jose, CA 95110 Attn: Investor Relations (408) 944-4000 or (866) 520-7787	ADIC P. O. Box 97057 11431 Willows Road N.E. Redmond, Washington 98073-9757 Attn: Investor Relations (800) 336-1233

Quantum stockholders should call the Quantum corporate secretary at (408) 944-4000 with any questions about the merger.

ADIC stockholders should call the ADIC corporate secretary at (425) 881-8004 with any questions about the merger.

Information on Quantum Website

Information on any Quantum Internet website is not part of this document and you should not rely on that information in deciding whether to approve the share issuance, unless that information is also in this proxy statement/prospectus or in a document that is incorporated by reference in this proxy statement/prospectus.

Information on ADIC Website

Information on any ADIC Internet website is not part of this document and you should not rely on that information in deciding whether to approve and adopt the merger agreement and the merger, unless that information is also in this proxy statement/prospectus or in a document that is incorporated by reference in this proxy statement/prospectus.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN THE AFFAIRS OF EITHER COMPANY SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO ADIC AND ITS SUBSIDIARIES WAS PROVIDED BY ADIC AND ITS SUBSIDIARIES AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO QUANTUM AND ITS SUBSIDIARIES WAS PROVIDED BY QUANTUM AND ITS SUBSIDIARIES, AS THE CASE MAY BE.

QUANTUM CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements are based on the historical consolidated statements of Quantum after giving effect to merger with Advanced Digital Information Corporation (“ADIC”), borrowings used to finance the merger and the assumptions and adjustments described in the attached notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations is prepared using the historical consolidated statement of operations of Quantum for the year ended March 31, 2006 and the historical consolidated statement of operations of ADIC for the twelve months ended April 30, 2006 as if the merger and borrowings to finance the merger occurred on April 1, 2005. The unaudited pro forma condensed combined balance sheet is presented as if the merger and borrowings used to finance the merger occurred on March 31, 2006, and combines the unaudited condensed consolidated balance sheets of Quantum as of March 31, 2006 and ADIC as of April 30, 2006.

In preparing the unaudited pro forma condensed combined financial statements, Quantum has assumed that none of the holders of ADIC common stock will elect to receive new Quantum common stock at the exchange ratio of 3.461 shares of Quantum common stock for each share of ADIC common stock, as stated in the merger agreement. Quantum estimates that it will borrow $500 million in connection with financing the ADIC merger. Depending on the actual number of ADIC shares outstanding as of the Merger Date, the percentage of ADIC stockholders that elect to receive new Quantum common stock, the cash paid and new Quantum common stock issued may differ significantly from the information in the unaudited pro forma condensed combined financial statements which are prepared on the assumption that all stockholders will elect to receive $12.25 cash per share.

The preliminary allocation of purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The estimates and assumptions are subject to change upon the Merger Date and finalization of the valuation of ADIC’s assets and liabilities. The final valuation related to stock options held by ADIC employees will be calculated at the closing date of the merger, the amount allocated to this item may change materially depending on the price of Quantum common stock or the number of ADIC unvested options outstanding at the closing date. Estimated valuation of such options included in the unaudited pro forma condensed combined financial statements do not include the impact of SFAS No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”). The unaudited pro forma condensed combined financial statements do not include the effects of any anticipated operating efficiencies or cost savings, and the proposed acquisition of Rocksoft Limited by ADIC. The unaudited pro forma condensed combined financial statements are for illustrative purposes only, and are not necessarily indicative of the consolidated results of operations or financial position of Quantum that would have been reported had the merger and borrowings been completed as of the dates presented, and should not be taken as a representative of the future consolidated results of operations or financial position of Quantum. The pro forma adjustments are based on preliminary information available at the time of the preparation of this document.

The unaudited pro forma condensed combined financial statements and the accompanying notes are based upon the respective historical consolidated and financial statements of Quantum and ADIC and should be read in conjunction with the historical consolidated financial statements and accompanying notes of Quantum and ADIC included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q.

QUANTUM CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2006

(In thousands, except per share data)

	Quantum Twelve Months Ended March 31, 2006	ADIC Twelve Months Ended April 30, 2006	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$705,606	$415,760	$51,063	A, L	$1,172,429
Royalty revenue	128,681	—	—		128,681
Service revenue	—	57,064	(57,064)	A, L	—

Total revenue	834,287	472,824	(6,001)		1,301,110

Cost of revenue	601,847	288,294	64,844	A, B, L	954,985
Cost of service revenue	—	43,732	(43,732)	A, L	—
Restructuring charges related to cost of revenue	512	—	—		512

Total cost of revenue	602,359	332,026	21,112		955,497

Gross margin	231,928	140,798	(27,113)		345,613
Operating expenses:
Research and development	107,407	40,010	—		147,417
Sales and marketing	85,388	69,070	29,933	B	184,391
General and administrative	41,979	23,753	—		65,732
Restructuring charges	18,118	—	—		18,118

	252,892	132,833	29,933		415,658

Income (loss) from operations	(20,964)	7,965	(57,046)		(70,045)
Interest income (expense) and other, net	11,376	8,297	(9,186)	C	10,487
Loss on litigation settlement	(20,517)	—	—		(20,517)
Interest expense	(9,976)	—	(41,208)	D	(51,184)

Income (loss) before income taxes	(40,081)	16,262	(107,440)		(131,259)
Income tax provision (benefit)	1,398	(3,209)	7,668	M	5,857

Net income (loss)	$(41,479)	$19,471	$(115,108)		$(137,116)

Net income (loss) per share
Basic	$(0.23)	$0.31			$(0.74)
Diluted	$(0.23)	$0.31			$(0.74)
Weighted average common and common equivalent shares
Basic	184,063	61,859			184,063
Diluted	184,063	62,056			184,063

QUANTUM CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2006

(In thousands)

	Quantum March 31, 2006	ADIC April 30, 2006	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$123,298	$261,328	$(298,136)	F	$86,490
Short-term investments	99,975	2,661	—		102,636
Accounts receivable, net	114,020	90,092	—		204,112
Inventories	88,963	26,270	2,909	G	118,142
Service inventories	57,316	—	—		57,316
Deferred income taxes	7,422	11,569	18,068	E	37,059
Other current assets	30,869	12,848	—		43,717

Total current assets	521,863	404,768	(277,159)		649,472
Long-term assets:
Property and equipment, less accumulated depreciation	38,748	42,293	—		81,041
Intangible assets, less accumulated amortization	49,809	833	268,767	H	319,409
Goodwill	47,178	2,596	167,295	E, H	217,069
Service inventories	—	24,967	—		24,967
Investments	—	2,930	—		2,930
Deferred income taxes	—	21,201	(21,201)	E	—
Other long-term assets	5,746	—	7,250	F	12,996

Total long-term assets	141,481	94,820	422,111		658,412

	$663,344	$499,588	$144,952		$1,307,884

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$67,306	$47,581	$—		$114,887
Accrued warranty	32,422	6,422	—		38,844
Accrued compensation	24,903	—	—		24,903
Income taxes payable	8,627	1,648	—		10,275
Accrued restructuring charges	13,019	—	18,600	I	31,619
Deferred revenue	22,107	40,641	(9,301)	J	53,447
Other accrued liabilities	46,894	10,940	—		57,834

Total current liabilities	215,278	107,232	9,299		331,809
Long-term liabilities:
Deferred income taxes	6,995	—	26,122	E	33,117
Convertible subordinated debt	160,000	—	—		160,000
Long-term debt	—	—	500,000	F	500,000
Deferred revenue	—	19,266	(4,540)	J	14,726
Other long-term liabilities	—	200	—		200

Total long-term liabilities	166,995	19,466	521,582		708,043
Commitments and contingencies
Stockholders’ equity	281,071	372,890	(385,929)	K	268,032

	$663,344	$499,588	$144,952		$1,307,884

QUANTUM CORPORATION

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheets as of March 31, 2006 and the unaudited pro forma statement of operations for the year ended March 31, 2006 are based on the historical statements of Quantum after giving effect to the proposed merger with Advanced Digital Information Corporation (“ADIC”), borrowings used to finance the merger and the assumptions and adjustments described in the attached notes herein.

The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of ADIC acquired in connection with the merger, based on their estimated fair values as of the completion of the merger. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of ADIC that exist as of the date of completion of the merger (“Merger Date”). The unaudited pro forma condensed combined financial statements are for illustrative purposes only, and are not necessarily indicative of the consolidated results of operations or financial position of Quantum that would have been reported had the merger and borrowings been completed as of the dates presented, and should not be taken as a representative of the future consolidated results of operations or financial position of Quantum. The pro forma adjustments are based on preliminary information available at the time of the preparation of this document.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Quantum and ADIC included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q.

Accounting Periods Presented

ADIC’s fiscal year ends on October 31, and its statement of operations has been retabulated to present the results of operations for twelve months ended April 30, 2006 by adding subsequent interim period results to their most recent fiscal year-end information and deducting the comparable preceding year interim period results as explained below. In addition, certain historical ADIC balances have been reclassified to conform to the pro forma combined presentation. The material transactions between Quantum and ADIC have been eliminated during the period presented. No pro forma adjustments were made to conform ADIC’s accounting policies to Quantum’s accounting policies. ADIC’s and Quantum’s accounting policies will be conformed after the close of the merger.

The unaudited pro forma condensed combined balance sheet as of March 31, 2006 is presented as if the ADIC merger and borrowings used to finance the ADIC merger occurred on March 31, 2006, and due to different fiscal period ends, combines the historical balance sheet of Quantum as of March 31, 2006 and the historical balance sheet of ADIC as of April 30, 2006.

The unaudited pro forma condensed combined statement of operations of Quantum and ADIC for the year ended March 31, 2006 is presented as if the ADIC merger and borrowings to finance this acquisition had taken place on April 1, 2005, and due to different fiscal period ends, combines the historical results of Quantum for the year ended March 31, 2006 and the historical results of ADIC for the twelve months ended April 30, 2006.

The pro forma combined provision for income taxes and the pro forma combined balances of deferred taxes may not represent the amounts that would have resulted had Quantum Corporation and ADIC filed consolidated income tax returns during the periods presented.

QUANTUM CORPORATION

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Basis of Preliminary Purchase Price and Allocation

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The estimates and assumptions are subject to change upon the Merger Date and finalization of the valuation of ADIC’s assets and liabilities. Upon completion of the merger, Quantum expects to make additional adjustments, including adjustments for investments, property and equipment, and service inventories, for which Quantum assumes fair value approximates net book value in the pro forma balance sheet. The allocation of the final purchase price at the Merger Date will be based on the actual intangible assets, tangible assets and in-process research and development of ADIC acquired and liabilities assumed as of the Merger Date.

The final valuation of identifiable intangible assets, tangible assets and liabilities may change significantly from Quantum’s preliminary estimates, which could result in material changes in the allocation of purchase price and future amortization of tangible and intangible assets. The fair value of options assumed and the intrinsic value associated with deferred stock-based compensation could change based on option activity through the acquisition date and based on changes in the stock prices of Quantum. The fair value of such options will be recognized as compensation expense upon Quantum’s adoption of SFAS No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”) and could be materially different than the intrinsic value allocated to the deferred stock-based compensation shown in these pro forma statements. Additionally, changes in the balances of ADIC’s cash, marketable securities and other tangible assets and liabilities could differ substantially from April 30, 2006, which was the basis for fair value estimates included in the pro forma condensed combined financial statements, to the Merger Date.

The unaudited pro forma condensed combined financial statements do not include the effects of any anticipated operating efficiencies or cost savings, and the proposed acquisition of Rocksoft Limited. The unaudited pro forma condensed combined financial statements include the effects of restructuring certain activities. These restructuring liabilities are preliminary estimates and include costs for severance and costs of vacating facilities. Quantum expects to make additional adjustments for restructuring activities. Liabilities related to restructuring ADIC’s operations are recorded as an adjustment to the purchase price and an increase in goodwill. Liabilities related to restructuring Quantum’s operations are recorded as expenses in Quantum’s statements of operations in the period that the costs are incurred.

ADIC’s proposed acquisition of Rocksoft Limited and related purchase accounting adjustments are excluded from the pro forma condensed combined statements presented as the Rocksoft Limited acquisition has not closed and does not meet the significance requirements for separate reporting. However, the Rocksoft acquisition is expected to close prior to the merger of Quantum and ADIC and will result in ADIC paying approximately $63 million in cash for the acquisition.

Note 2: Preliminary Purchase Price and Allocation

On May 2, 2006, Quantum entered into a merger agreement to acquire ADIC. The transaction is conditioned upon (i) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the applicable foreign antitrust laws of certain other jurisdictions, including the European Commission, (ii) approval of the merger proposal by ADIC stockholders and (iii) other customary closing conditions.

The estimated purchase price and purchase price allocation below are preliminary as the acquisition has not been completed and the date for which the assets to be acquired and liabilities to be assumed has not been determined. For purposes of the pro forma financial statements, Quantum has used ADIC’s assets and liabilities as of April 30, 2006 as the basis for developing Quantum’s fair value estimates.

QUANTUM CORPORATION

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The total preliminary purchase price is estimated at $812.9 million, including estimated ADIC stock options assumed as well as acquisition related transaction costs, and is comprised of:

(In thousands)
Acquisition of the outstanding common stock of ADIC at $12.25 per share for 65.5 million shares	$802,491
Estimated fair value of ADIC stock options assumed	3,842
Less deferred stock based compensation related to unvested ADIC options	(1,181)
Acquisition related transaction costs	7,795

$812,947

Acquisition of common stock: Pursuant to the merger agreement, for each share of ADIC common stock, ADIC stockholders will receive $12.25 in cash, without interest, or, at their election, 3.461 shares of Quantum common stock, subject to proration due to an overall cap on the number of shares of Quantum common stock that may be issued in the merger.

For purposes of the unaudited pro forma condensed combined financial statements, Quantum has assumed that none of the holders of ADIC common stock will elect to receive shares of Quantum common stock at the exchange ratio of 3.461 shares of Quantum common stock for each share of ADIC common stock. Depending on the actual number of shares of ADIC common stock outstanding as of the effective time of the merger and the percentage of ADIC stockholders that elect to receive shares of Quantum common stock, the cash paid, borrowings required and stock issued may differ significantly from the information in the unaudited pro forma condensed combined financial statements.

Fair value of estimated options assumed: As of April 30, 2006, approximately 4.3 million ADIC stock options were outstanding. The fair value of estimated stock options assumed relates to unvested stock options only; vested ADIC stock options are assumed to have been exercised as of the Merger Date. Quantum assumes that 0.6 million options are outstanding and unvested as of the Merger Date. There were no restricted shares subject to repurchase. At the effective time of the merger, all ADIC options, other than non-employee options, outstanding under each ADIC stock option plan will be assumed by Quantum in accordance with the merger agreement. Each such assumed option will continue to have and be subject to the same terms and conditions existing immediately prior to the effective time of the merger, except that each such option will be exercisable or will become exercisable for shares of Quantum common stock. The number of shares for which the assumed option is or will be exercisable will be equal to the number of ADIC shares that were issuable upon the exercise of such option immediately prior to the effective time of the merger, multiplied by a number equal to $12.25 divided by the average of the closing prices for a share of Quantum common stock on the New York Stock Exchange for the ten trading days ending one trading day immediately prior to the closing date, rounded down to the nearest whole number of shares of Quantum common stock. The per share exercise price for such assumed options will be equal to the exercise price per share of ADIC common stock at which such option was exercisable immediately prior to the effective time of the merger, divided by a number equal to $12.25 divided by the average of the closing prices for a share of Quantum common stock on the New York Stock Exchange for the ten trading days ending one trading day immediately prior to the closing date, rounded up to the nearest whole cent. The fair value of Quantum options granted in connection with these unvested ADIC stock options was determined using an average Quantum equivalent price of $2.85 as of March 31, 2006 and was calculated using a Black-Scholes-Merton valuation model with the following assumptions: expected life of 3.5 years, risk-free interest rate of 3.9%, expected volatility of 67% and no dividend yield. The portion of the estimated intrinsic value of unvested ADIC options related to future service will be allocated to deferred stock-based compensation and will be amortized over the remaining vesting period. At the close of the merger, Quantum will value the unvested options in accordance with SFAS No. 123R and the allocation of expenses associated with these options will be based on fair value.

QUANTUM CORPORATION

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Acquisition related transaction costs: Acquisition related transaction costs of $7.8 million include Quantum’s estimate of investment banking fees of $3.0 million, legal and accounting fees of $2.5 million and other external costs directly related to the mergers of $2.3 million.

The total preliminary purchase price is allocated to ADIC’s tangible and intangible assets acquired, deferred stock-based compensation and liabilities assumed as well as in-process research and development based on their estimated fair values as of the expected Merger Date. The final allocation of total purchase consideration will be based on discounted cash flows, quoted market prices and estimates by management and will be completed within one year from closing of the transaction. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows:

(In thousands)
Current assets	$445,145
Purchased intangible assets (including in-process R&D of $15.7 million)	285,300
Goodwill	169,891
Other assets	70,190
Current liabilities	(116,531)
Long-term liabilities	(41,048)

Total	$812,947

Identifiable intangible assets consist of:

(In thousands)	Estimated Fair Value	Amortization Period	Estimated Annual Amortization
Developed technology	$74,200	3 to 7 years	$20,111
Core technology	35,100	5 years	7,020
Customer relationships	126,900	5 to 7 years	20,386
Service contracts	28,900	3 to 6 years	8,733
Trademarks	4,300	7 years	614
Backlog	200	1 year	200

	$269,600		$57,064

Quantum’s management has estimated that $15.7 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use.

Cash, marketable securities, investments, and other net assets: Quantum valued cash, marketable securities, investments and other net assets at their respective carrying amounts, except for adjustments to deferred revenues, as Quantum believes that these amounts approximate their current fair values or the fair values are not yet determinable as regulatory approvals have not been obtained and the acquisition has not been completed. Upon completion of the acquisition, Quantum expects to make additional adjustments, including adjustments for investments, property & equipment, and service inventories, in each case, for which Quantum assumes that fair value approximates net book value in the pro forma balance sheet.

Quantum reduced ADIC’s historical deferred revenues by $13.8 million in the pro forma condensed combined balance sheet to adjust deferred revenue to an amount equivalent to the estimated cost plus an appropriate profit margin to perform the services related to ADIC’s service contracts.

QUANTUM CORPORATION

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Goodwill: Goodwill represents the excess of the estimated purchase price over the estimated fair value of tangible and identifiable intangible assets that Quantum estimates will be acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that Quantum determines that the value of goodwill has become impaired, Quantum will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets: Quantum expects identifiable intangible assets acquired to include developed technology, core technology, trademarks, customer relationships, and service contracts. Developed technology, which comprises products that have reached technological feasibility, includes products in most of ADIC’s product lines. Core technology represents a combination of ADIC processes, patents and trade secrets related to the design and development of its products. Customer contracts and service contracts represent the underlying relationships and agreements with original equipment manufacturers, resellers and, distributors of ADIC’s installed base.

Quantum management has determined the preliminary fair value of intangible assets with the assistance of a third-party valuation firm, as well as limited discussions with ADIC management and a review of certain transaction-related documents and forecasts prepared by Quantum management. The rates utilized to discount net cash flows to their present values range from 11% to 21%. These discount rates were determined after consideration of a market participant based weighted average return on invested capital and the internal rate of return specific to this transaction.

Estimated useful lives for the intangible assets were based on historical experience with technology life cycles, product roadmaps, branding strategy, historical and projected maintenance renewal rates, historical treatment of ADIC and Quantum acquisition-related intangible assets and Quantum’s intended future use of the intangible assets. Intangible assets are being amortized using the straight-line method, considering the pattern in which the economic benefits of the intangible assets are consumed.

Net deferred tax assets: Net deferred tax assets include a fair value adjustment to the valuation allowance on deferred tax assets based on Quantum’s expected utilization of net operating loss carryforwards as well as the tax effects of fair value adjustments related to identifiable intangible assets, inventory and deferred revenues. Upon the finalization of the combined company’s legal entity structure and the restructuring plans, additional adjustments to deferred taxes may be required.

Deferred stock-based compensation: Deferred stock-based compensation represents the portion of the estimated intrinsic value, which will be measured as of the Merger Date, of unvested ADIC stock options related to future service that will be assumed. Quantum intends to assume ADIC’s equity incentive plans and retain all of the rights, terms and conditions of the respective plans under which options were originally granted including a provision to provide for accelerated vesting of all unvested equity incentive awards for eligible employees terminated within one to three years after a change in control. Until Quantum assesses the impact of restructuring pre-merger Quantum and ADIC operations, Quantum is unable to quantify the amount of accelerated stock compensation expenses that will be recorded in its statements of operations as a result of the change in control and termination provisions.

Pre-acquisition contingencies: Quantum has currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to us prior to the end of the purchase price allocation period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation.

QUANTUM CORPORATION

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Note 3: Pro Forma Net Loss Per Share

The pro forma basic and diluted net loss per share are based on the weighted average number of shares of Quantum common stock and options outstanding. The accompanying unaudited pro forma condensed combined financial statements assume that all of the ADIC stockholders elect to receive cash for their shares of ADIC common stock. In addition, the shares used in computing diluted loss per share exclude common stock equivalents as their inclusion would be anti-dilutive due to the net losses incurred. Accordingly, there is no incremental increase to the Quantum weighted average shares (basic or diluted) as a result of the merger.

Note 4: Financing

Quantum is currently reviewing various alternatives to finance the acquisition. The ultimate amounts that Quantum will need to finance will depend on a number of factors, including the number of ADIC stockholders who elect to receive shares of Quantum common stock instead of cash, the outstanding cash balances of the combined companies at the Merger Date and the extent of restructuring activities that may be undertaken in connection with the consummation of the merger. Quantum believes it can fund the ADIC merger with additional borrowings, its available cash, sale of investments, and cash generated from operations. For purposes of the unaudited pro forma financial statements, Quantum has assumed that it will borrow $500 million to finance the merger and pay remaining costs with available cash. The debt issuance costs and annual interest expense associated with the $500 million financing are assumed to be approximately $7.3 million and $40 million, respectively.

Note 5: Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates which may change as additional information is obtained:

(In thousands)

(A)	To eliminate intercompany amounts.

(B)	To record additional amortization expenses related to the intangible assets acquired. See Note 2 to unaudited pro forma condensed combined financial statements.

	Cost of revenue	$27,131
	Sales and marketing	29,933

		$57,064

(C)	To reduce estimated investment income due to lower cash and investment balances as a result of the assumed cash payment by Quantum in connection with the merger at an assumed interest rate of 2.9%.

(D)	To record debt amortization costs and interest expense associated with the additional borrowings.

QUANTUM CORPORATION

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(E)

To adjust current deferred tax assets and noncurrent deferred tax liabilities to reflect the future amortization expenses of intangibles from the ADIC merger which are not tax deductible and to record a valuation allowance to reduce ADIC deferred tax assets to an amount that is more likely than not to be realized.

	Goodwill	$21,944

	Current deferred income taxes asset	$18,068

	Long-term deferred income taxes asset	$(21,201)

	Long-term deferred income taxes liability	$26,122

(F)	To record the following adjustments to cash excluding the effects of the proposed acquisition of Rocksoft Limited:

	To record estimated proceeds from borrowings	$500,000
	To record debt costs	(7,250)
	To record estimated cash paid for ADIC common stock	(802,491)
	To record estimated cash paid for acquisition costs	(7,795)
	To record ADIC’s estimated acquisition related transaction costs	(9,909)
	To record estimated proceeds from option exercises by ADIC option holders as ADIC option holders are expected to exercise all vested options prior to the merger	29,309

	Total adjustments to cash	$(298,136)

(G)	To adjust inventory to its estimated fair value. The cost of revenue impact of the write-up of inventory to fair value has been excluded as it is a non-recurring item.

(H)

To eliminate ADIC’s historical goodwill and intangibles and to record the preliminary fair value of goodwill and intangibles. The write-off of in-process R&D of $15.7 million has been excluded as it is a non-recurring cost. See Note 2 to unaudited pro forma condensed combined financial statements.

	Preliminary goodwill	$169,891
	ADIC historical goodwill	(2,596)

	Net increase to goodwill	$167,295

	Preliminary fair value of intangibles	$269,600
	ADIC historical intangibles	(833)

	Net increase to intangibles	$268,767

(I)	To record preliminary estimated restructuring costs related to the acquisition.

(J)

To record the difference between the preliminary fair value and the historical amount of ADIC’s deferred revenue. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services related to ADIC service contracts based on the deferred revenue balances of ADIC as of April 30, 2006 and will not reflect the actual fair value adjustment as of the Merger Date. Quantum will recognize the revenue ratably over the term of the service contracts.

QUANTUM CORPORATION

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(K)	To record the following adjustments to stockholders’ equity:
	To record the preliminary value of ADIC options assumed in the acquisition	$3,842
	To record the preliminary estimate of the fair value of in-process R&D	(15,700)
	To record deferred stock-based compensation related to unvested ADIC options	(1,181)
	To eliminate ADIC’s historical stockholders’ equity	(372,890)

		$(385,929)

(L)	To reclass ADIC’s service revenue and cost of service revenue to product revenue and cost of revenue:
	Service revenue	$57,064

	Cost of service revenue	$43,732

(M)	To record additional tax expense to reflect the change in deferred taxes and valuation allowance.

Note 6: Certain Non-Recurring Items

Quantum and ADIC agreed that ADIC would establish a retention program that included cash retention bonuses up to $5 million in the aggregate to be paid to certain ADIC employees. In addition, Quantum will be assuming the obligation to establish a retention pool of $2 million for specific employees related to the proposed acquisition of Rocksoft Limited. The accompanying pro forma financial statements do not include the impact of these items due to their non-recurring nature.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QUANTUM CORPORATION

AGATE ACQUISITION CORP.

AND

ADVANCED DIGITAL INFORMATION CORPORATION

Dated as of May 2, 2006

i

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Affiliate Letter

Exhibit C	Third Party Consents

Exhibit D	Form of Opinion of Perkins Coie LLP

Schedule 1	Directors and Officers of the Company entering into Voting Agreements

Schedule 2	List of Indemnification Agreements

Schedule 2.5(a)	Certain Persons

Schedule 5.2	Individuals from whom to request Parent consent

Schedule 6.12(b)	Insurance

Schedule 9.3(b)	List of Directors and Officers for “Knowledge” definition

INDEX OF DEFINED TERMS

401(k) Plan	61
Acquisition	71
Acquisition Proposal	54
Action of Divesture	58
Agreement	1
Antitrust Law	56
Articles of Merger	2
Assumed Option Shares	5
Bid	39
Business Day	2
Cash Election Consideration	3
Certificates	8
Change of Recommendation	53
Closing	2
Closing Date	2
COBRA	31
Code	9
Company	1
Company Balance Sheet	17
Company Charter Documents	12
Company Common Stock	3
Company Disclosure Letter	11
Company Employee Plan	30
Company Environmental Permits	30
Company Financials	17
Company Government Contract	39
Company Government Subcontract	40
Company Intellectual Property	24
Company Material Contract	35
Company Options	13
Company Preferred Stock	12
Company Products	24
Company Purchase Plan	13
Company Purchase Plans	7
Company Registered Intellectual Property	24
Company Rights	40
Company SEC Reports	16
Company Source Code	27
Company Stock Option Plans	13
Company Unvested Common Stock	6
Confidentiality Agreement	55
Continuing Employees	61
Contract	11
Customer Information	28
DGCL	42
Dissenting Shares	7
DOJ	15
DOL	31
Effect	73
Effective Time	2

Election Deadline	4
Election Form	4
Employee	31
Employee Agreement	31
End Date	68
ERISA	31
ERISA Affiliate	31
Exchange Act	15
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	3
Export Approvals	38
Fairness Opinion	39
FCPA	38
Financing	43
Financing Agreements	64
Financing Commitments	43
FTC	15
GAAP	17
Governmental Authorizations	28
Governmental Entity	15
Hazardous Material	29
Hazardous Materials Activities	30
HIPAA	31
HSR Act	15
include, includes and including	73
Indemnified Parties	62
Intellectual Property	24
Intellectual Property Rights	25
International Employee Plan	31
Inventory	37
IRS	31
Knowledge	73
Lease Documents	23
Leased Real Property	22
Legal Requirements	14
Liens	12
Material Adverse Effect	73
Maximum Parent Shares Issuable	5
Maximum Stock Election Number	5
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Bylaws	41
Merger Sub Charter	41
Merger Sub Common Stock	7
Nasdaq	16
Necessary Consents	16
Non-Employee Option	6
Non-Unanimous Board Recommendation	70
Open Source	27
Option Ratio	60

v

Owned Real Property	22
Parent	1
Parent Bylaws	41
Parent Charter	41
Parent Common Stock	41
Parent Disclosure Letter	41
Parent Rights	42
Parent SEC Reports	43
Parent Shares Available	5
Parent Stock Option Plans	41
Parent Stock Options	41
Pension Plan	31
Person	74
Prorated Stock Election	5
Proxy Statement	39
Real Property	23
Registration Statement	39
Retention Plan	65
Returns	21
Rights Agreement	13
Rocksoft Retention Pool	60
RoHS	29
Sarbanes-Oxley Act	16
SEC	15
Section 6.3(d) Notice	53
Securities Act	15
Shrink-Wrapped Code	25
Significant Customer	37
Significant Supplier	37
Source Code	25
Stock Electing Company Share	3
Stock Election	3
Stock Election Consideration	3
Stock Proration Factor	5
Stockholders’ Meeting	50
Subsidiary	11
Subsidiary Charter Documents	12
Superior Offer	55
Surviving Corporation	2
Tax	20
Tax Incentive	22
Taxes	20
Termination Fee	70
Trade Secrets	25
Triggering Event	69
Voting Agreements	1
Voting Debt	13
WARN	31
Washington Law	1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 2, 2006, by and among Quantum Corporation, a Delaware corporation (“Parent”), Agate Acquisition Corp., a Washington corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Advanced Digital Information Corporation, a Washington corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Washington Business Corporation Act (“Washington Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each director of the Company and each officer of the Company listed on Schedule 1 is entering into a Voting Agreement and irrevocable proxy in substantially the form attached hereto as Exhibit A (collectively, the “Voting Agreements”).

D. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

E. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

F. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Washington Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of the State of Washington in accordance with the relevant provisions of Washington Law (the “Articles of Merger”) (the time of such filing with the Secretary of State of the State of Washington (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson

Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California, are authorized or obligated by law or executive order to close.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Washington Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Washington Law and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Advanced Digital Information Corporation” and the Articles of Incorporation shall be amended so as to comply with Section 6.12(a). Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Washington Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended so as to comply with Section 6.12(a).

1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement (including Sections 2.3, 2.4, 2.9, 2.10, 2.11(f) and 2.11(h)), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, each share of the Common Stock, no par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.6, will be canceled and extinguished and automatically converted into the right to receive from Parent, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.11 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.13 (subject to Section 2.10), either the

Stock Election Consideration (as defined below) or the Cash Election Consideration (as defined below) (the Stock Election Consideration or Cash Election Consideration, as applicable, the “Merger Consideration”) with the form of Merger Consideration determined as follows:

(a) Each share of Company Common Stock with respect to which an effective election to receive stock has been made and not revoked (each such share, a “Stock Electing Company Share”) shall be converted into the right to receive 3.461 (the “Exchange Ratio”) shares of Parent Common Stock (the “Stock Election Consideration”), subject to adjustment as provided in Section 2.3; and

(b) Each other share of Company Common Stock that is not convertible pursuant to Section 2.1(a) shall be converted into the right to receive an amount equal to $12.25 in cash without interest (the “Cash Election Consideration”).

2.2 Elections.

(a) Each Person (other than Parent, Company and Merger Sub) who, as of the Election Deadline, is a record holder of Company Common Stock will be entitled, with respect to all or a portion of such shares of Company Common Stock, to make an unconditional election (a “Stock Election”), on or prior to the Election Deadline, to receive the Stock Election Consideration on the basis hereinafter set forth.

(b) Prior to the date the Registration Statement is mailed to the holders of Company Common Stock, Parent shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (an “Election Form”) pursuant to which a holder of record of shares of Company Common Stock as of the Election Deadline may make a Stock Election with respect to all or a portion of the shares of Company Common Stock owned by such holder on the Closing Date. The Election Form shall be mailed with the Registration Statement to the record holders of Company Common Stock as of the record date for the Stockholders’ Meeting. The Company shall use all reasonable efforts to make the Election Form and the Registration Statement available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Deadline, including using reasonable efforts to mail an Election Form to all such persons who become record holders of Company Common Stock prior to the seventh Business Day prior to the Election Deadline.

(c) A Stock Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m., California time, on the date that is two Business Days preceding the Closing Date (the “Election Deadline”), an Election Form covering the shares of Company Common Stock to which such Stock Election applies, executed and completed in accordance with the instructions set forth in such Election Form. Any share of Company Common Stock with respect to which the Exchange Agent has not received an effective Stock Election meeting the requirements of this Section 2.2(c) by the Election Deadline shall be deemed not to be a Stock Electing Company Share. A Stock Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the shares of Company Common Stock to which such revised Election Form applies, or in the case of a revocation after the Election Deadline, such revocation shall be effected if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any shares of Company Common Stock shall result in the revocation of all prior Election Forms with respect to all such shares of Company Common Stock. Any termination of this Agreement in accordance with Article VIII shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

(d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Election Consideration have been properly made or revoked pursuant to this Section 2.2 with respect to shares of Company Common Stock and when elections and revocations were received by it. The Exchange Agent shall also make all computations as to the proration contemplated by Section 2.3, and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Company Common Stock; provided, however that under no circumstances shall the number of shares of Parent Common Stock issuable pursuant to this Agreement be such as to require approval of the holders of Parent Common Stock pursuant to the rules and regulations of The New York Stock Exchange. The Exchange Agent may, with the mutual agreement of Parent and the Company, make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms and the manner and extent to which Stock Elections are to be taken into account in making the determinations required by this Article.

2.3 Proration of Stock Election Consideration.

(a) The number of shares of Company Common Stock eligible to be converted into the right to receive the Stock Election Consideration at the Effective Time shall not exceed the number of shares of Company Common Stock which is equal to the Maximum Stock Election Number, where:

(i) “Maximum Stock Election Number” shall mean the result obtained (rounding down to the nearest whole share) by dividing the Parent Shares Available by the Exchange Ratio.

(ii) “Parent Shares Available” shall mean the result obtained by subtracting the Assumed Option Shares from the Maximum Parent Shares Issuable.

(iii) “Assumed Option Shares” shall mean the sum of (1) the result obtained (rounding up to the nearest whole share) by multiplying (A) the number of options to purchase shares of Company Common Stock assumed by Parent at the Effective Time pursuant to the Merger by (B) the Option Ratio (as defined in Section 6.9(a)) and (2) the number of shares of Parent Common Stock issuable pursuant to Section 6.9(b).

(iv) “Maximum Parent Shares Issuable” shall mean the result obtained (rounding down to the nearest whole share) by multiplying (1) 0.1995 by (2) the number of shares of Parent Common Stock outstanding at the Effective Time.

(b) If the number of Stock Electing Company Shares exceeds the Maximum Stock Election Number, then such Stock Electing Company Shares shall be treated in the following manner at the Effective Time:

(i) A stock proration factor (the “Stock Proration Factor”) shall be determined by dividing the Maximum Stock Election Number by the total number of Stock Electing Company Shares.

(ii) The number of Stock Electing Company Shares covered by a Company stockholder’s Stock Election shall be reduced to a number equal to the product (rounding down to the nearest whole Stock Electing Company Share) of (x) the Stock Proration Factor, multiplied by (y) the total number of Stock Electing Company Shares covered by such Stock Election (such product, the “Prorated Stock Election”), and the number of Company shares equal to the Prorated Stock Election shall be converted into the right to receive the Stock Election Consideration.

(iii) Each Stock Electing Company Share, other than those shares of Company Common Stock converted into the right to receive the Stock Election Consideration in accordance with Section 2.3 (b)(ii), shall be converted into the right to receive the Cash Election Consideration as if such Shares of Company Common Stock were not Stock Electing Company Shares.

(c) If the number of Stock Electing Company Shares is less than or equal to the Maximum Stock Election Number, then each Stock Electing Company Share shall be converted into the right to receive the Stock Election Consideration, and each other share of Company Common Stock (other than shares of Company Common Stock to be canceled pursuant to Section 2.6) shall be converted into the right to receive the Cash Election Consideration.

(d) In the event that the number of shares of Parent Common Stock issuable pursuant to this Agreement (as calculated in accordance with the rules and regulations of The New York Stock Exchange) would otherwise require approval of the holders of shares of Parent Common Stock, the Stock Proration Factor and the Prorated Stock Election shall be adjusted, in good faith, by the Exchange Agent or Parent to allow for the issuance of the maximum number of shares of Parent Common Stock permissible that would not, in accordance with the rules and requirements of The New York Stock Exchange, require approval of the holders of shares of Parent Common Stock.

2.4 Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Unvested Common Stock”), then, the Merger Consideration otherwise payable with respect to such shares of Company Unvested Common Stock pursuant to the provisions of Section 2.1 shall be withheld and retained by Parent and shall be subject to permanent retention by Parent (i.e., forfeiture by the former holder of such shares of Company Unvested Common Stock) on the same terms that governed such Company Unvested Common Stock prior to the Effective Time. Parent shall hold the Merger Consideration so withheld until such Merger Consideration is no longer subject to the possibility of permanent retention by Parent, at which time such withheld Merger Consideration will be paid to the former holders of the applicable Company Unvested Common Stock on a monthly basis, as reasonably determined by Parent. For holders of Company Common Stock who have elected to receive a portion of the Merger Consideration in Parent Common Stock and a portion in cash, such monthly payments shall be made in the same proportions as set forth in the applicable Stock Election, subject to adjustment as provided in Section 2.3.

2.5 Non-Employee Options.

(a) At the Effective Time, each Company Option held by any Person other than an employee of the Company or any of its Subsidiaries or by any Person listed on Schedule 2.5(a) (each such Company Option, a “Non-Employee Option”), for which such Person has (1) validly exercised such Non-Employee Option prior to the Election Deadline and (2) made a Stock Election in compliance with Section 2.1 hereof shall be entitled to receive Merger Consideration in accordance with Section 2.1. Any Non-Employee Option held by a Person who has not fulfilled the conditions of the immediately preceding sentence, including any Non-Employee Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time, shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of such terminated Non-Employee Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Non-Employee Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), multiplied by (ii) the excess, if any, of the Cash Election Consideration over the per share exercise price of such Non-Employee Option immediately prior to the Effective Time.

(b) Any materials to be submitted to the holders of Non-Employee Options shall be subject to prior review and approval by Parent.

2.6 Cancellation of Subsidiary and Parent Owned Stock. Each share of Company Common Stock held by the Parent or any direct or indirect wholly-owned Subsidiary of the Parent or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

2.7 Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.8 Employee Stock Options; Employee Stock Purchase Plans. At the Effective Time, all Company Options, other than Non-Employee Options, outstanding under each Company Stock Option Plan shall be assumed by Parent in accordance with Section 6.9. Rights outstanding under the Company’s Employee Stock Purchase Plan and any other employee stock purchase plan of the Company (collectively, the “Company Purchase Plans”) shall be treated as set forth in Section 6.9(c).

2.9 Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

2.10 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary other than Section 2.10(b), any shares of Company Common Stock held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with the provisions of Section 23B.13 of Washington Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 2.1, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Washington Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation nor of a stockholder of the Parent.

(b) Notwithstanding the provisions of Section 2.10(a), if any holder of shares of Company Common Stock who demands dissenters’ rights for such shares under Washington Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent with respect to such shares, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 2.1, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for dissenters’ rights of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Washington Law and received by the Company which relate to any such demand for dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for dissenters’ rights under Washington Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be prepared in advance in cooperation with Parent.

2.11 Surrender of Certificates.

(a) Exchange Agent. As soon as practicable following the date of this Agreement, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the purpose of (i) receiving Election Forms and determining, in accordance with this Article II, the form of Merger Consideration to be received by each holder of shares of Company Common Stock, and (ii) exchanging the applicable Merger Consideration for shares of Company Common Stock.

(b) Parent to Provide Merger Consideration. Parent shall enter into an agreement with the Exchange Agent that shall provide that Parent shall at the Effective Time make available to the Exchange Agent for exchange in accordance with this Article II the Merger Consideration payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Merger Consideration deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock and cash contemplated to be issued out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

(c) Exchange Procedures. Following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”)

which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate, subject to Section 2.11(g), shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 2.1 hereof, and the Certificate so surrendered shall forthwith be canceled. The shares of Parent Common Stock constituting part of such Merger Consideration (if any), at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Common Stock or is otherwise required under applicable law. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

(d) Required Withholding. Each of Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.11, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Dividends and Other Distributions. No dividends or other distributions with respect to Parent Common Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.11(h), shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered or transferred, as the case may be, as provided in this Section. Subject to applicable law, following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.11(h) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(g) Payments to Persons Other than a Registered Holder. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(h) No Fractional Shares of Parent Common Stock. No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the closing price of Parent Common Stock on the trading day immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of Company Common Stock.

(i) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund in direct obligations of the U.S. Treasury or otherwise with the consent of the Company (which consent shall not be unreasonably withheld or delayed), on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article II shall promptly be paid to Parent.

(j) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.11 shall after such delivery to the Surviving Corporation, subject to Section 2.11(f), look only to Parent and the Surviving Corporation for payment of the Merger Consideration (and as a general creditor for the cash constituting the Merger Consideration, which cash shall not accrue interest) pursuant to Section 2.1 with respect to the shares of Company Common Stock formerly represented thereby. Any amounts remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

2.12 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.13 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash and/or Parent Common Stock constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.14 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized executive officer of the Company (the “Company Disclosure Letter”), as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently contemplated to be conducted, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(b) Charter Documents. The Company has delivered or made available to Parent (i) a true and correct copy of the articles of incorporation and bylaws of the Company, each as amended and/or restated to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person, except for passive investments of less than 1% in the equity interests of public companies as part of the Company’s cash management program.

3.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of Company consists of: (i) 160,000,000 shares of Company Common Stock, no par value, and (ii) 4,000,000 shares of undesignated preferred stock, no par value (the “Company Preferred Stock”). At the close of business on May 1, 2006: (i) 62,031,013 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) Company Unvested Common Stock. There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Unvested Common Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).

(c) Company Options. As of the close of business on May 1, 2006: (i) 4,323,477 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 1996 Stock Option Plan, 1997 Stock Option Plan of Pathlight Technology, Inc., 1999 Team Member Plan, Amended and Restated 1999 Stock Incentive Compensation Plan, Outside Directors August 2000 Stock Option Program and 2002 Team Member Retention Stock Option Plan (collectively, the “Company Stock Option Plans”) (equity or other equity-based awards, other than the Rocksoft retention stock awards described in Section 6.9(b), whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”), the weighted average exercise price of such Company Options is $9.81 and 2,285,147 such Company Options are vested and exercisable; (ii) 1,350,103 shares of Company Common Stock are available for future grant under the Company Stock Option Plans; (iii) 5,596,629 shares of Company Common Stock are issuable under the Amended and Restated 1997 Stock Purchase Plan (the “Company Purchase Plan”); (iv) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock (A) which are issued other than pursuant to the Company Stock Option Plans and (B) other than shares reserved for issuance under the Company Purchase Plan; and (v) there are no warrants for the issuance of Company Common Stock. Section 3.2(c) of the Company Disclosure Letter sets forth a list of each outstanding Non-Employee Option: (a) the particular Company Stock Option Plan (if any) pursuant to which any such Non-Employee Option was granted (b) the name of the holder of such Non-Employee Option, (c) the number of shares of Company Common Stock subject to such Non-Employee Option, (d) the exercise price of such Non-Employee Option, (e) the date on which such Non-Employee Option was granted, (f) the applicable vesting schedule, if any, and the extent to which such Non-Employee Option is vested and exercisable as of the date hereof, and (g) the date on which such Non-Employee Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the end of the most recent bi-weekly payroll period ending prior to the date hereof, the aggregate amount credited to the accounts of participants in the Company Purchase Plan was $356,292.90 and the aggregate amount credited to such accounts for such bi-weekly payroll period was $79,942.91. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(e) Other Securities. Except (1) as described in this Section 3.2, (2) as otherwise set forth in Section 3.2(c) or Section 3.2(e) of the Company Disclosure Letter, and (3) for the shares and conversion rights designated in connection with the Rights Agreement, dated August 12, 1996 between the Company and ChaseMellon Shareholder Services L.L.C. as rights agent (the “Rights Agreement”), as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. Except for shares of Company Unvested Common Stock, there are no outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, other than the Voting Agreements, the Rights Agreement and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

3.3 Authority; No Conflict; Necessary Consents.

(a) Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 6.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders and the filing of the Articles of Merger pursuant to Washington Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except (i) to make the recommendation contained therein a Non-Unanimous Board Recommendation or (ii) as expressly permitted by Section 6.3(d)), duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 6.2 and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any material breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract. Section 3.3(b) of the Company Disclosure Letter also lists any additional consents, waivers and approvals under any of the Company’s or any of its Subsidiary’s Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would reasonably be expected to result in a material loss of benefits to the Company, Parent or the Surviving Corporation or any of their Subsidiaries as a result of the Merger.

(c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing and effectiveness of the Registration Statement with the SEC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iv) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 3.3(c) of the Company Disclosure Letter, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the “Necessary Consents.”

3.4 SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2002, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. The Company and each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market (“Nasdaq”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing such certifications.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Company Financials. The balance sheet of the Company contained in the Company SEC Reports as of January 31, 2006 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice. The Company has not had any unresolved dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Exchange Act).

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company; (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization; (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries; and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors. Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) Accounting and Auditing Practices. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(e) Section 806 of the Sarbanes-Oxley Act. To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.5 Absence of Certain Changes or Events. From the date of the Company Balance Sheet through the date of this Agreement, there has not been, accrued or arisen:

(a) any Material Adverse Effect on the Company;

(b) any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(c) any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

(e) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f) any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits or any payment by the Company or any of its Subsidiaries of any bonus or any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events;

(g) any amendment, termination or consent with respect to any Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract;

(h) entry into any material customer Contract that contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements, future royalty payments other than as is consistent with past practice, non-standard warranties or non-standard indemnification obligations;

(i) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(j) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital lease and receivables financings entered into in the ordinary course of business consistent with past practice which are not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole;

(k) any grants of any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(l) any material change in the level of product returns or factors influencing accounts receivable or warranty reserves (including any material change in warranties provided by the Company) experienced by the Company or any of its Subsidiaries;

(m) any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of employee benefits or similar actions;

(n) any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(o) any loan or extension of credit by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business and in a manner consistent with past practice;

(p) any material purchases of fixed assets, spares or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

(q) adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(r) any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

3.6 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any express or implied obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have (a) timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable Legal Requirements in all material respects and (b) timely paid all material Taxes required to be paid and paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all Taxes required to be paid or withheld with respect to their employees and other third parties.

(ii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(iv) Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Company Financials, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(v) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its subsidiaries owe any amount under such agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(vi) No material adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(vii) No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix) None of the Company or any of its Subsidiaries has engaged in a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(x) The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xi) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or a material source of income in that jurisdiction.

(xii) The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

3.7 Title to Properties.

(a) Properties. Section 3.7(a)(i) of the Company Disclosure Letter sets forth a list of all real property currently owned by the Company or any of its Subsidiaries (the “Owned Real Property”), the date of acquisition, and the approximate square footages of the land and all buildings situated thereon. Except for the Owned Real Property currently owned by the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has ever owned any real property. Section 3.7(a)(ii) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee and the date of the lease, license, sublease or other occupancy right and each amendment thereto. The Owned Real Property and the Leased Real Property shall be collectively referred to herein as the “Real Property”. All such current leases which are material to the Company and its Subsidiaries taken as a whole are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, by any other party thereto. The Company or its Subsidiaries currently occupies all of the Real Property for the operation of its business. No parties other than the Company or any of its Subsidiaries have a right to occupy any material Real Property, except for subleases described in the Company Disclosure Letter pursuant to which third parties have the right to occupy Real Property. The Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice and to the Company’s Knowledge the Real Property is in compliance, in all materials respects, with Legal Requirements. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Real Property. The Company and each of its Subsidiaries has performed all of its obligations under any material termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing liability with respect to such terminated real property leases.

(b) Documents. The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting to the Company and its Subsidiaries a right to occupy the Real Property, including all amendments, terminations and modifications thereof (“Lease Documents”); and there are no other Lease Documents affecting the Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter.

(c) Owned Real Property. The Company or its Subsidiaries owns the Owned Real Property free and clear of all Liens, except for (i) Liens as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and (iii) easements, covenants, conditions and restrictions and such other imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The Company has not received any notice from any insurance company of any defects or inadequacies in any Owned Real Property which could materially and adversely affect the insurability of such Owned Real Property or the premiums for the insurance thereof. No notice has been given by any insurance company to the Company or any Subsidiary which has issued a policy with respect to any portion of any Owned Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made in all material respects. To the Company’s Knowledge, there exist no material adverse structural, soil or other conditions with respect to the Owned Real Property. To the Company’s Knowledge, no improvements on or use of the Owned Real Property violate in any material respect any restrictive covenants or easements affecting the Owned Real Property. To the Company’s Knowledge, there is no law, ordinance, order, regulation or requirement now in existence which could require the owner of the Owned Real Property to make any expenditure in excess of $100,000 to modify or improve such Owned Real Property to bring it into compliance therewith.

(d) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP, and (iii) easements, covenants, conditions and restrictions and such other imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

3.8 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or its Subsidiaries.

“Company Products” shall mean all products and services that have been developed by the Company or any of its Subsidiaries and/or are owned, made, provided, distributed, imported, sold or licensed to third Persons by or on behalf of the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean the material applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity by or in the name of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for infringement or misappropriation of any of the foregoing.

“Shrink-Wrapped Code” means (a) generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than U.S. $20,000 for a perpetual license for a single user or work station (or $150,000 in the aggregate for all users and work stations), and (b) generally commercially available software programs that are not Company Products and are used internally by the Company in the ordinary course of business.

“Source Code” shall mean computer software and code, in form other than object code form, including, to the extent currently prepared and in existence, any related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(b) No Default/No Conflict. All unexpired written Contracts relating to either (i) material Company Intellectual Property, or (ii) Intellectual Property or Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that is material to the business of the Company, are valid and in full force and effect, and enforceable in accordance with their terms. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts, subject to obtaining any consents and approvals as are set forth in Section 3.8(b) of the Company Disclosure Letter required to be obtained in connection with any such Contract as provided for elsewhere in this Agreement. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of any such Contract and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, and subject to obtaining any consents and approvals as are set forth in Section 3.8(b) of the Company Disclosure Letter required to be obtained in connection with any such Contract as provided for elsewhere in this Agreement, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(c) No Infringement. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as it is currently conducted including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product has not and does not infringe or misappropriate any Intellectual Property Rights of any third Person, or constitute unfair competition or trade practices under the laws of any jurisdiction.

(d) Notice. Neither the Company nor any of its Subsidiaries has received written notice from any third Person claiming that any Company Product or the operation of the business of the Company or its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any third Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(e) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any material written contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in Parent, any of its subsidiaries or the Surviving Corporation being obligated under such written contracts or agreements to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, the Company or any of them, respectively, its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby, subject to obtaining any consents and approvals required to be obtained in connection with any such written contracts and agreements as provided for elsewhere in this Agreement.

(f) Intellectual Property. Each of the Company and its Subsidiaries has taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has, and has implemented, a policy requiring each current and former employee, consultant and contractor to execute sufficient information and confidentiality agreements and, to the Knowledge of the Company, all current and former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Intellectual Property have executed such agreements.

(g) Section 3.8(g) of the Company Disclosure Letter lists all Company Registered Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries is current in (A) the payment of all necessary registration, maintenance and renewal fees owing in connection with such Company Registered Intellectual Property and (B) the filing of documents that are required to be filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining such Company Registered Intellectual Property. Section 3.8(g) of the Company Disclosure Letter lists all actions, including the making of any payments that need to be taken with the applicable registering governmental agency within 120 days of the date hereof to maintain, renew or preserve the rights of Company in any of the Company Registered Intellectual Property. To the Knowledge of the Company, all of the Company Registered Intellectual Property is valid and subsisting. To the Knowledge of the Company, the Company has not taken or failed to take any action, including with respect to disclosure of information in the application for or prosecution of any Company Registered Intellectual Property that would render such Company Registered Intellectual invalid or unenforceable.

(h) No Order. The Company has not received any notice that any Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(i) Open Source. No open source, public source or freeware software, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict a licensee’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), was incorporated into or integrated or bundled with, any Company Products. Section 3.8(i) of the Company Disclosure Letter sets forth a list of all Open Source that is incorporated into or integrated or bundled with any Company Product and for each such use of Open Source: (i) a description of the Open Source, (ii) name of the applicable license, (iii) the applicable Company Product, and (iv) to the extent known by the Company, the copyright holder of such Open Source.

(j) Source Code. Neither the Company, nor any of its Subsidiaries, has disclosed, delivered or licensed to any third Person, agreed to disclose, deliver or license to any third Person, or permitted the disclosure or delivery to any escrow agent or other third Person of, any Source Code for any Company Product that is owned by the Company or a Subsidiary of the Company (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any third Person acting on their behalf to any third Person of any Company Source Code. Section 3.8(j) of the Company Disclosure Letter identifies each written Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person. The execution of this Agreement or any of the other transactions contemplated by this Agreement will not result in the release from escrow of any Company Source Code.

(k) Licenses-In. Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth in Section 3.8(i) of the Company Disclosure Letter and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 3.8(k) of the Company Disclosure Letter lists all written Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party.

(l) Supplier Agreements. Section 3.8(l) of the Company Disclosure Letter lists all written Contracts that are material to the Company to which the Company or any of its Subsidiaries is a party and pursuant to which Company or is Subsidiaries licenses, purchases or acquires any Intellectual Property (including any parts, supplies and components) that is material to the design, manufacture or support of the Company Products.

(m) Licenses-Out. Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) which have been provided to Parent), Section 3.8(m) of the Company Disclosure Letter lists all written contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party that have generated for the Company or any of its Subsidiaries more than $150,000 in revenue in a fiscal quarter in any of the last three fiscal years and under which the Company or any of its Subsidiaries has granted any license to the Company Intellectual Property.

(n) Customer Information. The Company and each of its Subsidiaries has all necessary rights to, and has taken commercially reasonable steps to protect the confidentiality of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its customers (the “Customer Information”). To the Knowledge of the Company, the Company and its Subsidiaries are in full compliance with all applicable laws, regulations and Contracts with respect to the use and disclosure of Customer Information and the consummation of the transactions contemplated by this Agreement will not violate such laws, regulations and contracts with respect to such Customer Information.

3.9 Restrictions on Business Activities. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or Company Product or compete with any Person in any line of business, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for current Company Products or (d) otherwise limiting or restricting the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or Company Intellectual Property or to purchase or otherwise obtain any software, components, parts or subassemblies.

3.10 Governmental Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

3.11 Litigation. There is no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). There is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There has not been since January 1, 2002, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or, to the Knowledge of the Company, any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.12 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

3.13 Environmental Matters.

(a) Hazardous Material. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable foreign, federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as

amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained, (a “Hazardous Material”). Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, no Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries currently sells (i) any products containing Hazardous Materials that will be banned or restricted by the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) directive (“RoHS”) or (ii) any products for which it is required to pay a waste fee under California law. To the Knowledge of the Company, there are no facts or circumstances likely to prevent or delay the ability of the Company or any of its Subsidiaries to comply, when required, with RoHS. The Company and its Subsidaries are in compliance in all material respects with the registration and labeling requirements of the Waste Electrical and Electronic Equipment Directive (2002/96/EC).

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, recycled, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured or distributed for sale any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation in any material respect of any Legal Requirement or in a manner which has caused or could reasonably be expected to cause a material adverse health effect to any such person.

(c) Permits. The Company and its Subsidiaries currently hold all Permits necessary for the conduct of their Hazardous Material Activities and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted (the “Company Environmental Permits”), except for Permits, the absence of which could not reasonably be expected to result in a material liability for the Company or any of its Subsidiaries.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of the Hazardous Materials Activities or environmental liabilities of the Company, any of its Subsidiaries or of any other Person.

3.14 Brokers’ and Finders’ Fees. Except for fees payable to Credit Suisse Securities (USA) LLC pursuant to an engagement letter dated March 28, 2006, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has (i) incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor (ii) entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

3.15 Transactions with Affiliates. Except as set forth in the Company SEC Reports filed on or prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.16 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation (other than salary or wages), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation.

“COBRA” shall mean the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries and any director or any Employee pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations in an amount that exceeds $150,000.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 3.16(b)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Section 3.16(b)(ii) of the Company Disclosure Letter sets forth a table setting forth the name and salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $200,000 per year as of the date hereof. To the Knowledge of the Company, no employee listed on Section 3.16(b)(ii) of the Company Disclosure Letter intends to terminate his or her employment for any reason. Section 3.16(b)(iii) of the Company Disclosure Letter contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations in excess of $200,000 per year.

(c) Documents. The Company and each of its Subsidiaries has provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto (or written descriptions of any unwritten Company Employee Plans or Employee Agreements) and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed with respect to each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material during the last year to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) any discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) the most recent registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses, if any, prepared in connection with each Company Employee Plan, (xii) all HIPAA Privacy Notices and all Business Associate Agreements, as currently in use or effect, to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter, if any, issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance.

(i) The Company and each of its Subsidiaries has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company has no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA (or any exception issued thereunder), has occurred with respect to any Company Employee Plan that, considered individually or considered collectively with any other “prohibited transaction”, will, or could reasonably be expected to, result in any material liability to the Company or any of its Subsidiaries.

(ii) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any of its Subsidiaries (other than for benefits accrued thereunder as of the date of such amendment, termination or discontinuance and ordinary administration expenses).

(iii) There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any of its Subsidiaries is subject to any penalty or Tax with respect to any Company Employee Plan under Sections 4976 through 4980 of the Code.

(iv) The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or participates in (or has, or may have, any obligation or liability with respect to) any self-insured plan that provides medical benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or any other applicable Legal Requirements (or as may be available through conversion rights), and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by any applicable Legal Requirements (or as may be available through conversion rights).

(i) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options) except as required under Section 411(d)(3) of the Code.

(j) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.16(j) of the Company Disclosure Letter lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(k) 409A. Each Company Benefit Plan that is a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code, has been operated and administered since the latter of inception or January 1, 2005 in good faith compliance with Section 409A of the Code, to the extent Section 409A of the Code is applicable to such plan. No such plan has been “materially modified,” with in the meaning of IRS Notice 2005-1, at any time after October 3, 2004.

(l) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health and wages and hours, and in each case, with respect to Employees (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any Employee or Employee Agreement. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. The services provided by each of the Company’s and its Subsidiaries’ Employees are terminable at the will of the Company or the relevant Subsidiary, as applicable.

(m) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

(n) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

3.17 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, contractor or consulting Contract with any executive officer or other employee of the Company earning an annual salary in excess of $200,000 or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;

(iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv) any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business);

(v) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business enterprise other than the Company’s Subsidiaries not in the ordinary course of business;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

(vii) any material Lease Document;

(viii) any material settlement agreement entered into within three years prior to the date of this Agreement; or

(ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company; or

(x) any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $250,000 or more within a 12-month period.

(b) Schedule. Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof which are described in Sections 3.17(a)(i) through 3.17(a)(ix) hereof, setting forth for each such Company Material Contract, the subsections of Section 3.17(a) applicable to such Company Material Contract.

(c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, could not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

3.18 Insurance. Company has provided or made available to Parent true, correct and accurate summaries of all insurance policies and fidelity bonds material to the business of the Company. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

3.19 Accounts Receivable. The Company has delivered or made available to Parent a list of all accounts receivable of the Company as of March 31, 2006, together with a range of days elapsed since invoice. All of the Company’s accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are reasonably believed by the Company to be collectible except to the extent of reserves therefor set forth in the Company Balance Sheet or, for receivables arising subsequent to March 31, 2006, as reflected on the books and records of the Company (which are prepared in accordance with GAAP and the reserve practices and methodology used in preparation of the Company Balance Sheet). No Person has any Lien on any of the Company’s accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

3.20 Product Warranties. Section 3.20 of the Company Disclosure Schedule sets forth a copy of the standard forms of written warranties and guaranties by the Company or any Subsidiary utilized with respect to its products or services. With respect to Contracts with Significant Customers entered into since March 31, 2002 that contemplate an exchange of value in excess of $500,000, there have not been any material deviations from such warranties and guaranties that would obligate the Company or any Subsidiary to provide products or services in any form or manner not consistent with the relevant specifications for such products or services, and none of the Company’s nor any Subsidiary’s salespeople, employees, distributors or agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties without the approval of the Company’s finance or legal departments.

3.21 Inventory. The Company and its Subsidiaries’ inventory (the “Inventory”) is of good and merchantable quality in all material respects, and none of which is obsolete, damaged or defective, except for items which have been written off, or for which adequate reserves have been provided, in the Company Balance Sheet.

3.22 Customers. Section 3.22 of the Company Disclosure Letter lists the customers who, in the Company’s fiscal year ended October 31, 2005, were the fifteen (15) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid (each, a “Significant Customer”). The Company and its Subsidiaries have no outstanding material disputes that the Company does not expect to resolve in the ordinary course of business and consistent with past practices concerning its products and/or services with any Significant Customer, and the Company has no Knowledge of any intent on the part of a Significant Customer to (a) terminate any Contract between such Significant Customer and the Company or its Subsidiaries, (b) refuse to pay any amount due from such Significant Customer to the Company or its Subsidiaries, (c) return products of the Company or its Subsidiaries, or (d) seek the exercise of any remedy against the Company or any Subsidiary.

3.23 Suppliers. Section 3.23 of the Company Disclosure Letter lists the suppliers who, in the year ended October 31, 2005, were the ten (10) largest suppliers of goods and services to the Company and its Subsidiaries, based on amounts paid (each, a “Significant Supplier”). The Company and its Subsidiaries have no outstanding material disputes that the Company does not expect to resolve in the ordinary course of business and consistent with past practices concerning the products and/or services provided by any Significant Supplier, and neither the Company nor any Subsidiary has any intent of (a) terminating any Contract with any Significant Supplier, (b) refusing to pay any amount due to any Significant Supplier, (c) returning any products to any Significant Supplier or (d) seeking to exercise any remedy against any Significant Supplier. The Company has no Knowledge that any Significant Supplier intends to terminate any Contract between such Significant Supplier and the Company or any of its Subsidiaries or seek to exercise any remedy against the Company or any of its Subsidiaries.

3.24 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and

(e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

3.25 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United Sates

(collectively, the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established sufficient internal controls and procedures to ensure compliance with the FCPA and has made available to Parent all documentation relating to ethical business practices.

3.26 Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(c) If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in an amendment or supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform the Parent.

(d) Notwithstanding any of the foregoing in this Section 3.26, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

3.27 Fairness Opinion. The Company’s Board of Directors has received a written opinion from Credit Suisse Securities (USA) LLC, dated as of May 1, 2006, a copy of which has been delivered to Parent, that, as of such date and subject to the assumptions and qualifications made therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view (the “Fairness Opinion”).

3.28 Government Contracts. With respect to each Contract between the Company or any Significant Subsidiary of the Company, on the one hand, and any U.S. federal governmental entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any Significant Subsidiary of the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Significant Subsidiary of the Company, on the one hand, and any U.S. federal governmental entity, on the other hand, (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any Significant Subsidiary of the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal governmental entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Significant Subsidiary of the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal governmental entity (each such Contract or Bid, a “Company Government Subcontract”):

(a) Each such Company Government Contract or Company Government Subcontract (other than Bids) was, to the Knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole.

(b) There is no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Company Subsidiary or any cost incurred by the Company or any Company Subsidiary pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the Knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole or (ii) which commenced prior to the three-year period prior to the date hereof and is closed and no longer pending.

(c) The Company and the Significant Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Legal Requirement relating to the safeguarding of, and access to, classified information. The execution, delivery and performance of this Agreement will not and the Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any Company Subsidiary or any Employee of the Company or any Company Subsidiary.

3.29 Takeover Statutes and Rights Plans.

(a) The Board of Directors of the Company has taken all actions so that the restrictions contained in Chapter 23B.19 of Washington Law applicable to a “significant business transaction” (as defined in Chapter 23B.19.020 of Washington Law), and any other similar Legal Requirement, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(b) The Company has taken all actions necessary to render the rights (the “Company Rights”) issued pursuant to the terms of the Rights Agreement inapplicable to this Agreement, the Merger, the Voting Agreements and to the transactions contemplated hereby and thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by Parent to the Company dated as of the date hereof and certified by a duly authorized executive officer of the Parent (the “Parent Disclosure Letter”) as follows:

4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Washington. Each of Parent and Merger Sub has full corporate power and authority to conduct its business as presently conducted. Parent has delivered to the Company true and complete copies of the certificate of incorporation of Parent (as so amended, the “Parent Charter”) the bylaws of Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”), the articles of incorporation of Merger Sub (“Merger Sub Charter”) and the bylaws of Merger Sub (“Merger Sub Bylaws”). Parent is not in violation of any of the provisions of Parent Charter or Parent Bylaws as of the date hereof. Merger Sub is not in violation of any of the provisions of Merger Sub Charter or Merger Sub Bylaws as of the date hereof.

4.2 Capital Structure. The authorized capital stock of Parent consists of: (a) 1,000,000,000 shares of Parent Common Stock, $0.01 par value (“Parent Common Stock”), and (b) 20,000,000 shares of undesignated preferred stock, $0.01 par value. At the close of business on April 28, 2006: (i) 188,940,988 shares of Parent Common Stock were issued and outstanding (excluding shares of Parent Common Stock held by Parent in its treasury), (ii) no shares of Parent Common Stock were issued and held by the Parent in its treasury, (iii) an aggregate of 27,593,914 shares of Parent Common Stock were subject to outstanding options to purchase such stock under all equity incentive plans and like plans of Parent (collectively, the “Parent Stock Option Plans”) (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Parent Stock Option Plans are referred to in this Agreement as “Parent Stock Options”), (iv) an aggregate of 49,913,953 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent Stock Option Plans, and (v) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Parent Charter and related documents, or any agreement to which Parent is a party or by which it is bound. Except as set forth above, as of April 28, 2006, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, and since April 28, 2006, no shares of capital stock or other voting securities of Parent were issued by Parent except for shares of Parent Common Stock issued upon the exercise of Parent Stock Options outstanding as of April 26, 2006. There are no outstanding stock appreciation rights linked to the price of Parent Common Stock and granted under any Parent Stock Option Plans or otherwise. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (“DGCL”), Parent Charter, Parent Bylaws or any Contract to which Parent is a party or otherwise bound. Except as set forth above and except for the special purchase rights (the “Parent Rights”) associated with Parent Common Stock pursuant to the Amended and Restated Preferred Shares Rights Agreement dated as of August 6, 1999 between Parent and Computershare, Inc. (as successor to Harris Trust and Savings Bank) as Rights Agent, as amended from time to time, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interest in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Parent Subsidiary, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary.

4.3 Authority; No Conflict; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Articles of Merger pursuant to Washington Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their respective certificates of incorporation, articles of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract filed with the SEC by Parent pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c) Necessary Consents. No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing. No vote of Parent’s stockholders is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4 Financing; Capital Resources. Attached hereto as Section 4.4 of the Parent Disclosure Letter is a true and complete copy of that certain letter, dated April 27, 2006, from KeyBank National Association to Parent (the “Financing Commitments”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to Parent for the purpose of paying the Merger Consideration (the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with the Company’s expected cash and cash equivalents, will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and to pay all related fees and expenses.

4.5 SEC Filings. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2004. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.6 Financial Statements. Each of the consolidated financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. The books and records of Parent and Parent’s Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the consolidated financial statements of Parent included in the Parent SEC Documents are consistent with such books and records. Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or in the notes thereto) included in the Parent SEC Reports, neither Parent nor any Parent Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to a consolidated financial statement prepared in accordance with GAAP, except for liabilities incurred since the date of Parent’s most recent balance sheet in the ordinary course of business consistent with past practice.

4.7 Absence of Changes. From December 31, 2005 through the date of this Agreement, Parent has conducted its business in all material respects only in the ordinary course, and since such date there has not been:

(a) any event or development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent;

(b) any material change in accounting methods, principles or practices by Parent or any Parent Subsidiary, except insofar as may have been required by a change in GAAP; or

(c) any settlement or compromise by Parent or any Parent Subsidiary of any material Tax liability or refund.

4.8 Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement shall at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

(b) None of the information supplied or to be supplied by or on behalf of Parent or the Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(c) If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company.

(d) Notwithstanding any of the foregoing in this Section 4.8, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

4.9 Company Stock. As of the date of this Agreement, (i) neither Parent nor Merger Sub is, and at no time during the last three years have either of them been, an “acquiring person” with respect to the Company as defined in Section 23B.19.020 of Washington Law, and (ii) neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement and the Voting Agreements).

ARTICLE V

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or required by Legal Requirements, or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due, and (iii) use all reasonable efforts consistent with past practices and policies to (x) preserve substantially intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has significant business dealings. In addition, the Company shall promptly notify in writing Parent of any event that could reasonably be expected to lead to a Material Adverse Effect on the Company.

(b) Required Consent. Without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement or as required by Legal Requirements, and except as provided in Section 5.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Enter into any new line of business material to it and its Subsidiaries taken as a whole;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of Company Unvested Common Stock at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof or granted pursuant to clause (C) hereof in accordance with their present terms (or terms at the time of grant in the case of grants made pursuant to clause (C) hereof); (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof and (C) grants of stock options or other stock based awards to employees of the Company or its Subsidiaries to acquire, individually, up to 30,000 shares (as adjusted for stock splits and the like) of Company Common Stock and, in the aggregate, up to 90,000 shares (as adjusted for stock splits and the like) of Company Common Stock in any 90-day period, granted under the Company Stock Option Plans, in each case in the ordinary course of business consistent with past practices in connection with ordinary course promotions or to new hires and which options or stock based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of this Agreement, the approval or consummation of the Merger and/or termination of employment following or in connection with the Merger;

(v) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi) Adopt or implement any stockholder rights plan, “poison pill” anti-takeover plan or other similar plan that, in each case, is applicable to Parent or the transactions contemplated by this Agreement, or amend, waive or terminate the Rights Agreement (other than as contemplated by this Agreement);

(vii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(viii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice, including without limitation, with respect to the terms and conditions of any such sale, lease, license, encumbrance or other disposition;

(x) effect any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(xi) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (a) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, or (b) employee loans or advances for travel and entertainment expenses, personal computer equipment or tuition reimbursement made in the ordinary course of business consistent with past practices;

(xii) Except as required by concurrent changes in GAAP or the SEC as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

(xiii) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement or settle or compromise any material claim or assessment in respect of Taxes, file any material amended Tax Return or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xiv) Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, or obligations which either (a) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $250,000 in any one year or (b) which involve any exclusive terms of any kind which are binding on the Company or any of its Subsidiaries;

(xv) Cancel or terminate without reasonable substitute policy therefor, or amend in any material respect, any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;

(xvi) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000;

(xvii) Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries or pursuant to the Retention Plan, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, (2) adopt, amend, any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Unvested Common Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (4) enter into any Employee Agreement or indemnification agreement with any Employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or enter into any collectively bargained agreement, (5) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates, (6) enter into, amend, or extend any collective bargaining agreement, or (7) allocate bonus awards under a Company Employee Plan in a manner or amount not consistent with past practice;

(xviii) Enter into any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity, “most favored nations” or other preferential pricing or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing, except for exclusivity or preferential pricing provisions which would not restrict the business or assets of Parent or its Subsidiaries (other than the Surviving Corporation) in any way and that are entered into in the ordinary course of business consistent with past practice;

(xix) Provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xx) Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;

(xxi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(xxii) Enter into, modify or amend in a manner adverse in any material respect to the Company, or terminate any Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company and its Subsidiaries taken as a whole, other than any entry into, modification, amendment or termination of any such Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract in the ordinary course of business, consistent with past practice; or

(xxiii) Except as specifically permitted pursuant to Section 6.3(d), take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xxii) hereof, or any other action that would prevent the Company from performing, or cause the Company not to perform, their respective covenants or agreements hereunder.

5.2 Procedures for Requesting Parent Consent. Notwithstanding Section 9.2, if the Company desires to take any action which would be prohibited pursuant to Section 5.1(b) hereof without the written consent of Parent, the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 5.2 hereof, and may not take such action until such consent in writing has been received from one of such individuals.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement and Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare the Registration Statement (in which the Proxy Statement will be included), and Parent shall file (or cause to be filed) the Registration Statement with the SEC and the Company shall file the Proxy Statement with the SEC. The Proxy Statement shall include the notice to stockholders required under Washington Law that appraisal rights will be available. As promptly as practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. As promptly as practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), Parent shall, in consultation with the Company, prepare and file any required amendments to the Registration Statement with the SEC.

(b) Parent and the Company will notify the other party promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement or Proxy Statement, as applicable, and shall supply each other with copies of all correspondence between Parent or the Company or any of their representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and the Registration Statement. Parent and the Company shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and Registration Statement and any amendments or supplements thereto prior to filing such with the SEC, and will provide Parent or the Company, as applicable, with a copy of all such filings made with the SEC.

(c) Parent and the Company shall use their reasonable best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act by the SEC as promptly as practicable after such filing, and Parent and the Company shall use their reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC.

(d) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or Registration Statement, Parent and the Company, as applicable, will promptly inform the other party of such occurrence and shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and/or mailed to stockholders of the Company.

6.2 Meeting of Company Stockholders; Board Recommendation.

(a) Meeting of Company Stockholders. The Company will take all action necessary in accordance with Washington Law, its articles of incorporation and bylaws and applicable Nasdaq rules to call, hold and convene a meeting of its stockholders, promptly following the mailing of the Proxy Statement to such stockholders, for the purposes of voting on the adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 6.3(d), the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Washington Law or any other applicable Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement or Registration Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Washington Law, its articles of incorporation and bylaws, the rules of Nasdaq and all other applicable Legal Requirements.

(b) Board Recommendation. Except to the extent expressly permitted by Section 6.3(d): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger.

6.3 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action (including granting any Person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its Subsidiaries or amending, waiving or terminating the Rights Plan, other than as contemplated by this Agreement, or redeeming any Company Rights) to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions (except to the extent specifically permitted pursuant to Section 6.3(c)), (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.3(d)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (other than a confidentiality agreement specifically permitted pursuant to Section 6.3(c)). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and shall use reasonable best efforts to cause any such Person (including its employees, agents and representatives) in possession of confidential information about the Company in connection with an Acquisition Proposal to return or destroy all such information and all materials, documents, analyses and other work product containing or derived from that information.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry, a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry and a summary of all material oral conversations with such Person or group in connection with such Acquisition Proposal, request or inquiry. Upon receipt of an Acquisition Proposal, request or inquiry, the Company shall provide Parent as promptly as practicable, oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 6.3(c)(ii)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group, and a summary of all material oral conversations with such Person or group, in each case, in connection with such Acquisition Proposal, request or inquiry.

(ii) The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 6.3(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that the Company’s Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a Superior Offer (as defined in Section 6.3(g)(ii)), the Company may then take the following actions (but only if and to the extent that the Board of Directors of the Company, by vote of a majority of the members of the Company’s Board of Directors, concludes in good faith, following the receipt of advice of the Company’s outside legal counsel, that such action is necessary and required to comply with its fiduciary obligations to the stockholders of the Company under applicable law):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, the Company gives Parent written notice of its intention to furnish such nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, the Company gives Parent written notice of the Company’s intention to enter into negotiations with such third party.

(d) Termination; Change of Recommendation. In response to the receipt of a Superior Offer: (A) the Company may terminate this Agreement pursuant to Section 8.1(f)(ii), provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this sentence or Section 8.1(f)(ii), and any purported termination pursuant to this sentence or Section 8.1(f)(ii) shall be void and of no force or effect, unless concurrently with such termination in accordance with this Section 6.3(d) the Company pays to Parent the Termination Fee payable pursuant to Section 8.3(b)(i); and/or (B) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), if, with respect to both (A) and (B) above, all of the following conditions in clauses (i) through (vi) are met and with respect to clause (A) only the condition in clause (vii) shall have been met:

(i) A Superior Offer with respect to the Company has been made and has not been withdrawn;

(ii) The Stockholders’ Meeting has not occurred;

(iii) The Company shall have (a) delivered to Parent written notice at least three Business Days prior to exercising its right to terminate this Agreement or effecting such Change of Recommendation (a “Section 6.3(d) Notice”) which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that the Company intends to take such action with respect to a Superior Proposal and the manner in which it intends to do so, (b) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Offer in connection with such Superior Offer and a summary of all material oral conversations between the Company and such party regarding the Superior Offer, and (c) made available to Parent all materials and information made available to the Person or group making the Superior Offer in connection with such Superior Offer;

(iv) After delivering the Section 6.3(d) Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such three Business Day period, and negotiate in good faith with respect thereto during such three Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of approval and adoption of this Agreement and approval of the Merger without making a Change of Recommendation;

(v) The Board of Directors of the Company (by a vote of a majority of the members of the Board of Directors of the Company) has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer and after considering any adjustments or negotiations pursuant to the preceding clause (iv), terminating this Agreement to accept such Superior Proposal and/or a Change of Recommendation is necessary to comply with its fiduciary obligations to the stockholders of the Company under applicable law;

(vi) The Company shall not have breached any of the provisions set forth in Section 6.2 or this Section 6.3; and

(vii) Seven (7) full calendar days shall have passed after the later of (A) the date of the mailing of the Proxy Statement to the stockholders of the Company and (B) the date on which the Registration Statement is declared effective in accordance with the provisions of the Securities Act.

(e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to any Acquisition Proposal; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement, and provided further that any such communication with the stockholders of the Company shall be deemed a Change of Recommendation unless the Board of Directors of the Company reaffirms, in that communication or disclosure, its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d). In addition, without limiting the foregoing, nothing contained in this Agreement shall prohibit the Company or its Board of Directors from making

“stop-look-and-listen” communications to the stockholders of the Company as limited by and pursuant to Rule 14d-9(f) promulgated under the Exchange Act, and such communications shall not be considered a “Change of Recommendation” under this Agreement, including in the definition of Triggering Event in Section 8.1 hereof.

(f) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to the Company, shall mean any offer, proposal or any third party indication of interest or intent relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company (including its Subsidiaries, taken as a whole), or (d) any liquidation or dissolution of the Company (provided, however, the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, including without limitation any proposed conditions to consummation, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger, is reasonably likely to be consummated and for which financing, to the extent required, is then fully committed or reasonably determined by the Board of Directors to be available by the Board of Directors of the Company.

(g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

6.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality/Non-Disclosure Agreement dated April 7, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Intellectual Property used by the Company (including access to design processes and methodologies and all source code), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.4, Section 6.6 or Section 6.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including, if practicable, the Merger and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with, in the case of Parent, The New York Stock Exchange, and in the case of the Company, Nasdaq, or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.6 Regulatory Filings; Reasonable Best Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the Antitrust Laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, Council Regulation (EC) 139/2004, the HSR Act, the Federal Trade Commission Act, as amended, and all other national, provincial, and state (U.S. and non-U.S.) statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or impeding or lessening of competition through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to

Section 6.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall (i) consult with the other prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), (iii) coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information (iv) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences with Antitrust Laws. Notwithstanding the foregoing, except as may be agreed in connection with any joint defense agreement executed between counsel for Parent and counsel for the Company, Parent, Merger Sub and the Company will not be required to share with each other any documents covered by Item 4(c) of filings prepared in connection with the HSR Act.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements and (iii) any written communication received or given in connection with any proceeding by a private party seeking to enjoin the Merger under any Antitrust Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Best Efforts. Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal

Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(e) Limitation on Divestiture. In furtherance and not in limitation of the covenants of the parties contained in Sections 6.6(a) through (d), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or otherwise brought under any Antitrust Law that would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby, effecting an Action of Divestiture; provided, however, that no party shall be required to take any Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement. The Company shall not take or agree to take any Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement, without the prior written consent of Parent. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

6.7 Notification of Certain Matters.

(a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of (1) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied or (2) any actions, suits, claims, investigations or proceedings commenced by any Person (including a Governmental Entity) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement.

(b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied or (2) any actions, suits, claims, investigations or proceedings commenced by any Person (including a Governmental Entity) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement.

6.8 Third-Party Consents. As soon as practicable following the date hereof, the Company will use its reasonable best efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’

respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth in Section 3.3(b) of the Company Disclosure Letter. As soon as practicable following the date hereof, Parent will use its reasonable best efforts to obtain any material consents, waivers, and approvals under any of its or its Subsidiaries’ respective contracts required to be obtained in connection with the consummation of the transaction contemplated hereby, including all consents, waivers and approvals set forth in Section 4.3(c) of the Parent Disclosure Letter. In connection with seeking such consents, waivers and approvals, the Company and Parent shall keep each other informed of all material developments and, each shall at the request of the other, include the other in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. The Company’s consents, waivers and approvals shall be in a form acceptable to Parent and Parent’s consents, waivers and approvals shall be in a form acceptable to the Company. In the event the Merger does not close for any reason, neither shall have any liability to the other, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company or Parent seeking to obtain such consents, waivers and approvals.

6.9 Equity Awards and Employee Matters.

(a) Assumption of Employee Stock Options. At the Effective Time, each then-outstanding Company Option other than Non-Employee Options, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option other than Non-Employee Options so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each such Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by a fraction equal to (A) $12.25 divided by (B) the average of the closing prices for a share of Parent Common Stock on the New York Stock Exchange for the ten (10) trading days ended one trading day immediately prior to the Closing Date (such fraction, the “Option Ratio,”) rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent. Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Company Option by its terms in effect prior to the date hereof provides for acceleration of vesting upon the Effective Time. As soon as reasonably practicable, Parent will use all reasonable efforts to issue to each Person who holds an assumed Company Option a document evidencing the foregoing assumption of such Company Option by Parent and, as a condition to such assumption, each former holder of a Company Option so assumed by Parent shall acknowledge the receipt of the same in exchange for such holder’s Company Option. If and to the extent necessary or required by the terms of the 1997 Stock Option Plan of Pathlight Technology, Inc. or any Company Option issued thereunder, the Company shall, prior to the Effective Time, receive consent of the holders of such Company Options, provide notice to the holders of such Company Options and/or amend the terms of such plan, to give effect to the provisions of this Section 6.9(a).

(b) Assumption of Rocksoft Retention Stock Awards. The parties will negotiate in good faith and use reasonable best efforts to agree on a plan, agreement or other arrangement pursuant to which at the Effective Time, Parent will assume the obligation of the Company to create a retention pool for specific employees of Rocksoft Limited (the “Rocksoft Retention Pool“) pursuant to the terms of the Implementation Agreement entered into between the Company and Rocksoft Limited and Ross Neil Williams and Neil James Johnson that satisfies the following conditions: (i) shares of Company Common Stock will not be required to be issued to such employees, (ii) Parent shall not, under any circumstances, be obligated to issue a number of shares such that, pursuant to the rules and regulations of The New York Stock Exchange, it would be required to obtain approval of its shareholders for such issuance and (iii) Parent, as of the closing of the Implementation Agreement, shall not be obligated to pay, set aside or otherwise allocate, in excess of $2,000,000, in the aggregate, to such employees to satisfy the Company’s obligations with respect to the Rocksoft Retention Pool.

(c) Incentive Stock Options. The conversion of Company Options provided for in Section 6.9(a), with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(d) Termination of Company Employee Stock Purchase Plans. Prior to the Effective Time, each of the Company Purchase Plans shall be terminated. The rights of participants in each Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such the Company Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 6.9(d).

(e) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and its Subsidiaries shall terminate any and all Company Employee Plans that include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that the 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or the relevant Subsidiary, as the case may be. The form and substance of such resolutions shall be subject to Parent’s prior approval, which approval shall not be unreasonably withheld. The Company also shall take such other actions in furtherance of terminating the 401(k) Plan(s) as Parent may reasonably require.

(f) Employee Benefits. As of and following the Closing Date, Parent, in its sole and absolute discretion, will either (i) continue any Company Employee Plans, (ii) permit employees of the Company and each of its Subsidiaries who continue employment with Parent or the Surviving Corporation (or any or their subsidiaries) following the Closing Date (“Continuing Employees”), and, as applicable, their eligible dependents, to participate in (1) the employee welfare and fringe benefit plans, programs and policies (including without limitation any vacation, sick, and personal time off plans or programs) of Parent and (2) any plans of Parent intended to qualify within the meaning of Section 401(a) of the Code, on terms no less favorable than those provided to similarly situated employees of Parent, or (iii) a combination of clauses (i) and (ii); provided, that nothing in the foregoing shall be construed to prevent Parent from requiring that the Company terminate its 401(k) plan pursuant to Section 6.9(d), so long as Continuing Employees are eligible to participate in Parent’s 401(k) plan as soon as reasonably practicable (but, in any event, no later than 90-days) following the Closing Date, pursuant to the terms of the Parent’s 401(k) plan. To the extent Parent elects to have Continuing Employees and their eligible dependents participate in any of its employee benefits plans, programs or policies (other than stock compensation plans or arrangements) following the Closing Date, (i) each such Continuing Employee will receive credit for purposes of eligibility to participate, vesting and benefit accrual under such plan (other than benefit accrual under any defined benefit plan) for all years of service with Company (or any of its Subsidiaries) prior to the Closing Date, and (ii) Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any welfare benefit plans, including, without limitation, group health plans, group disability plans and group-term life insurance plans, of Parent in which such employees and their eligible dependents become eligible to participate to be waived and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date. Without limiting the generality of Section 9.5, or any specific applicability thereof, with respect to the legal enforceability of the foregoing, this Section 6.9(f) is intended to be for the sole benefit of the parties to this Agreement and this Section 6.9(f) is not intended to confer upon any other Person any rights or remedies hereunder.

6.10 Form S-8. Parent agrees to file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issuable with respect to assumed Company Options, to the extent Form S-8 is available promptly after the Effective Time, and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Options assumed in accordance with this Agreement remain outstanding.

6.11 Employee Information. Prior to the Effective Time, the Company shall provide to Parent a current schedule in the form maintained by the Company’s human resources or stock administration department for internal record keeping purposes that identifies as of the Effective Time with respect to each holder of Company Options and Company Unvested Common Stock with reasonable accuracy and detail, (i) the name of the holder, (ii) the total number of shares subject to such award, (iii) the Company Stock Option Plan under which such award was issued, (iv) the exercise (or purchase price of such award, if applicable), (v) the extent to which such award is vested as the Effective Time, (vi) the vesting schedule of such award, (vii) the grant date of such award, and (viii) the expiration date of such award.

6.12 Indemnification.

(a) Indemnity. As of the Effective Time, Parent shall be deemed to have (and hereby will have) assumed and agreed to perform in all respects, to the fullest extent permitted by applicable law, (i) the obligations of the Company or any Subsidiary of the Company pursuant to the indemnification agreements in effect on the date of this Agreement between the Company or any Subsidiary of the Company and each present (as at the Effective Time) and former officer or director of the Company or any Subsidiary of the Company (collectively, the “Indemnified Parties”) and listed on Schedule 2 hereto and (ii) for a period of six years from the Effective Time and to the fullest extent permitted by applicable law, the obligation of the Company to indemnify the Indemnified Parties in accordance with the terms of the Articles of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time.

(b) Insurance. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use all reasonable efforts to cause to be maintained directors’ and officers’ liability insurance from (i) the Company’s insurance carrier on the date of this Agreement, (ii) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, or (iii) Parent’s insurance carrier on the date of this Agreement with respect to directors’ and officers’ liability insurance, covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring on or prior to the Effective Time in an amount and scope at least as favorable as those in the current directors’ and officers’ insurance policy of the Company for a period of six years; provided, however, that in no event will Parent and/or the Surviving Corporation be required to expend in excess of the amount set forth in Schedule 6.12(b) in annual premium for such coverage (and to the extent the annual premium would exceed the amount set forth in Schedule 6.12(b) in annual premium for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained, for such amount set forth in Schedule 6.12(b) of annual premium (1) the maximum amount of coverage as is available and (2) coverage that is in an amount and scope at least as favorable as that in the then current directors’ and officers’ insurance policy of the Company) and provided further, however, that notwithstanding the foregoing, Parent may satisfy its and the Surviving Corporation’s obligations under this Section 6.12(b) by purchasing a “tail” policy, or prior to the Effective Time, consenting to the purchase of a “tail” policy by the Company (which consent will not be unreasonably withheld) (x) under the Company’s existing directors’ and officers’ insurance policy or otherwise from Parent’s insurance carrier on the date hereof, or (y) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, which, in either case, (a) has an effective term of six years from the Effective Time, (ß) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (g) is written in an amount and scope at least as favorable as those in the Company’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, Parent will use all reasonable efforts to ensure that, whether it continues coverage under the Company’s directors’ and officers’ liability insurance policy as of the date hereof or purchases, or consents to the purchase by the Company of a “tail” policy pursuant to this Section 6.12(b), there shall be no period in time during which an insurance policy providing coverage in the amount and scope provided in this Section 6.12(b) for the persons who are intended to be covered by such directors’ and officers’ liability insurance policy under this Section 6.12(b) is not in effect.

(c) Third–Party Beneficiaries. This Section 6.12 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.12.

6.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14 Affiliates. Promptly following the mailing of the Proxy Statement, the Company shall deliver to Parent a letter identifying all known Persons who are affiliates of the Company under Rule 145 of the Securities Act. The Company shall use all reasonable efforts to obtain a written agreement from each such identified Person who makes a Stock Election, as soon as practicable and, in any event, at least two (2) Business Days prior to the Election Deadline, substantially in the form of Exhibit B hereto.

6.15 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.16 Insurance Approval. The Company shall deliver to Parent at least 15 days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.

6.17 NYSE Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of options to purchase Parent Common Stock to be approved for listing on The New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

6.18 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing Commitments and to satisfy the conditions to obtaining the Financing set forth therein, (ii) enter into definitive financing agreements with respect to the Financing as contemplated by the Financing Commitments (the “Financing Agreements”), so that the Financing Agreements are in effect as promptly as practicable but in any event no later than the Closing Date and (iii) consummate the Financing at or prior to Closing. Parent shall provide to the Company copies of all final documents relating to the Financing and shall keep the Company informed of the status of the financing process relating thereto. The Company shall, and shall cause the Company’s Subsidiaries to, provide such cooperation as may be reasonably requested by Parent in connection with the Financing; provided that, the Company shall not be required to provide any such assistance which would interfere unreasonably with the business or operations of the Company and the Company Subsidiaries and provided, further, that, Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket third party costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation.

(b) If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 6.18(a), any of the Financing Commitments or the Financing Agreements expire or are terminated prior to the Closing, in whole or in part, for any reason, Parent shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative debt financing (upon terms and conditions substantially comparable to those contained in such expired or terminated commitments or agreements, except with respect to economic terms and conditions, which shall be no less favorable than those contained in such expired or terminated commitments or agreements) to replace the financing contemplated by such expired or terminated commitments or agreements in an amount sufficient to permit Parent to consummate the transactions contemplated by this Agreement.

6.19 Retention Plan. Parent and the Company agree to work together in good faith to design and develop a cash compensation program to be adopted by the Company for the purpose of retaining employees of the Company through and following the Effective Time not to exceed $5,000,000 (the “Retention Plan”). Parent and the Company shall each take into account the reasonable input of the other in designing, developing and selecting the employees eligible to participate in the Retention Plan, and shall use their reasonable best efforts to cause the Retention Plan to be duly adopted, implemented and communicated to employees of the Company as soon as practicable after the date of this Agreement, by May 31, 2006, if possible. Parent agrees to assume the Retention Plan after the Closing and to not terminate, amend or otherwise modify the Retention Plan, and to make all payments provided for in the Retention Plan following the Effective Time, as such payments become due and payable, subject to the terms of the Retention Plan. Without limiting the generality of Section 9.5, or any specific applicability thereof, with respect to the legal enforceability of the foregoing, this Section 6.19 is intended to be for the sole benefit of the parties to this Agreement and this Section 6.19 is not intended to confer upon any other Person any rights or remedies hereunder.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger provided, however, that prior to invoking this condition each party agrees to comply with Section 6.6.

(c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material non-U.S. antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained provided, however, that prior to invoking this condition each party agrees to comply with Section 6.6.

(d) Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, no stop transfer order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn provided, however, that prior to invoking this condition each party agrees to comply with Section 6.6.

7.2 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. Disregarding any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties solely for purposes of this Section 7.2(a), the representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date (other than the representations and warranties of the Company contained in Section 3.2(a), Section 3.2(c)(i), 3.2(c)(iv), Section 3.2(d), the first two sentences of Section 3.2(e), Section 3.3(a), and Section 3.29 which shall be true and correct in all material respects) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth in Exhibit C hereto.

(e) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate of either of them to effect an Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement.

(f) Parent shall have received an opinion from Perkins Coie LLP, dated as of the Effective Time, substantially in the form of Exhibit D hereto.

7.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Disregarding any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties solely for purposes of this Section 7.3(a), the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not (i) materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements, and (ii) constitute a Material Adverse Effect on the Parent at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

(c) NYSE. The shares of Parent Common Stock to be issued in connection with the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of options to purchase Parent Common Stock shall be approved for listing on The New York Stock Exchange, subject to official notice of issuance.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by October 2, 2006 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided further that, in the event that the conditions set forth in Sections 7.1(c) or 7.1(d) above shall not have been satisfied by October 2, 2006, and all other conditions set forth in Article VII have been satisfied (other than those conditions that by their terms are to be satisfied or waived at Closing) either Parent or the Company may unilaterally extend the End Date until December 2, 2006 upon written notice to the other by October 2, 2006, in which case the Termination Date shall be deemed for all purposes to be December 2, 2006;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof;

(e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f) by the Company, (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to 20 days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 20 day period) or (ii) prior to approval of the Merger and this Agreement by the stockholders of the Company in accordance with this Agreement, in accordance with, and subject to the terms and conditions of, Section 6.3(d)(A); and

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to 20 days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20 day period).

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have effected a Change of Recommendation, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) Business Days after Parent requests in writing that such recommendation be reaffirmed, provided that, if such ten (10) Business Day period would end on a date that is after the date of the Stockholders’ Meeting, such reaffirmation must be made no later than two calendar days prior to the date of the Stockholders’ Meeting, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent (and shall not have been withdrawn prior to the earlier of (x) ten (10) Business Days after such tender or exchange offer is first published and (y) the time at which the Company shall have first sent or given to its security holders a position on such tender or exchange offer) and the Company shall not have sent or given to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.4(a), this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 6.6(a).

(b) Company Payment.

(i) Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(b), (d), (e), or (f)(ii), the Company shall promptly, but in no event later than two business days after the date of such termination (but payable as a pre-condition to the effectiveness of a termination pursuant to Section 8.1(f)(ii)), pay Parent a fee equal to $28,500,000 in immediately available funds (the “Termination Fee”); provided that in the case of termination under Section 8.1(b) or 8.1(d): (A) such payment shall be made only if (I) following the date hereof and prior to the termination of this Agreement, there has been disclosure publicly of either an Acquisition Proposal with respect to the Company or a Non-Unanimous Board Recommendation and (II) within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into a definitive agreement providing for an Acquisition of the Company; and (B) such payment shall be made promptly, but in no event later than two business days after the consummation of such Acquisition of the Company. For purposes of this Agreement, “Non-Unanimous Board Recommendation” shall mean a recommendation of the Board of Directors of the Company in favor of the adoption and approval of this Agreement and the approval of the Merger that has been approved by a majority, but less than all, of the directors of the Company.

(ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii) Certain Definitions. For the purposes of this Section 8.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 40% of the aggregate fair market value of the party’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the party.

8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, after approval of the Merger by the stockholders of the Company, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

8.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)    if to Parent or Merger Sub, to:

Quantum Corporation

1650 Technology Drive, Suite 800

San Jose, CA 95110

Attention: General Counsel

Attention: Chief Executive Officer

Telephone No.: (408) 944 - 4000

Telecopy No.: (408) 944 - 6581

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Martin W. Korman

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

if to the Company, to:

Advanced Digital Information Corporation

11431 Willows Road NE

Redmond, WA 98052

Attention: Yukio Morikubo, General Counsel

Telephone No.: (425) 895-2626

Telecopy No.: (425) 881-2296

with copies to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 90101

Attention: Evelyn C. Sroufe

Telephone No.: (206) 359-8502

Telecopy No.: (206) 359-9502

9.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement, the term “Knowledge” means, with respect to the Company, with respect to any matter in question, that any of the officers or directors of the Company as listed on Schedule 9.3(b), has knowledge of such matter after reasonable inquiry of the persons employed by the Company whose duties would, in the normal course of the Company’s affairs, result in such person having knowledge of the matter in question.

(c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect (A) primarily resulting from changes affecting the United States or world economy generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (B) primarily resulting from changes affecting the industry in which such entity and its Subsidiaries operate generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (C) primarily resulting from a change in such entity’s stock price or the trading volume in such stock; provided that this clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume, (D) primarily resulting from acts of terrorism or war which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (E) primarily resulting from suspension or delay of customer orders, the threat of suspension of future customer orders, a slowdown in the rate of new orders from existing channels or the suspension of supplier relationships, in each case, resulting from the announcement of this Agreement and the transactions contemplated hereby, (F) primarily resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that this clause (F) shall not exclude the revenues or earnings of the Company themselves or any Effect which may have affected the Company’s revenues or earnings, (G) primarily resulting from changes in GAAP first publicly disclosed after the date hereof, or (H) primarily resulting from any Action of Divestiture that would not reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement; or (ii) materially impede the authority of such entity, or, in any case, Parent, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.12.

9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the jurisdiction and venue of federal and state courts in the State of Washington, the State of California and the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

QUANTUM CORPORATION

By:	/S/ RICHARD E. BELLUZZO
Richard E. Belluzzo Chairman and Chief Executive Officer

AGATE ACQUISITION CORP.

By:	/S/ RICHARD E. BELLUZZO
Richard E. Belluzzo President

ADVANCED DIGITAL INFORMATION CORPORATION

By:	/S/ PETER H. VAN OPPEN
Peter H. van Oppen Chairman of the Board, President and Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****

Annex B

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of May     , 2006 by and between Quantum Corporation, a Delaware corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of Advanced Digital Information Corporation, a Washington corporation (the “Company”).

RECITALS

A. Parent, Agate Acquisition Corp., a Washington corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

B. The Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company or options to purchase such number of shares of capital stock of the Company as is indicated on the signature page of this Agreement.

C. In consideration of the execution of the Merger Agreement by Parent, Parent has requested that the Shareholder (in the Shareholder’s capacity as such) enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) May     , 20071.

(b) “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(c) “Shares” shall mean (i) all equity securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock) owned by the Shareholder as of the date hereof, and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or

[1]	1-year from signing

commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer, tender of or disposition of such Share or any interest therein.

2. Transfer of Shares.

(a) Transfer Restrictions. The Shareholder shall not cause or permit any Transfer of any of the Shares to be effected or enter into any agreement relating thereto, except as follows: (i) using already-owned Shares either to pay the exercise price upon exercise of a stock option or to satisfy the option holder’s tax withholding obligation upon exercise of a stock option, in each case, as permitted by any Company Employee Plan, or (ii) transferring the shares to Affiliates, immediate family members or charitable organizations, provided that the recipient agrees to be bound by this Agreement and the Proxy.

(b) Transfer of Voting Rights. The Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares.

(a) At every meeting of the shareholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, the Shareholder (in the Shareholder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy (as defined below), shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

(b) In the event that a meeting of the shareholders of the Company is held, the Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) The Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

(d) Notwithstanding the foregoing, the Shareholder shall not be liable for any failure to take, or to cause any person to take, any of the actions that the Shareholder is required to take under (a) and (b) above, if any such action may be taken by the person(s) appointed by the Proxy.

4. Agreement Not to Exercise Dissenters’ Rights. The Shareholder shall not exercise any rights to demand appraisal of any Shares (including any dissenters’ rights under Section 23B.13 of the Washington Business Corporation Act) that may arise with respect to the Merger.

5. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require the Shareholder to attempt to) limit or restrict a Shareholder who is a director or officer of the Company from acting in such capacity or voting, in his capacity as a director of the Company, in the Shareholder’s sole discretion on any matter (it being understood that this Agreement shall apply to the Shareholder solely in the Shareholder’s capacity as a shareholder of the Company). In this regard, the Shareholder shall not be deemed to make any agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of the Company.

6. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

7. Representations and Warranties of the Shareholder.

(a) Power; Binding Agreement. The Shareholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(b) No Conflicts. None of the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of its obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Shareholder is a party or by which the Shareholder may be bound, including any voting agreement or voting trust, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Shareholder.

(c) Ownership of Shares. The Shareholder (i) is the beneficial owner of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or arising hereunder), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and shares of Company Common Stock issuable upon the exercise of such options are, or in the case of Company Common Stock received upon exercise of an option after the date hereof will be, free and clear of any Encumbrances (except any Encumbrances arising under securities laws or arising hereunder), and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock or options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, indicated on the signature page of this Agreement.

(d) Voting Power. The Shareholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Shareholder.

(f) Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

(g) No Legal Actions. Shareholder agrees that Shareholder will not in Shareholder’s capacity as a shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which

(i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Shareholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof.

8. Certain Restrictions. The Shareholder shall not, directly or indirectly, take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect.

9. Disclosure. The Shareholder shall permit Parent to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement.

10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Shareholder.

11. Further Assurances. Subject to the terms and conditions of this Agreement, the Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

12. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Company shall not register the Transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares unless such Transfer is made pursuant to and in compliance with the terms and conditions of this Agreement.

13. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement.

14. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if sent by nationally-recognized overnight courier. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent:

Quantum Corporation

1650 Technology Drive, Suite 800

San Jose, CA 95110

Attention: Chief Executive Officer

Attention: General Counsel

Telephone No.: (408) 944-4000

Telecopy No.: (408) 944-6581

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Martin W. Korman

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

If to the Shareholder:

[                    ]

Telecopy No.:

with a copy to:

[                    ]

[                    ]

[                    ]

Attention: [                    ]

Telephone No.: [(    )     -        ]

Telecopy No.: [(    )     -        ]

(f) No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(h) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

(i) Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court in the State of Washington, the State of California or the State of Delaware. Each of the parties hereto irrevocably consents to the jurisdiction and venue of federal and state courts in the State of Washington, the State of California and the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue.

(j) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(m) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(n) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(o) No Obligation to Exercise Options or Warrants. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Shareholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

QUANTUM CORPORATION	[SHAREHOLDER]

By:	By:
Name:	Name:
Title:	Title:

Shares beneficially owned as of the date hereof:

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options

**** VOTING AGREEMENT ****

EXHIBIT A

IRREVOCABLE PROXY

The undersigned shareholder (the “Shareholder”) of Advanced Digital Information Corporation, a Washington corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Quantum Corporation, a Delaware corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned shareholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Agate Acquisition Corp., a Washington corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) May     , 2007.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: May , 2006	[SHAREHOLDER]

By:
Name:
Title:

***** IRREVOCABLE PROXY ****

ANNEX C

Opinion of ADIC Financial Advisor

May 1, 2006

Board of Directors

Advanced Digital Information Corporation

11431 Willows Road NE

Post Office Box 97057

Redmond, WA 98073-9757

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, no par value (“Company Common Stock”), of Advanced Digital Information Corporation (the “Company”), of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), to be entered into by and among Quantum Corporation, (“Parent”), Agate Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive, at the election of the holder (subject to certain proration and other procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion), either of the following: (i) that number of shares (or fraction thereof) of Parent common stock, par value $0.01 per share (“Parent Common Stock”) equal to $12.25 divided by the average of the closing prices per share of Parent Common Stock on The New York Stock Exchange for the ten (10) consecutive trading days immediately preceding (but not including) the date of the Merger Agreement (the “Stock Consideration”); or (ii) $12.25 in cash (the “Cash Consideration”, and together with the Stock Consideration, the “Merger Consideration”).

In arriving at our opinion, we have reviewed a draft of the Merger Agreement dated April 28, 2006 and certain related draft documents as well as certain publicly available business and financial information relating to the Company and Parent. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company and Parent, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and Parent and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company, the Parent or the Merger and that the Merger will be consummated in accordance with the terms of the

C-1

draft Merger Agreement dated April 28, 2006 without waiver, modification or amendment of any material term, condition or agreement therein. Representatives of the Company have advised us, and we have assumed, that the final terms of the Merger Agreement and related agreements will conform to the drafts reviewed by us in all respects material to our analysis. In addition, we have assumed, with your consent, that the Company’s acquisition of Rocksoft Limited is consummated in accordance with the terms of an agreement executed on March 14, 2006 without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of Parent Common Stock actually will be when issued pursuant to the Merger or the prices at which the Company Common Stock or Parent Common Stock will trade at any time. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, and currently are providing and in the future may provide, investment banking and other financial services to the Company unrelated to the proposed Merger, for which services we have received, and would expect to receive, compensation and we and our affiliates in the future may provide investment banking and other financial services to the Parent for which we would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and Parent, and any other entities involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders, from a financial point of view.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

/s/ Credit Suisse Securities (USA) LLC

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ANNEX D

WASHINGTON BUSINESS CORPORATION ACT

CHAPTER 23B.13

DISSENTERS’ RIGHTS

23B.13.010 Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020 Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash of other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate on the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

23B.13.210 Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220 Dissenters’ rights—Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

23B.13.230 Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240 Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

23B.13.260 Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300 Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Exculpation and Indemnification.

Section 102(b)(7) of the Delaware General Corporation Law (DGCL) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit. Quantum’s certificate of incorporation provides that a director will not be liable for monetary damages for breach of fiduciary duty to the fullest extent provided by DGCL as the same exists or as may hereafter be amended.

In addition, Section 145 of the DGCL permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right a corporation, the corporation is permitted to indemnify any of its directors, officers, employees or agents against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite the adjudication of liability. Quantum’s certificate of incorporation provides for indemnification of directors, officers, employees or agents for any liability incurred in their official capacity to the fullest extent permissible under Delaware Law.

Quantum has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in DGCL. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

Merger Agreement Provisions Relating to ADIC Directors and Officers.

Pursuant to the merger agreement, as of the effective time of the merger and for a period of six years thereafter, Quantum agreed to assume, to the fullest extent permitted by applicable law, the obligations of ADIC to indemnify former officers or directors of ADIC pursuant to indemnification agreements in effect on the date of the merger agreement and in accordance with the terms of ADIC’s articles of incorporation and bylaws in effect immediately prior to the effective time of the merger.

Subject to certain limitations, Quantum agreed, for a period of six years after the effective time of the merger, to use all reasonable efforts to cause the surviving corporation to maintain directors’ and officers’ liability insurance for ADIC’s directors and officers as provided in the merger agreement. Subject to the limitations in the merger agreement, including but not limited to a maximum annual premium, such liability insurance will cover those persons covered by, and will be in an amount and scope at least as favorable as, ADIC’s existing directors’ and officers’ liability policy on the date of the merger agreement.

To the extent that any director or officer is entitled to indemnity or insurance coverage pursuant to the agreements, charter documents or insurance specified in the two paragraphs above, such persons are third-party beneficiaries of the merger agreement. If Quantum or ADIC consolidates or merges with another entity and is not the surviving entity in such transaction, or transfers all or substantially all of its properties and assets to any other person, then Quantum or ADIC, as applicable, will provide in such transaction that the surviving entity or successor will honor the obligation to provide such indemnity and insurance coverage.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated May 2, 2006, between the Quantum Corporation, Agate Acquisition Corp and Advanced Digital Information Systems (included as Annex A to this proxy statement/prospectus)

4.1	The description of Quantum’s common stock and preferred share purchase rights contained in the Registration Statement on Form 8-A filed with the SEC on July 21, 1999 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating any such description (incorporated herein by reference)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP (Independent Registered Public Accounting Firm of Quantum)

23.2	Consent of PricewaterhouseCoopers LLP (Independent Registered Public Accounting Firm of ADIC)

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 to this proxy statement/prospectus)

24.1	Power of Attorney (See Signature Page to this proxy statement/prospectus)

99.1	Opinion of Credit Suisse Securities (USA) LLC, financial advisor to ADIC (included as Annex C to this proxy statement/prospectus)

99.2	Consent of Credit Suisse Securities (USA) LLC

99.3	Form of ADIC Proxy Card for the ADIC Special Meeting

99.4	Form of Stock Election Form/Letter of Transmittal

(b) Financial Statement Schedules

None.

(c) Reports, opinions or appraisals

Opinion of Credit Suisse Securities (USA) LLC (attached as Annex C to this proxy statement/prospectus filed as part of this registration statement).

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on July 20, 2006.

QUANTUM CORPORATION

By:	/S/ SHAWN D. HALL
Shawn D. Hall Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Belluzzo and Shawn D. Hall, each his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities to sign any amendments to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Name & Title	Date

*	Richard E. Belluzzo Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 20, 2006

*	Edward J. Hayes, Jr. Executive Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 20, 2006

*	Michael A. Brown Director	July 20, 2006

*	Thomas S. Buchsbaum Director	July 20, 2006

*	Alan L. Earhart Director	July 20, 2006

*	Edward M. Esber, Jr. Director	July 20, 2006

*	Elizabeth A. Fetter Director	July 20, 2006

*	John M. Partridge Director	July 20, 2006

*	Steven C. Wheelwright Director	July 20, 2006

*By:	/S/ SHAWN D. HALL
Shawn D. Hall Attorney-in-Fact